As filed with the Securities and Exchange Commission on January 16, 2003.
Registration Nos. 333-101363 & 333-101363-01

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sweetheart Cup Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	2650	34-1342568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Sweetheart Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	2650	06-1281287
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10100 Reisterstown Road

Owings Mills, MD 21117
(410) 363-1111
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Corporation Service Company

1013 Centre Road
Wilmington, DE 19805-1297
(800) 927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shari K. Krouner, Esq. Kramer Levin Naftalis & Frankel LLP 919 Third Avenue New York, New York 10022 (212) 715-9100	Susan L. Kantor, Esq. Associate General Counsel Sweetheart Holdings Inc. 115 Stevens Avenue Valhalla, New York 10555 (914) 747-8095	Ian B. Blumenstein, Esq. Latham & Watkins 885 Third Avenue, Suite 1000 New York, New York 10022 (212) 906-1200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus may be changed. We may not complete the offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2003

PROSPECTUS

Sweetheart Cup Company Inc.

Offer to Exchange [          ]% Senior Subordinated Notes due 2007 for All

Outstanding 12% Senior Subordinated Notes due 2003
and Solicitation of Consents

This Exchange Offer and Consent Solicitation Will Expire at 5:00 pm, New York City Time,

on [                    ], Unless Extended.

Terms of The Exchange Offer and Consent Solicitation:

     — We will issue up to $110,000,000 aggregate principal amount of [         ]% Senior Subordinated Notes due 2007 (the “new notes”) in exchange for all of our outstanding 12% Senior Subordinated Notes due 2003 (the “old notes”) that are validly tendered and not withdrawn prior to the expiration of the exchange offer and consent solicitation.

     — We are concurrently soliciting consents from the holders of the old notes to certain proposed amendments to the indenture governing such notes that would eliminate most of the restrictive covenants. In addition, we are seeking consents from the holders of our 9 1/2% Senior Subordinated Notes due 2007 to certain amendments to the indenture governing those notes.

     — In order to tender old notes in the exchange offer, you must also provide your consent to the proposed amendments.

     — You may withdraw tendered notes and revoke consents at any time prior to the expiration of the exchange offer and consent solicitation. If you revoke your consent, you will be deemed to have also withdrawn all notes you have tendered.

     — If you do not exchange your old notes and the proposed amendments are adopted, you will continue to hold those notes, but most of the restrictive covenants and the related events of default and certain other provisions in the indenture governing the old notes will be removed or substantially modified.

     — Our obligation to exchange new notes for old notes is subject to the satisfaction of several conditions, including, but not limited to: (1) receipt of tenders from holders of at least 90% of the principal amount of the old notes, (2) receipt of consents from holders of at least a majority of the aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2007 to changes to the indenture governing such notes and (3) obtaining an amendment to our senior credit facility.

     — We will not receive any proceeds from the exchange offer and consent solicitation.

The New Notes:

     — Maturity Date: January 15, 2007

     — Interest Rate: [         ]% per year, payable semi-annually on March 1 and September 1 of each year, beginning March 1, 2003.

     — Ranking: The new notes will be our general unsecured obligations, will be subordinated in right of payment to all of our existing and future senior indebtedness and will rank pari passu in right of payment to all of our existing and future senior subordinated indebtedness, including any old notes that remain outstanding after the exchange offer and consent solicitation and our 9 1/2% Senior Subordinated Notes due 2007.

     — Covenants: The new notes will have covenants that are substantially the same as those applicable to the old notes before giving effect to the proposed amendments, with certain differences that are detailed below in the section entitled “Description of the New Notes” and “Summary Comparison of Key Differences Between the New Notes and the Old Notes.”

     — Guarantee: The new notes will be guaranteed on a senior subordinated basis by our parent, Sweetheart Holdings Inc.

     — There is no existing market for the new notes and we do not intend to apply for their listing on any securities exchange.

      We encourage you to consider carefully the “Risk Factors” beginning on page 16 of this prospectus in evaluating the exchange offer and consent solicitation.

      Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer and Consent Solicitation is:

Bear, Stearns & Co. Inc.

[                              ], 2003

WHERE YOU CAN FIND MORE INFORMATION
FORWARD LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION
PROSPECTUS SUMMARY
The Exchange Offer and Consent Solicitation
SUMMARY HISTORICAL FINANCIAL DATA(1)
RISK FACTORS
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA(1)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
THE EXCHANGE OFFER AND CONSENT SOLICITATION
Conditions to the Exchange Offer and Consent Solicitation
Expiration Date; Extension; Termination
Proposed Amendments
Procedures for Tendering Notes
Withdrawal Rights and Revocation of Consents
Exchange of Notes
“Blue Sky” Compliance
Dealer Manager
Exchange Agent
Information Agent
Fees and Expenses
DESCRIPTION OF THE NEW NOTES
SUMMARY COMPARISON OF KEY DIFFERENCES BETWEEN THE NEW NOTES AND THE OLD NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
SWEETHEART HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
SWEETHEART HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
SWEETHEART HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
SWEETHEART HOLDINGS INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
STATEMENTS RE: COMPUTATION OF RATIOS
EX-23.2: CONSENT OF DELOITTE & TOUCHE LLP

i

WHERE YOU CAN FIND MORE INFORMATION

      Our parent, Sweetheart Holdings Inc., is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Sweetheart Holdings files reports and other information with the Securities and Exchange Commission. Such reports and other information can be read and copies obtained at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the exchange of the new notes for old notes hereunder. This prospectus does not contain all of the information contained in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in any subsequent filing or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Sweetheart Holdings has previously filed with the SEC. These documents contain important business and financial information about us.

—	Annual Report on Form 10-K for the fiscal year ended September 29, 2002

      All documents filed by Sweetheart Holdings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the expiration date of the exchange offer and consent solicitation, or, if the exchange offer and consent solicitation is terminated, the date of termination, will also be deemed to be incorporated herein by reference. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included in any subsequent filing or in this document.

      Documents incorporated by reference are available from us without charge upon request to our information agent, D.F. King & Co. Inc., 77 Water Street, 20th Floor, New York, New York 10005, banks and brokers call collect at (212) 269-5550, all others call toll-free at (800) 488-8075. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. To obtain timely delivery of documents incorporated by reference, you must request these documents no later than five business days before the expiration date of the exchange offer and consent solicitation.

      In the event that we cease to be subject to the informational report requirements of Section 13 or 15(d) of the Exchange Act, we will be required under the indenture governing the new notes to continue to file with the SEC, and to furnish the holders of the new notes with, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and, with respect to the annual information only, reports thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

FORWARD LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference contain “forward-looking statements.” These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

      These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. The forward-looking information contained in this prospectus is generally located under the headings “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management’s current beliefs or estimates of future results or trends.

      Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved or that any positive trends noted in this prospectus will continue. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this prospectus, including under the section headed “Risk Factors.” Such factors include, among others, general economic and business conditions; competitive market pricing; our level of leverage; our ability to meet our debt service obligations; the restrictions imposed on us by the instruments governing our indebtedness and lease obligations; and increases in raw material costs, energy costs and other manufacturing costs. All forward-looking statements attributable to us or by any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

      Our risks are more specifically described in “Risk Factors.” If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. We will not update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.

      We do not as a matter of course make public projections as to future sales, earnings, or other results. However, we have prepared the prospective annual cost savings information contained in the “Prospectus Summary” and “Business” sections of the prospectus. This prospective information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management’s knowledge and belief, the expected course of action and the expected future annual cost savings to us. However, there can be no assurance that we will be able to accomplish such prospective annual cost savings, and therefore this information should not be relied upon as being necessarily indicative of future results. Readers of this prospectus are cautioned not to place undue reliance on the annual projected cost savings information. Neither our independent auditors, nor any other independent accountants, have compiled or examined the prospective annual cost savings information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such prospective financial information.

QUESTIONS AND ANSWERS

ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

Q:	What is the proposed transaction?

A:	We are offering to exchange our new [ ]% Senior Subordinated Notes due 2007 for all of our outstanding 12% Senior Subordinated Notes due 2003. We are also soliciting consents to amend provisions of the indenture governing our old notes to eliminate all of the restrictive covenants and the corresponding events of default, including:

•	limitations on indebtedness;

•	limitations on restricted payments;

•	limitations on transactions with affiliates;

•	restrictions on dispositions of our assets;

•	limitations on liens;

•	limitations on change of control;

•	limitations on dividends and other payments restrictions affecting subsidiaries; and

•	restrictions on mergers, consolidations or sales of assets.

Q:	Why are we proposing this transaction?

A:	We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives.

Q:	What will I receive in this exchange offer and consent solicitation if I tender my old notes?

A:	For each $1,000 principal amount of old notes that you validly tender before the exchange offer and consent solicitation expires, you will receive $1,000 principal amount of new notes.

Q:	Will I receive any interest on the old notes that has been accruing since the last payment of interest?

A:	Yes. We will pay all accrued and unpaid interest on the old notes tendered in this exchange offer and consent solicitation on the interest payment date.

Q:	What are the benefits to me of this exchange offer and consent solicitation?

A:	If the exchange offer and consent solicitation is completed and we exchange substantially all of our old notes, we will be better equipped to finance our operations, to implement our strategic plan and to repay our debt in the future.

Q:	What are the risks to me if I tender my old notes in this exchange offer and consent solicitation?

A:	There are a number of risks if you tender old notes in the exchange offer and consent solicitation, including, among others:

•	you may not receive payment on the new notes because we will continue to have substantial indebtedness and be highly leveraged, and we may not be able to generate sufficient cash flows;

•	we may be unable to purchase the new notes upon a change of control because we may have insufficient funds or because we may be prohibited from doing so by the terms of our senior credit facility and sale-leaseback documents;

•	the maturity date of the new notes is later than the maturity date of the old notes; and

•	the trading market for the new notes may be limited.

      For a discussion of these and other risks, see “Risk Factors — Risks Related to the New Notes.”

Q:	What are the consequences if the exchange offer and consent solicitation are not consummated?

A:	The consummation of the exchange offer and consent solicitation is critical to the success of our strategic plan. If we are unable to consummate the exchange offer and consent solicitation prior to March 1, 2003, our senior credit facility, unless otherwise amended, would be in default and would become due and payable. In addition, we may not have sufficient funds to pay the principal amount at maturity of the old notes.

Q:	When does the exchange offer and consent solicitation expire?

A:	Unless we extend this exchange offer and consent solicitation, it will expire at 5:00 p.m., New York City time, on [ ]. We do not currently intend to extend the expiration date of the exchange offer and consent solicitation.

Q:	Under what circumstances can this exchange offer and consent solicitation be extended?

A:	We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer and consent solicitation is open.

Q:	How will I be notified if this exchange offer and consent solicitation is extended?

A:	If we decide to extend the exchange offer and consent solicitation, we will notify the exchange agent of any extension. We also will issue a press release or make another form of public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date.

Q:	What are the conditions to this exchange offer and consent solicitation?

A:	This exchange offer and consent solicitation is conditioned on, among other things, our receiving tenders from holders of at least 90% of the principal amount outstanding of the old notes, our receiving consents from holders of at least a majority of the aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2007 to certain changes to the indenture governing those notes and our obtaining an amendment to our senior credit facility. For more information regarding the conditions to this exchange offer and consent solicitation, please see the section of this prospectus entitled “The Exchange Offer and Consent Solicitation — Conditions to this Exchange Offer and Consent Solicitation.” Although we reserve the right to waive these and other conditions, completion of the exchange offer and consent solicitation on the terms and conditions set forth in this prospectus is critical to improving our near-term liquidity.

Q:	May I tender a portion of the old notes that I hold?

A:	Yes. You do not have to tender all of the old notes that you hold in order to participate in this exchange offer and consent solicitation. However, the consummation of this exchange offer and consent solicitation is conditioned upon our receiving tenders of at least 90% of the principal amount of the old notes, unless we waive that condition.

Q:	May I tender the old notes that I hold without consenting to the proposed amendments?

A:	No. If you tender your old notes in the exchange offer and consent solicitation, you will automatically consent to the proposed amendments to the indenture governing those old notes. Such indenture may be amended with the consent of holders of at least a majority of the principal amount of notes outstanding under the indenture.

Q:	Will my rights as a holder of old notes change if I tender my old notes in this exchange offer and consent solicitation?

A:	Yes. Currently, your rights as a holder of old notes are governed by the indenture under which those notes were issued. If you exchange your old notes for new notes, your rights as a holder of new notes will be governed by a new indenture under which the new notes will be issued, the terms of which are described in this prospectus under “Description of the New Notes” and “Summary Comparison of Key Differences Between the New Notes and the Old Notes.”

Q:	How will this exchange offer and consent solicitation affect my rights as a holder of old notes if I do not tender my old notes in this exchange offer and consent solicitation?

A:	If the exchange offer and consent solicitation is completed and the proposed amendments become effective and operative, holders of old notes that are not tendered in the exchange offer and consent solicitation will be pari passu to the new notes and will no longer be entitled to the benefits of the events of default and restrictive covenants that will be eliminated or modified by the proposed amendments to the indenture governing the old notes. The modification or elimination of the restrictive covenants and other provisions could permit us or our affiliates to take actions that could increase our credit risks or that could otherwise be adverse to the holders.

Moreover, if we receive tenders from holders of 90% of the aggregate principal amount of the old notes, less than $11.0 million in aggregate principal amount of our old notes will remain outstanding after the completion of this exchange offer and consent solicitation. The ability to sell any of our old notes that remain outstanding after the exchange offer and consent solicitation could, therefore, be limited.

Q:	What are the tax consequences of my participation in this exchange offer and consent solicitation?

A:	We believe that you likely will gain or loss for U.S. federal income tax purposes if you exchange old notes for new notes pursuant to this exchange offer and consent solicitation. You are urged to consult your own tax advisor as to the consequences to you of participating in the exchange offer and consent solicitation. For more information, see “Certain U.S. Federal Income Tax Consequences.”

Q:	What are the tax consequences to me if I do not tender my old notes in this exchange offer and consent solicitation?

A:	We believe that you likely will recognize gain or loss for U.S. federal income tax purposes if you do not tender your old notes in this exchange offer and consent solicitation. You are urged to consult your own tax advisor. For more information, see “Certain U.S. Federal Income Tax Consequences.”

Q:	Has the board of directors of Sweetheart Holdings Inc., Sweetheart Cup Company Inc. or any other party recommended that I tender the old notes that I hold under this exchange offer and consent solicitation?

A:	No. None of our boards of directors, the dealer manager, the information agent or the exchange agent expresses any opinion, and each is remaining neutral, regarding any recommendation to you whether or not to tender the old notes that you hold under this exchange offer and consent solicitation because the risks and benefits of the exchange offer and consent solicitation to you will depend on your particular situation or status. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer and consent solicitation. You must make your own decision whether to tender the old notes that you hold in this exchange offer and consent solicitation based upon your own assessment of the market value of those notes and the likely value of the new notes, your liquidity needs and your investment objectives.

Q:	If I tender the old notes that I hold and consent to the proposed amendments, will I be able to revoke this decision if I later change my mind?

A:	You may validly withdraw old notes that you tender and revoke consents at any time prior to the expiration date. However, you may not revoke your consent unless you also withdraw your tender. After the expiration date, you will not be permitted to withdraw old notes that you tender.

For a withdrawal to be effective:

•	if you hold your old notes through DTC, you must comply with the appropriate procedures of DTC’s automated program; or

•	if you do not hold your old notes through DTC, you must send written notice of withdrawal to the exchange agent at its address on the back cover of this prospectus.

For additional information regarding a withdrawal of notes that you have already tendered in this exchange offer and consent solicitation, please see the section of this prospectus entitled “The Exchange Offer and Consent Solicitation — Withdrawals of Tenders and Revocation of Consents.”

Q:	How do I exchange the old notes that I hold?

A:	If you wish to exchange your old notes in this exchange offer and consent solicitation, you must comply with one of the following procedures:

•	if you hold your position through DTC, provide a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent;

•	if you hold your position through a broker dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf of DTC, plus either (1) a properly completed and executed letter of transmittal, or (2) an agent’s message in the case of a book-entry transfer; or

•	if you do not hold your position through DTC, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees.

For additional information regarding the tender of your notes, please see the section of this prospectus entitled “The Exchange Offer and Consent Solicitation — Procedures for Tendering Notes.”

Q:	Who can help answer my questions?

A:	If you have any questions about the exchange offer and consent solicitation, you should contact:

Bear, Stearns & Co. Inc.

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll free)
(877) 696-2327

      If you need additional copies of this prospectus, you should contact:

D.F. King & Co. Inc.

77 Water Street, 20th Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others Place Call Toll-Free: (800) 488-8075

PROSPECTUS SUMMARY

      The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus contains the basic terms of the new notes we are offering, as well as information regarding our business and detailed financial data. The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements of our parent company, Sweetheart Holdings Inc., including the related Notes, appearing elsewhere in this prospectus. We encourage you to read this entire prospectus carefully and to consider, among other things, the matters set forth under “Risk Factors.” References to “we,” “us,” or “our” are to Sweetheart Holdings Inc., Sweetheart Cup Company Inc. and its subsidiaries. References to our fiscal year refer to the 52 or 53 week period ending on the last Sunday of September of such year.

The Company

Overview

      We believe that we are one of the largest producers and marketers of disposable foodservice and food packaging products in North America, with net sales of approximately $1.3 billion in Fiscal 2002. We sell a broad line of disposable paper, plastic and foam foodservice and food packaging products, consisting primarily of cups, lids, plates, bowls, napkins and containers. We market our products primarily to leading foodservice distributors, national quick service chains and catering companies, and retailers. We market our products under both private label brands and our well-recognized Sweetheart®, Trophy®, Sensations®, Hoffmaster® and Lily® brands.

      With over 90 years of operating history, we have a diversified customer base of over 5,000 customers, consisting primarily of (i) major foodservice distributors, such as Sysco Corporation and U.S. Foodservice Inc., who serve national and regional institutional foodservice customers, (ii) quick service chains, such as McDonald’s Corporation and Burger King Corporation, and convenience stores, such as 7 Eleven, Inc., (iii) national catering services, such as ARAMARK Corporation and Sodexho Marriott Services, and (iv) supermarkets, mass merchants, warehouse clubs and other retailers, such as The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co., Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc. and Price-Costco, Inc. Our food packaging containers and lids are sold to national and regional dairy and food companies such as Ben & Jerry’s Homemade, Inc., Blue Bell Creameries, L.P., Dean Foods Co. and Prairie Farms Dairy, Inc.

      Following the terrorist attacks of September 11, 2001, we experienced a decline in sales prices and volumes due to a number of factors, including a significant reduction in business and leisure travel and a reduction in foodservice and away-from-home dining. In addition to these factors affecting our sales, our implementation of certain consolidation initiatives caused temporary inefficiencies within our manufacturing operations, which increased our cost structure and reduced our gross margin during recent periods.

      As a result of these factors, together with difficult market conditions, we have been unable to refinance the old notes on terms acceptable to us. Unless current market conditions change significantly, we may not have sufficient capital to refinance the old notes when they mature on September 1, 2003. Moreover, our senior credit facility requires us to refinance or extend the maturity of the old notes prior to March 1, 2003. We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives. If we are unable to complete the exchange offer and consent solicitation prior to March 1, 2003, our senior credit facility, unless otherwise amended, will become due and payable.

      We are evaluating various other strategic options which may include a restructuring of all of our outstanding indebtedness, including, among other things, the public sale or private placement of our debt or equity securities, joint venture transactions, the divestiture of assets that no longer enhance our long-term competitive position thereby providing us with the opportunity to reinvest our capital in a more effective manner or reduce outstanding indebtedness, or the refinancing of our existing debt agreements. An example of such a divestiture is the sale of our Manchester, New Hampshire facility for $5.2 million in December 2001. There can be no assurances that any of these strategic options will be consummated.

Business Strengths

      Leading Market Position and Extensive Customer Base. We believe that we hold leading market positions in the institutional and consumer foodservice and food packaging markets for each of our major product categories. We have a diverse and extensive base of over 5,000 customers in both the institutional and consumer markets. Our customers are located throughout North America and we have developed long-term relationships with many of them. In the institutional market, we sell to many major foodservice distributors and chain accounts, such as Sysco Corporation, U.S. Foodservice Inc., Bunzl USA, Inc., McDonald’s Corporation, Burger King Corporation and ARAMARK Corporation. In the consumer market we sell to supermarkets, mass merchants, warehouse clubs and other retail stores, such as The Kroger Co., The Stop & Shop Supermarket Co., Topco Associates Inc., The Great Atlantic & Pacific Tea Company, Inc., Publix Supermarkets Inc. and Staples Inc. We believe we are one of the leading suppliers of private label disposable foodservice products to the consumer market.

      Well-Recognized Brands and Broad Product Offering. Our brands are well-recognized in the disposable foodservice and food packaging industries. Our products have been marketed under the Sweetheart® brand for over 90 years. Our Lily®, Trophy®, Jazz®, Preference®, Gallery®, Clarity®, Lumina®, ClearLight®, Hoffmaster®, Guildware®, Silent Service and Sherri® brands are also well-recognized in the institutional foodservice market. Our Sensations®, Touch of Color® and Paper Art® brands are well-recognized in the consumer market. We intend to continue to leverage the strength of our brands to further penetrate existing markets. We offer our products in paper, plastic (including injection molding and thermoforming) and foam and in a wide variety of colors, designs and graphics. We believe our product offering is one of the broadest in the industry, competing across all major price points in the markets we serve, enabling us to serve our customers with “one-stop” shopping. For example, we offer three lines of foam dinnerware: Basix (low end), Centerpiece (medium) and Silent Service (high end). If the industry continues to experience greater customer concentration resulting from a consolidation of distributors and retail outlets, as well as an increase in sales to the mass merchandiser and discount retailer distribution channels, we believe that our broad product offering will provide us with a competitive advantage. Our extensive and varied product offering also allows us to accommodate changing customer needs.

      Strategically Located Manufacturing and Distribution Facilities. We operate 40 manufacturing and distribution facilities located throughout North America. We believe that our extensive geographic coverage provides us with a competitive advantage, enabling us to serve large accounts on a national basis and to respond to customers’ product needs in an effective and timely manner. For instance, our strategically located manufacturing facilities allow us to place products into our distribution network efficiently and to offer our large national customers alternative manufacturing locations. In addition, our extensive distribution network, consisting primarily of six major distribution centers, enables us to distribute our products to approximately 90% of the contiguous United States within 48 hours.

      Advanced Printing Technologies. We provide our customers with a wide variety of state-of-the-art printing options for both paper and plastic products. Our advanced printing capabilities, which include approximately 300 printing presses, enable us to generate high quality, customized graphics for our customers in a timely and efficient manner. In Fiscal 2002, we executed over 76,000 different print jobs. We also offer our customers what we believe to be the highest number of colors available among our competitors. The disposable foodservice and food packaging industry has recognized the high quality of our work in the United States and internationally, and has awarded us several print awards for excellence.

      Experienced Sales and Marketing Team. We believe that our approximately 120 person sales force is larger and more experienced than those of our competitors, which enables us to maintain and expand our extensive customer base. In addition to servicing our own distributors, our sales force works in conjunction with our customers to call upon their end-users to generate “pull-through” demand for our products. We believe that the experience of our sales force and its relationship with our customers give us a competitive advantage.

      Highly Experienced Management Team. We employ a highly experienced management team throughout our organization. The members of our executive management team have an average of over 20 years of experience in the industry in which we operate. We have consummated 14 acquisitions since 1995, which we have integrated with our manufacturing, distribution, and administrative operations.

Business Strategy

      Our strategy is to continue to grow and diversify our position in the North American foodservice disposable industry, and to more efficiently service our institutional and consumer customers. We believe that our broad product offering and national distribution capabilities enable us to compete effectively and, as a result, become the preferred supplier to our customers. Specifically our strategy consists of the following initiatives:

      Increase Sales through New Product Innovation. We seek to increase sales to existing customers by developing new products as well as developing new applications for, and variations of, our existing products. For example, recognizing the upsizing trend in disposable cold drink cups, we launched a new 24 oz. disposable Trophy® hot cup, focusing on our national convenience store customers. For Fiscal 2002, net sales of this product were approximately $9.3 million. Another example is our 32 oz., 42 oz. and 44 oz. contoured plastic GoCups®, which fit into car cup holders and can be utilized by drive-thru and take-away customers at quick service restaurants. We recently introduced a new line of rolled rim plastic portion cups and a new line of plastic APET (a polyester resin) cold drinking cups. The portion cups will serve the growing health care, convenience store and quick service customers. The APET cups provide our customers with enhanced clarity and functionality for iced and frozen drinks which enable them to showcase premium beverages such as smoothies and special iced coffees.

      Increase Consumer Sales. We believe that the merger of Sweetheart Cup with The Fonda Group, Inc. has enabled and will continue to enable us to increase our consumer sales by taking advantage of Sweetheart’s product offering and Fonda’s customer base. Our strategy is to focus on private label sales to retail customers, as the private label market is growing at a higher rate than the retail disposables market as a whole. During the past 24 months, we have broadened our product offering to these customers by offering neon cups, plastic party cups, plastic plates and bowls and Trophy® cup/lid combination packs. We believe that there is considerable opportunity to continue to penetrate the private label market through our existing national retail accounts.

      Reduce Infrastructure Costs. We continue to identify opportunities to reduce manufacturing, distribution and other infrastructure costs. Upon completion of the consolidation program which we began in June 2001, we expect to have implemented cost savings programs that we believe will result in annual cost savings of approximately $13.0 million. Approximately 80% of these cost savings programs have already been implemented, and we expect the final cost saving program to be implemented by March 2004. To date we have realized minimal costs savings under this consolidation program. The out-of-pocket cost to implement the consolidation program will total $14.5 million. Through September 2002, approximately $13.2 million has been expended, of which approximately $6.9 million was classified as operating expenses and $6.3 million was classified as capital expenditures. We believe that our consolidation program has improved the efficiency of our manufacturing sites without any adverse impact on customer service levels. In addition to the consolidation program referenced above, in June 2002 we completed a workforce reduction program that eliminated approximately 200 jobs. We expect this subsequent cost saving initiative, which resulted in a $1.6 million restructuring charge taken in Fiscal 2002, to realize annual cost savings of approximately $7.0 million. Collectively we believe that these initiatives will generate approximately $17.0 million in total annual cost savings in Fiscal 2003.

      We believe that the merger of Sweetheart Cup with Fonda affords us with a further opportunity to reduce costs by consolidating manufacturing and distribution capabilities. We are continually evaluating and upgrading our facilities and have entered into a lease for a state-of-the-art distribution center in Illinois which will replace our existing facility. We expect to occupy this new facility by June 2003. We believe that these types of upgrades will serve to further enhance our distribution and customer service capabilities.

Recent Developments

      In order to achieve additional financial flexibility, we are considering the sale of certain brands and related assets. These brands and related assets generated net sales and earnings before interest, taxes and depreciation for the fiscal year ended September 29, 2002 of approximately $220 million and $25 million, respectively. There can be no assurances that we will receive acceptable offers for these brands and related assets.

      In addition, we have ceased operations at our Somerville, Massachusetts facility and are in the process of selling this facility.

      On October 1, 2002, we entered into a loan agreement with the City of Chicago to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter. The proceeds from the loan were received on January 2, 2003.

      We are evaluating various other strategic options which may include a restructuring of all outstanding indebtedness and capital structure, including, among other things, the public sale or private placement of our debt or equity securities, joint venture transactions, the divestiture of assets that no longer enhance our long term competitive position thereby providing us with the opportunity to reinvest our capital in a more effective manner or reduce outstanding indebtedness, or the refinancing of our existing debt agreements. There can be no assurances that any of these strategic options will be consummated.

Other

      On January 25, 2002 and April 1, 2002, Newcup, LLC, a newly formed unaffiliated investment entity, purchased $143,922,000 (approximately 99.92%) in principal amount of the 12 3/4% Senior Discount Notes due 2008 of SF Holdings Group, Inc., our ultimate parent company. Newcup’s investments are limited to the ownership of the discount notes. Newcup and SF Holdings have also agreed to reduce the aggregate principal amount of the discount notes held by Newcup, to reduce the interest rate thereon and to defer the first date on which interest must be paid in cash. To finance its acquisition of the discount notes, Newcup issued $78,138,870 of notes (the “Newcup Notes”) to certain unaffiliated investment entities (the “Newcup Note Holders”) and, on January 26, 2002 and April 1, 2002, SF Holdings agreed to guarantee the obligations of Newcup under the Newcup Notes, which guarantee is secured by all of common stock of Sweetheart Holdings. In connection with SF Holdings’ guarantee, Newcup has agreed to pay SF Holdings an annual guarantee fee. In the event that Newcup is unable to pay cash interest on the Newcup Notes as required thereunder, which in no event would be earlier than March 31, 2004, the Newcup Note Holders would have the right to exchange a portion of Newcup’s obligations to the Newcup Note Holders for 49% of the common stock of Sweetheart Holdings. The remaining obligations of Newcup under the Newcup Notes would continue to be secured by SF Holding’s guarantee together with the remaining collateral.

The Exchange Offer and Consent Solicitation

      Pursuant to the exchange offer and consent solicitation, we are offering to exchange up to $110,000,000 in aggregate principal amount of new notes in exchange for all of our outstanding 12% Senior Subordinated Notes due 2003, and soliciting consents to certain proposed amendments to the indenture governing the old notes. We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives.

      In addition, we currently are negotiating with the lenders under our senior credit facility in order to amend certain covenants that will allow us to execute the exchange offer and consent solicitation. Moreover, our ultimate parent, SF Holdings, currently is negotiating with holders of the Newcup Notes to extend the period in which Newcup has the option to pay interest in kind beyond March 2004.

      The exchange offer and consent solicitation is also conditioned upon, among other things, receipt of tenders from holders of at least 90% of the principal amount of the old notes in the exchange offer and consent solicitation, receipt of consents from holders of at least a majority of the aggregate principal amount of our 9 1/2% Senior Subordinated Notes due 2007 and obtaining an amendment to our senior credit facility. See “Conditions to the Exchange Offer and Consent Solicitation.”

      Our principal offices are located at 10100 Reisterstown Road, Owings Mills, Maryland 21117. Our telephone number is (410) 363-1111.

The Exchange Offer and Consent Solicitation

Securities Offered	$110,000,000 aggregate principal amount of [ ]% Senior Subordinated Notes due 2007.

Exchange Offer	We are offering the new notes for a like principal amount at maturity of old notes. You may tender your old notes for exchange by following the procedures described under the heading “The Exchange Offer and Consent Solicitation — Procedures for Tendering Notes.” Upon consummation of the exchange offer and consent solicitation, we will enter into an indenture governing the new notes. See “Description of the New Notes.”

Consent Solicitation	We are soliciting consents from the holders of record of old notes to eliminate most of the restrictive covenants from the indenture governing such notes. If you tender old notes, you will automatically be deemed to have consented to the proposed amendments. See “Proposed Amendments.”

Expiration Date	The expiration date of the exchange offer and consent solicitation will be 5:00 p.m., New York City time, on [ ], unless we extend it.

Settlement Date	Five business days subsequent to the expiration date.

Accrued Interest	We will pay all accrued and unpaid interest on the principal amount of all old notes validly tendered and not validly withdrawn pursuant to the exchange offer and consent solicitation on the interest payment date. See “The Exchange Offer and Consent Solicitation.”

Conditions to the Exchange Offer and Consent Solicitation	Our obligation to exchange new notes for old notes pursuant to the exchange offer and consent solicitation is subject to the satisfaction of several conditions including, but not limited to:

• receipt of tenders from holders of at least 90% of the aggregate principal amount of the old notes;

• receipt of consents from holders of at least a majority of the principal amount of our 9 1/2% Senior Subordinated Notes due 2007; and

• obtaining an amendment to our senior credit facility.

See “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer and Consent Solicitation” for a more complete description of the conditions to the exchange offer and consent solicitation.

Withdrawal Rights and Revocation of Consents	You may withdraw any notes that you tender for exchange at any time prior to the expiration date. However, once you revoke your consents, you automatically will be deemed to have withdrawn your tender of old notes. If we decide for any reason not to accept any notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer and consent solicitation. See “The Exchange Offer and Consent Solicitation — Withdrawal Rights and Revocation of Consents” for a more complete description of the tender and withdrawal provisions.

Certain U.S. Federal Income Tax Consequences	For a discussion of anticipated significant U.S. federal income tax consequences associated with the exchange of (and the failure to exchange) old notes for new notes issued in the exchange offer and consent solicitation and the ownership and disposition of those new notes see “Certain U.S. Federal Income Tax Consequences.” You should consult your own tax advisor as to the consequences to you of the exchange or failure to participate in the exchange offer and consent solicitation.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer and consent solicitation.

Exchange Agent	Wells Fargo Bank Minnesota, National Association

Dealer Manager	Bear, Stearns & Co. Inc.

Information Agent	D.F. King & Co. Inc.

Summary Description of the New Notes

Notes Offered	Up to $110,000,000 aggregate principal amount of [ ]% Senior Subordinated Notes due 2007.

Maturity Date	January 15, 2007.

Interest Payment Dates	The new notes will bear interest at the rate of [ ]% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2003.

Ranking	The new notes are our general unsecured obligations, will be subordinated in right of payment to all of our existing and future senior indebtedness and will rank pari passu in right of payment to all of our existing and future senior subordinated indebtedness, including any old notes that remain outstanding after the exchange offer and consent solicitation and our 9 1/2% Senior Subordinated Notes 2007. See “Description of the New Notes — General.”

Guarantee	The new notes will be guaranteed on a senior subordinated basis by our parent company, Sweetheart Holdings Inc.

Optional Redemption	We may, at our option, redeem some or all of the new notes at any time at the redemption prices listed in the section “Description of the New Notes” under the heading “Optional Redemption.”

Change of Control	Upon the occurrence of a change of control, each holder of new notes will have the right to require us to repurchase all or any part of such holder’s new notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. See “Description of the New Notes.” There can be no assurance that, in the event of a change of control, we would have sufficient funds to purchase all new notes tendered. See “Risk Factors — Change of Control.”

Certain Covenants	The indenture governing the new notes will contain certain covenants that will limit, among other things, our ability and the ability of certain of our subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred stock; (iii) merge, consolidate or sell all or substantially all of our assets; (iv) create liens on assets; (v) engage in certain asset sales; and (vi) enter into certain transactions with affiliates. See “Description of the New Notes — Certain Covenants.”

For a more detailed discussion of the terms of the new notes, see “Description of the New Notes.”

Risk Factors	For a detailed discussion of certain matters that should be considered by prospective investors in connection with the exchange offer and consent solicitation and an investment in the new notes, see “Risk Factors” commencing on page 16.

SUMMARY HISTORICAL FINANCIAL DATA(1)

      The following table sets forth our summary historical consolidated financial and operating data. The data as of September 29, 2002 and for the fiscal years ended September 24, 2000 (“Fiscal 2000”), September 30, 2001 (“Fiscal 2001”) and September 29, 2002 (“Fiscal 2002”) are derived from the audited Consolidated Financial Statements appearing elsewhere in this prospectus. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

	Fiscal Year Ended

	Sept. 24,	Sept. 30,	Sept. 29,
	2000	2001	2002

	(dollars in thousands)
Statement of Operations Data:
Net sales	$1,276,617	$1,316,672	$1,283,547
Cost of sales	1,090,286	1,143,806	1,130,264

Gross profit	186,331	172,866	153,283
Selling, general and administrative expenses	112,559	113,231	114,823
Restructuring charge	1,153	504	1,893
Asset impairment expense	—	2,244	593
Other (income) expense, net	(4,943)	(9,836)	2,102

Operating income	77,562	66,723	33,872
Interest expense, net	52,608	38,919	37,079

Income (loss) before tax, minority interest and extraordinary loss	24,954	27,804	(3,207)
Income tax expense (benefit)	10,096	11,220	(1,283)
Minority interest in subsidiary	—	68	145
Extraordinary loss	313	—	1,079

Net income (loss)	$14,545	$16,516	$(3,148)

Other Financial Data:
Net cash provided by operating activities(2)	$1,952	$13,774	$28,469
Net cash provided by (used in) investing activities	151,699	(71,703)	(15,986)
Net cash (used in) provided by financing activities	(152,412)	64,717	(16,064)
Adjusted EBITDA(3)	118,776	89,871	69,630
Depreciation and amortization(4)	47,605	32,003	34,498
Cash interest expense(5)	52,147	37,070	33,962

As of
September 29, 2002

Balance Sheet Data at period end:
Cash and cash equivalents	$8,035
Working capital	126,804
Property, plant and equipment, net	252,491
Total assets	820,843
Total debt(6)	437,301
Shareholder’s equity	47,237

(1)	On March 25, 2002, Sweetheart Cup and Fonda entered into a merger transaction that has been accounted for in a manner similar to a pooling-of-interests and, accordingly, the consolidated financial statements have been restated for all periods presented.

(2)	Material differences between Adjusted EBITDA and net cash provided by operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted EBITDA and (b) interest expense and income tax (benefit) expense which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of Adjusted EBITDA.

(3)	Adjusted EBITDA is income before income taxes, minority interest, extraordinary loss, interest expense, net, restructuring charge, asset impairment expense, other (income) expense, net and depreciation and amortization (excluding amortization of debt issuance costs). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flows from operating activities or other traditional indicators of operating performance. Rather Adjusted EBITDA is presented because it is a widely accepted supplemental financial measure that we believe provides relevant and useful information. Our calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner.

(4)	Depreciation and amortization expense excludes the amortization of the deferred gain on the sale-leaseback transaction which is included in other (income) expense, net. Amortization of debt issuance costs in Fiscal 2000, Fiscal 2001 and Fiscal 2002 was $2.6 million, $1.8 million and $3.3 million, respectively.

(5)	Cash interest expense excludes the amortization of debt issuance costs and interest income.

(6)	Total debt includes short-term and long-term borrowings, and the current maturities of long-term debt.

RISK FACTORS

      You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your notes for exchange in the exchange offer and consent solicitation. The risk factors set forth below, other than those that discuss the consequences of failing to exchange your outstanding notes in the exchange offer and consent solicitation, are generally applicable to both the old notes and the new notes issued in the exchange offer and consent solicitation.

Consequences of Failure to Exchange

      If you fail to tender any of your old notes, we may not be able to complete the exchange offer and consent solicitation. If we are unable to complete the exchange offer, we may not have sufficient funds to pay the principal amount at maturity of the old notes. Moreover, if we are unable to complete the exchange offer prior to March 1, 2003, our senior credit facility, unless otherwise amended, will become immediately due and payable.

      In the event that we do complete the exchange offer and consent solicitation, the indenture for the old notes will be amended to remove most of the restrictive covenants. Therefore, if you fail to tender any of your old notes, your old notes will lose the protection of these restrictive covenants. In addition, the trading market for old notes that remain outstanding is likely to be significantly more limited than it is at present. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for old notes that are not tendered and accepted for exchange pursuant to the exchange offer and consent solicitation may be affected adversely to the extent that the principal amount at maturity of the old notes exchanged pursuant to the exchange offer and consent solicitation reduces the float. A reduced float may also make the trading price of old notes that are not exchanged in the exchange offer and consent solicitation more volatile.

Risks Related to the New Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the new notes.

      We have a substantial amount of indebtedness and are highly leveraged:

•	our total debt outstanding as of September 29, 2002 is approximately $437.3 million;

•	we have approximately $31.0 million of additional undrawn availability under our senior credit facility as of September 29, 2002; and

•	our total shareholder’s equity as of September 29, 2002 is approximately $47.2 million.

      Our substantial indebtedness could have adverse consequences to holders of the new notes, including the following:

•	making it difficult for us to satisfy our obligations under the new notes and our other indebtedness;

•	limiting our ability to borrow additional funds or to obtain other financing for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our financial flexibility to withstand pressure from our competitors that have less debt;

•	hindering our ability to plan for changes in our business and the industry in which we operate;

•	requiring us to manage a company that will be subject to financial and other covenants;

•	having a material adverse effect on us if we fail to comply with the covenants in the indenture governing the new notes or in the instruments governing our other indebtedness; and

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other corporate purposes.

      In addition, the indenture governing the new notes will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

      We urge you to consider the information under “Capitalization,” “Selected Historical Consolidated Financial and Operating Data,” “Description of Certain Indebtedness,” and “Description of the New Notes” for more information on these matters.

      We and our subsidiaries may be able to incur additional indebtedness in the future as the terms of the indenture will not fully prohibit us or our subsidiaries from doing so. Our senior credit facility permits additional borrowings of up to $31.0 million as of September 29, 2002. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Certain Indebtedness — Senior Credit Facility.”

We may not be able to generate sufficient cash flow to meet our debt service and lease obligations.

      We cannot assure you that our cash flows will be sufficient to meet our debt service obligations and other commitments, and any insufficiency would have a negative impact on our business. Our ability to generate cash flows from operations and to make scheduled payments on our debt and under our equipment and other leases as they become due will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the disposable foodservice and food packaging products industry or the economy at large. A significant reduction in operating cash flows resulting from changes in economic conditions, increased competition, or other events beyond our control could increase the need for alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations and prospects, and on our ability to service our debt and lease obligations. If we are unable to generate sufficient cash flows to meet our debt service and lease obligations, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing debt, selling assets or raising equity capital. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms or that they would yield sufficient funds to make required payments on the new notes and our other debt and satisfy our lease payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      Following the terrorist attacks of September 11, 2001, we experienced a decline in sales prices and volume due to a number of factors, including a significant reduction in business and leisure travel and a reduction in foodservice and away-from-home dining. Continued weakness in the U.S. economy may continue to adversely affect our results of operations, and there can be no assurance that continued weakness in the U.S. economy will not adversely affect our ability to service our debt and other obligations, including our obligations under the new notes.

The indenture governing the new notes, the indenture governing our 9 1/2% Senior Subordinated Notes, the agreements governing the sale-leaseback transaction, our senior credit facility and the instruments governing our other indebtedness impose restrictions on us that may restrict our ability to operate our business.

      The indenture governing the new notes, the indenture governing our 9 1/2% Senior Subordinated Notes, the agreements governing the sale-leaseback transaction which we completed in June 2000, and our senior credit facility contain covenants that restrict our ability to take various actions, such as incurring additional debt, paying dividends and making other distributions, redeeming subordinated debt, making investments and other restricted payments, entering into certain transactions with affiliates, creating liens, merging or consolidating with other entities or selling all or substantially all of our assets. In addition, our senior credit facility requires us to maintain certain financial ratios. Our ability to comply with these covenants can be affected by events beyond our control and we cannot assure you that we will satisfy those requirements. A breach of any of these provisions could result in a default under these instruments, which could allow all amounts outstanding thereunder to be declared immediately due and payable. We cannot assure you that our assets would be sufficient to repay such amounts (including amounts due under the new notes) in full. We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain financial ratios or because of the limitations imposed on us by the restrictive covenants under these instruments. We urge you to read the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” “Description of Certain Indebtedness” and “Description of the New Notes — Certain Covenants” for a more detailed discussion of the substantive requirements of these covenants.

Your right to receive payments on the new notes is junior to our existing indebtedness and possibly all of our future borrowings.

      The new notes rank behind all of our existing senior indebtedness and all of our future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the new notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full and in cash before any payment may be made with respect to the new notes.

      In addition, all payments on the new notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the new notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the new notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the new notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors and holders of new notes may receive less, ratably, than the holders of our senior debt.

      As of September 29, 2002, after giving pro forma effect to the exchange offer and consent solicitation and excluding our Canadian subsidiary, Lily Cups, the new notes and the guarantees would have been subordinated to $186.5 million of senior debt and approximately $31.0 million would have been available for borrowing as additional senior debt under our senior credit facility. Subject to certain conditions, we will be permitted to borrow additional indebtedness, including senior debt, in the future under the terms of the indenture.

      A significant portion of our existing property, plant and equipment secures our obligations under the agreements governing the sale-leaseback transaction. Substantially all of our inventory and accounts receivable as well as certain property, plant and equipment and real property secure our obligations under our senior credit facility. As a result, upon a default under the new notes, these assets would first be applied to satisfy our obligations under the sale-leaseback transaction and our senior credit facility before any asset proceeds could be applied to any payment with respect to the new notes.

We may not be able to repurchase the new notes upon a change of control.

      If a change of control (as defined in the indenture governing the new notes) occurs, we must offer to repurchase all outstanding new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the purchase date. It is possible, however, that we will not have sufficient funds at the time of a change of control to make any required repurchase of the new notes. Moreover, a change of control would also trigger our obligation to offer to repurchase all of our outstanding 9 1/2% Senior Subordinated Notes due 2007 and may constitute a default under our senior credit facility or under the sale-leaseback transaction agreements or our other senior debt, in which case the holders of such debt would be entitled to be paid in full. If we were required to repurchase the new notes, we likely would require third-party financing; however, we cannot be sure that we would be able to obtain such financing on acceptable terms, if at all. In addition, our senior credit facility and our other indebtedness restrict our ability to repurchase the new notes, including following a change of control. We urge you to read “Description of Certain Indebtedness” and “Description of the New Notes — Repurchase at the Option of Holders — Change of Control.”

Federal and state statutes may allow courts, under specific circumstances, to void the new notes.

      Under applicable provisions of the federal bankruptcy laws or comparable provisions of state fraudulent transfer or conveyance laws, a court could void, in whole or in part, the new notes or, alternatively, subordinate the new notes to our existing and future debt. For example, a court could void or subordinate the new notes if it finds that at the time the new notes were issued any of the following occurred:

•	we incurred such indebtedness with the intent to hinder, delay or defraud creditors,

•	we received less than reasonably equivalent value or fair consideration for incurring such debt,

•	we were insolvent,

•	we were rendered insolvent by reason of the incurrence of such debt and the application of the proceeds of that debt,

•	we were engaged or were about to engage in a business or transaction for which the assets remaining constituted unreasonably small capital to carry on our business, or

•	we intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

      The measure of insolvency for purposes of determining these fraudulent conveyance issues will vary depending upon the law applied in each case. Generally, however, we would be considered insolvent if: (i) the sum of our debts, including contingent liabilities, was greater than all of our assets at fair valuation; (ii) the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they became absolute and matured or (iii) we could not pay our debts as they become due. In addition, regardless of solvency or the adequacy of consideration, a court could void our obligations under the new notes, subordinate the new notes to our other indebtedness or take other action detrimental to the holders of the new notes if the court determined that the incurrence of debt, including the new notes, was made with the actual intent to hinder, delay or defraud creditors.

      We believe that, for purposes of the federal bankruptcy laws and state fraudulent transfer or conveyance laws, the new notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith. In addition, we believe that after the issuance of the new notes, we will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. We cannot assure you, however, that a court would agree with our view.

We cannot assure you that an active trading market will develop for the new notes.

      The new notes will be new securities for which there is currently no existing trading market. We do not intend to list the new notes on any national securities exchange or to seek the admission thereof to trading on Nasdaq. If an active public market does not develop, the market, price and liquidity of the new notes may be adversely affected.

Risks Related to the Company

We are affected by raw material pricing and availability.

      Our principal raw materials consist of, among others, solid bleached sulfate paperboard, plastic resin and paper tissue. Although we believe that current sources of supply for our raw materials are adequate to meet our requirements, occasional periods of short supply of certain raw materials may occur. Some of our competitors own or control sources of supply and may, therefore, have better access to such raw materials during periods of short supply. In addition, prices for our raw materials fluctuate. When raw material prices decrease, our selling prices have historically decreased. Conversely, when raw material prices increase, our selling prices have historically increased. The actual impact on us of raw material price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw material price changes and subsequent selling price changes. In the event raw material prices decrease over a period of several months, our profit margins may be adversely affected, which could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We operate in a highly competitive environment.

      The disposable foodservice and food packaging products industry is highly competitive. Our competitors include large, vertically integrated multinational companies as well as regional manufacturers. Our competitors include companies that compete across the full line of our products as well as companies that compete against a limited number of our products. Some competitors have greater financial and other resources than we do. We cannot assure you that we will be able to compete successfully against our competitors. See “Business — Competition.”

Our cash flows from operations fluctuates due to seasonality in the disposable foodservice industry.

      Our business is seasonal with a majority of our cash flows from operations realized during the summer months (the third and fourth quarters of our fiscal year). We build our inventory throughout the year to satisfy the high seasonal demand of the summer months when outdoor and away-from-home consumption increases. In the event cash flows from operations is insufficient to provide working capital necessary to fund production requirements during these periods, we will need to borrow under our senior credit facility or seek other sources of capital. We cannot assure you that such capital resources will be sufficient in the future or that insufficient capital resources would not have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations. Moreover, any reduction in sales during the summer months for any reason would have a disproportionately adverse effect on our results of operations for the entire year.

The loss of one or more of our principal customers could have a material adverse effect on our business.

      We have a number of large customer accounts which account for a significant portion of our net sales. In Fiscal 2002, our five largest customers represented approximately 26.7% of net sales, with no one customer accounting for more than 10% of net sales. The loss of one or more of our large customers could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt and lease obligations. See “Business — Customers.”

We depend on the continued services of our senior management. If we do not retain our key personnel and attract and retain other highly skilled employees, our business will suffer.

      Our success depends on the retention of, and continued performance by, our senior management. The loss of the services of any member of senior management could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt and lease obligations. We do not have employment contracts with any members of senior management and have not obtained disability or life insurance policies covering such executive officers. See “Management.”

We are controlled by our principal stockholder, whose interest may not be fully aligned with yours.

      Dennis Mehiel, our Chairman and Chief Executive Officer, beneficially owns, through SF Holdings, approximately 62.3% of the outstanding shares of the common stock of Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. on a fully diluted basis. As a result, Mr. Mehiel controls Sweetheart Holdings and Sweetheart Cup and has the power to elect the entire boards of directors, appoint new management and approve any other action requiring the approval of the holders of Sweetheart Holdings’ and Sweetheart Cup’s stock, including adopting certain amendments to our certificate of incorporation and approving mergers or sales of all of our assets. See “Security Ownership of Certain Beneficial Owners and Management.”

      As a result of Mr. Mehiel’s ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and him, potential acquisitions of businesses or properties, the issuance of additional securities, the payment of dividends by us and other matters. See “Certain Relationships and Related Transactions.”

Our ultimate parent company, SF Holdings Group, Inc., has a significant amount of indebtedness which is secured by all of our common stock and which could adversely affect us and result in a change of control.

      SF Holdings, our ultimate parent company, owns all of our outstanding capital stock which has been pledged to secure SF Holdings’ obligation to guarantee the payment by Newcup of $78,138,370 of Newcup Notes. In the event that Newcup is unable to pay cash interest on the Newcup Notes as required thereunder, which in no event would be earlier than March 31, 2004, the Newcup Note Holders would have the right to exchange a portion of Newcup’s obligations to the Newcup Note Holders for 49% of our common stock. The remaining obligations of Newcup under the Newcup Notes would continue to be secured by SF Holdings’ guarantee together with the remaining collateral.

      We are also subject to restrictions under certain instruments governing our indebtedness and our sale-leaseback documents that may prevent us from providing SF Holdings with the cash necessary to meet such guarantee payment obligations. The existence of an event of default with respect to the SF Holdings guarantee payment obligations could have a material adverse effect on our business operations and could result in a change of control and changes in our management.

We are subject to extensive environmental regulation and environmental compliance expenditures and liabilities.

      Our operations are subject to comprehensive and frequently changing Federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We believe that, except as noted below, there are currently no material pending investigations at our plants and sites relating to environmental matters. However, we cannot assure you that we will not be involved in any such proceedings in the future and that any amount of future clean up costs and other environmental liabilities will not be material. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities. Enactment of stricter laws or regulations, or stricter interpretation of existing laws and regulations, could require additional expenditures, some of which could be material. See “Business — Environmental Matters.”

      On July 13, 1999, we received a letter from the United States Environmental Protection Agency (“EPA”) identifying us, among numerous others, as a “potential responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), at a site in Baltimore, Maryland. The EPA letter is not a final determination by the EPA concerning our liability or the liability of any other entity. We responded to the EPA that upon review of our files we had no information with respect to any dealings with that site. On December 20, 1999, we received an information request letter from the EPA, pursuant to CERCLA, regarding a Container Recycling Superfund Site in Kansas City, Kansas and in January 2002 we responded to such inquiry. In both instances, we have received no further communication from the EPA. We deny liability and have no reason to believe the final outcomes of these matters will have a material adverse effect on our financial condition or results of operations. However, we cannot assure you of their ultimate effect on us, if any.

CAPITALIZATION

      The following table sets forth (i) our actual capitalization as of September 29, 2002 and (ii) our capitalization as of September 29, 2002, giving pro forma effect to the exchange offer and consent solicitation assuming all holders of old notes tender their notes in the exchange offer. This table should be read in conjunction with “Summary Historical Financial Data,” “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

	September 29, 2002

	Actual	Pro forma

	(in millions)
Cash and cash equivalents	$8.0	$8.0

Long-term debt, including current portion:
Senior credit facility(1)	$186.1	$190.4
Canadian credit facility	15.5	15.5
State of Maryland loan	1.9	1.9
12% Senior Subordinated Notes due 2003	110.0	—
New Senior Subordinated Notes due 2007	—	110.0
9 1/2% Senior Subordinated Notes due 2007	120.0	120.0
Sherwood Industries Notes due 2005	3.5	3.5
Other debt	0.3	0.3

Total long-term debt	437.3	441.6

Shareholder’s equity:
Class A Common Stock, par value $.01 per share; 1,100,000 shares authorized; 1,046,000 shares issued and outstanding	—	—
Class B Common Stock, par value $.01 per share; 4,600,000 shares authorized; 4,393,200 shares issued and outstanding	—	—
Additional paid-in capital	101.2	101.2
Accumulated deficit(2)	(40.6)	(41.3)
Accumulated other comprehensive loss	(13.4)	(13.4)

Total shareholder’s equity	47.2	46.5

Total capitalization	$484.5	$488.10

(1)	This balance has been adjusted on a pro forma basis to reflect borrowings of $4.3 million for fees and expenses associated with the exchange offer and consent solicitation.

(2)	This balance has been adjusted on a pro forma basis to reflect the write-off of $1.2 million (net of tax benefits of $0.7 million) of debt issuance costs on the 12% Senior Subordinated Notes due 2003.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA(1)

      The following table sets forth our selected historical consolidated financial and operating data. In June 2000, we completed a sale-leaseback transaction, the proceeds of which were used to retire certain existing indebtedness. Consequently, operating results, including Adjusted EBITDA, for Fiscal 2000, Fiscal 2001 and Fiscal 2002 as presented in the table below, are not comparable to prior periods. The data as of September 30, 2001 and September 29, 2002 and for the fiscal years ended September 24, 2000, September 30, 2001 and September 29, 2002 are derived audited Consolidated Financial Statements appearing elsewhere in this prospectus. The data as of September 27, 1998, September 27, 1999 and September 24, 2000 and for the fiscal years ended September 27, 1998 (“Fiscal 1998”) and September 27, 1999 (“Fiscal 1999”) are derived from the audited Consolidated Financial Statements not appearing in this prospectus. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus.

	Fiscal Year Ended

	Sept. 27,	Sept. 27,	Sept. 24,		Sept. 30,		Sept. 29,
	1998(2)	1999	2000		2001		2002

	(dollars in thousands)
Statement of Operations Data:(3)
Net sales	$1,184,168	$1,182,004	$1,276,617		$1,316,672		$1,283,547
Cost of sales	1,057,100	1,022,800	1,090,286		1,143,806		1,130,264

Gross profit	127,068	159,204	186,331		172,866		153,283
Selling, general and administrative expenses	122,918	118,479	112,559		113,231		114,823
Restructuring (credit) charge(4)	897	(512)	1,153		504		1,893
Asset impairment expense(5)	6,828	—	—		2,244		593
Other (income) expense, net(6)(7)	(2,966)	(1,563)	(4,943)		(9,836)		2,102

Operating income (loss)	(609)	42,800	77,562		66,723		33,872
Interest expense, net	58,656	58,413	52,608		38,919		37,079

Income (loss) before tax, minority interest, change in accounting principle and extraordinary loss	(59,265)	(15,613)	24,954		27,804		(3,207)
Income tax (benefit) expense	(23,537)	(5,527)	10,096		11,220		(1,283)
Minority interest in subsidiary	—	—	—		68		145
Cumulative effect of change in accounting principle(8)	1,511	—	—		—		—
Extraordinary loss(9)	—	—	313		—		1,079

Net income (loss)	$(37,239)	$(10,086)	$14,545		$16,516		$(3,148)

Other Financial Data:
Net cash (used in) provided by operating activities(10)	$(14,359)	$53,071	$1,952		$13,774		$28,469
Net cash provided by (used in) investing activities	2,231	(44,071)	151,699		(71,703)		(15,986)
Net cash provided by (used in) financing activities	21,251	(15,308)	(152,412)		64,717		(16,064)
Adjusted EBITDA(11)	53,723	92,596	118,776		89,871		69,630
Depreciation and amortization(12)	52,894	54,868	47,605		32,003		34,498
Cash interest expense(13)	54,385	55,777	52,147		37,070		33,962
Ratio of earnings to fixed charges(14)	—	—	1.39	x	1.47	x	—
Balance Sheet Data at period end:
Cash and cash equivalents	$18,572	$3,589	$4,828		$11,616		$8,035
Cash in escrow	5,464	—	300		8		—
Working capital (deficiency)	187,127	(96,045)	173,299		249,450		126,804
Property, plant and equipment, net	403,375	374,666	254,844		260,666		252,491
Total assets	878,198	842,975	805,273		855,173		820,843
Total debt(15)	548,245	527,335	387,988		440,820		437,301
Shareholder’s equity	36,196	29,946	45,074		56,130		47,237

(1)	On March 25, 2002, Sweetheart Cup and Fonda entered into a merger transaction that has been accounted for in a manner similar to a pooling-of-interests and, accordingly, the consolidated financial statements have been restated for all periods presented.

(2)	Prior to Fiscal 1999, Sweetheart’s and Fonda’s fiscal year ends were September 30 and the last Sunday in July, respectively. In October 1998, both Sweetheart and Fonda changed their fiscal year ends to the last Sunday in September, effective for Fiscal 1999. The data as of and for the fiscal year ended September 27, 1998 represents the consolidated results of Sweetheart and Fonda for their respective year ends.

(3)	The selected historical consolidated financial and operating data include our operations and gives effect to each of our acquisitions since the respective dates of such acquisitions. See Note 7 of the Notes to the Consolidated Financial Statements.

(4)	In Fiscal 1998, we established a restructuring reserve for severance and related costs for a workforce reduction which was adjusted in Fiscal 1999 and for the closure of our Jacksonville, Florida and Indianapolis, Indiana facilities and the St. Albans, Vermont administrative offices. In Fiscal 2000, we established a restructuring reserve for severance and related costs for the elimination of our centralized machine shop and for the closure of our Maspeth, New York facility. In Fiscal 2001, we recorded a restructuring reserve in conjunction with the consolidation of the administrative office of Creative Expressions Group, Inc., an affiliate of ours, with our Oshkosh, Wisconsin administrative offices. During Fiscal 2002, we established a restructuring reserve of $0.3 million in conjunction with the planned closure of our Lafayette, Georgia facility from which 101 primarily manufacturing positions were eliminated and a restructuring reserve of $1.6 million in conjunction with planned consolidation initiatives from which 475 primarily manufacturing positions were eliminated.

(5)	In Fiscal 1998, Fiscal 2001 and Fiscal 2002, we recorded asset impairment expenses as a result of a review of the carrying value of certain of our long-lived assets.

(6)	Other (income) expense, net in Fiscal 2000, Fiscal 2001 and Fiscal 2002 includes $2.8 million, $10.3 million and $10.2 million, respectively, of amortization of the deferred gain in connection with the sale-leaseback transaction which occurred on June 15, 2000. Other (income) expense, net in Fiscal 2002 also includes (i) a $5.4 million write-off of the management services agreement between Sweetheart Holdings and SF Holdings, which had been assigned and assumed by Fonda in 1998, (ii) a $2.6 million write-off of assets related to business initiatives which were abandoned subsequent to the merger of Sweetheart Cup and Fonda, (iii) $6.0 million of costs incurred in connection with the rationalization, consolidation and improvement of our manufacturing facilities and (iv) additional costs of $0.5 million associated with the Lily-Tulip, Inc. Salary Retirement Plan. These expenses were partially offset by a $3.0 million gain associated with the sale of our manufacturing facility in Manchester, New Hampshire.

(7)	Fiscal 1998 includes a $15.9 million net gain on the sale of substantially all of the fixed assets and certain related working capital of our tissue mill in Gouverneur, New York and settlement in connection with the termination by the owner of the co-generation facility of our obligation to supply steam to the mill. This was partially offset by $1.8 million of asset write-down charges associated with the sale of our Riverside facility in Fiscal 1998. Additionally, we recognized $3.4 million of expense based on actuarial estimates associated with pending litigation. Also, we recognized certain charges, consisting primarily of $4.4 million of financial advisory and legal fees associated with our sale to SF Holdings and $3.7 million of severance expenses as a result of the termination of certain of officers pursuant to executive separation agreements and retention plans for certain key executives. These expenses were partially offset by a gain of $3.3 million associated with the sale of our bakery operations.

(8)	In Fiscal 1998, we recorded a $1.5 million expense, net of a $1.0 million income tax benefit, in connection with the implementation of EITF 97-13, which requires companies to expense any previously capitalized reengineering costs in connection with software installation.

(9)	In Fiscal 2000 and Fiscal 2002, we incurred a $0.3 million and $1.1 million extraordinary loss, respectively (net of a $0.2 million and $0.7 million income tax benefit, respectively), in connection with the early retirement of debt.

(10)	Material differences between Adjusted EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating Adjusted EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of Adjusted EBITDA.

(11)	Adjusted EBITDA is income before income taxes, minority interest, cumulative effect of a change in accounting principle, extraordinary loss, interest expense, net, restructuring charge (credit), asset impairment expense, other (income) expense, net and depreciation and amortization (excluding amortization of debt issuance costs). Due to the sale-leaseback transaction, which was completed in June 2000, operating data, including Adjusted EBITDA for Fiscal 2000, Fiscal 2001 and Fiscal 2002 are not comparable to prior periods. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flows from operating activities or other traditional indicators of operating performance. Rather, Adjusted EBITDA is presented because it is a widely accepted supplemental financial measure that we believe provides relevant and useful information. Our calculation of Adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner.

(12)	Depreciation and amortization expense excludes the amortization of the deferred gain on the sale-leaseback transaction which is included in other (income) expense, net. Amortization of debt issuance costs in Fiscal 1998, Fiscal 1999, Fiscal 2000, Fiscal 2001 and Fiscal 2002 was $3.3 million, $3.0 million, $2.6 million, $1.8 million and $3.3 million, respectively.

(13)	Cash interest expense excludes the amortization of debt issuance costs and interest expense.

(14)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax (benefit) expense plus fixed charges. Fixed charges consist of interest expense, net (including the amortization of debt issuance costs and interest income) plus that portion of rental payments on operating leases deemed representative of the interest factor. The deficiency of earnings in the ratio of earnings to fixed charges was $59.3 million, $15.6 million and $3.2 million in Fiscal 1998, Fiscal 1999 and Fiscal 2002, respectively.

(15)	Total debt includes short-term and long-term borrowings, and current maturities of long-term debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      We believe that we are one of the largest producers and marketers of disposable foodservice and food packaging products in North America. We sell a broad line of disposable paper, plastic and foam foodservice and food packaging products at all major price points under both branded and private labels to institutional foodservice, consumer foodservice and food packaging customers. We market our products under our Sweetheart®, Lily®, Trophy®, Jazz®, PreferenceTM, Go Cup®, Silent Service®, Centerpiece®, Basix®, Guildware®, Simple Elegance®, Sensations®, Hoffmaster®, Paper Art®, and Touch of Color® brands.

      Our product offerings cover a broad range within the industry, including (i) paper, plastic and foam foodservice products, primarily cups, lids, plates, bowls, plastic cutlery, food trays and food containers; (ii) tissue and specialty foodservice products, primarily napkins, table covers, placemats and lunch bags; and (iii) food packaging products, primarily containers for the dairy and food processing industries. To enhance product sales, we design, manufacture and lease container filling and lidding equipment to dairies and other food processors to package food items in our containers at customers’ plants. The types of products that are packaged in our machines include: ice cream, factory-filled jacketed ice cream cones, cottage cheese, yogurt and squeeze-up desserts. We also sell paper converting equipment used primarily in the manufacture of paper cups and food containers.

      We sell our products to institutional foodservice and consumer customers, including large national accounts, located throughout the United States, Canada and Mexico. We have developed and maintained long-term relationships with many of our customers. Our institutional foodservice customers include (i) major foodservice distributors, (ii) national accounts, including quick service restaurants and catering services, and (iii) schools, hospitals and (iv) other major institutions. Our consumer customers include (i) supermarkets, (ii) mass merchandisers, (iii) warehouse clubs, (iv) party good stores and (v) other retailers. Our food packaging customers include (i) national and regional dairy and (ii) food companies.

      Our business is seasonal with a majority of our net cash flows from operations realized during the last six months of the fiscal year. Sales for such periods reflect the high seasonal demands of the summer months when outdoor and away-from-home consumption increases. In the event that our cash flows from operations is insufficient to provide working capital necessary to fund our requirements, we will need to borrow under our credit facility or seek other sources of capital. We believe that funds available under such credit facility together with cash generated from operations, will be adequate to provide for cash requirements for the next twelve months.

      On March 25, 2002, pursuant to an Agreement and Plan of Merger, Fonda was merged with and into Sweetheart Cup, with Sweetheart Cup as the surviving entity. In connection with the merger, all of the assets and operations of Fonda were assigned to, and all liabilities of Fonda were assumed by, Sweetheart Cup by operation of law and all of the outstanding shares of Fonda were cancelled. Sweetheart Cup is a wholly owned subsidiary of Sweetheart Holdings which is a wholly-owned subsidiary of SF Holdings. Sweetheart Holdings and Fonda are under common control, and therefore, the transaction has been accounted for in a manner similar to a pooling-of-interests. The accompanying financial information has been restated for all periods presented.

Critical Accounting Policies and Estimates

      Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the consolidated financial statements of Sweetheart Holdings Inc., which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition and receivables reserves, inventory reserves, goodwill, income taxes and contingencies. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Revenue recognition/receivables reserves – Revenue is recognized upon shipment of product and when collectability is reasonably assured. Also, we rent filling equipment to certain of our customers and recognize this income over the life of the lease. Our sales are evidenced and the sales price fixed based upon either a purchase order, contract or buying agreement with the customer. Our freight terms are either FOB shipping point or freight prepaid by the customer. The customer may also be eligible for promotional incentives or rebates. At the time of sale we record a reserve for promotional allowances, rebates and other discounts based on historical experience, which are charged to net sales.

      Raw materials are critical components of our cost structure. The prices for these raw materials may fluctuate. When raw material prices decrease, selling prices have historically decreased. The actual impact from raw material price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event that raw material prices decrease over a period of several months, we may suffer margin erosion on the sale of such inventory.

      Inventory reserves – We establish reserves for our inventory to reflect those conditions when the cost of the inventory is not expected to be recovered. We review such circumstances when products are not expected to be saleable based on standards established by our quality assurance standards. The reserve for these products is equal to all or a portion of the cost of the inventory based on the specific facts and circumstances. We monitor inventory levels on a regular basis and record changes in inventory reserves as part of cost of goods sold.

      Goodwill – Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and is amortized on a straight-line basis over twenty years. The carrying value of goodwill is reviewed when facts and circumstances suggest that it may be impaired. We assess our recoverability by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted projected future cash flows. If our reviews indicate that goodwill is not recoverable, our carrying value of the goodwill would be reduced by the estimated shortfall of the cash flows.

      Income taxes – We apply an asset and liability approach to accounting for income taxes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and tax basis for assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The recoverability of deferred tax assets is dependent upon our assessment of whether it is more likely than not that sufficient future taxable income will be generated in the relevant tax jurisdiction to utilize the deferred tax asset. We review our internal forecasted sales and pre-tax earnings estimates to make our assessment about the utilization of deferred tax assets. In the event we determine that future taxable income will not be sufficient to utilize the deferred tax asset, a valuation allowance is recorded. If that assessment changes, a charge or a benefit would be recorded on the statement of operations.

      Contingencies – We are subject to litigation in the ordinary course of business and also to certain other contingencies. See Note 25 to the consolidated financial statements. We record legal fees and other expenses related to litigation and contingencies as incurred. Additionally, we assess, in consultation with our counsel, the need to record a liability for litigation and contingencies on a case by case basis. Reserves are recorded when we, in consultation with counsel, determine that a loss related to a matter is both probable and reasonably estimable.

      Selling, general and administrative expenses consist primarily of salaries, benefits, promotional and advertising costs, rent, depreciation of equipment and broker fees.

Recent Developments

      We are evaluating various strategic options which may include a restructuring of our business debt and capital structure, including, among other things, the public sale or private placement of debt or equity securities, joint venture transactions, sale of assets, new borrowings, the refinancing of our existing debt agreements, open market purchases, tender offers or exchange offers and consent solicitations of our outstanding securities. There can be no assurances that any of these strategic options will be consummated.

      On October 1, 2002, we entered into a loan agreement with the City of Chicago to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter. The proceeds from the loan were received on January 2, 2003.

Fiscal 2002 Compared to Fiscal 2001

      Net sales decreased $33.2 million, or 2.5%, to $1,283.5 million in Fiscal 2002 compared to $1,316.7 million in Fiscal 2001 reflecting a 2.5% decrease in average realized selling prices resulting from lower raw material costs and competitive pressures while sales volumes remained constant. Sales volumes declined domestically due to a reduction in the business and leisure travel industries and a reduction in foodservice and away-from-home dining which resulted from the events of September 11, 2001 and the fact that Fiscal 2002 consisted of 52 weeks as compared with 53 weeks for Fiscal 2001. This decrease was offset by increased sales volume due to the incremental sales obtained from the acquisitions of Global Cup, S.A. De C.V. and its subsidiaries (“Global Cup”) in April 2001 and the consumer division of Dopaco in August 2001. Net sales excluding Global Cup and the consumer division of Dopaco decreased $72.2 million, or 5.5%, to $1,235.4 million in Fiscal 2002 compared to $1,307.6 million in Fiscal 2001 reflecting a 2.5% decrease in average realized sales price and a 3.2% decrease in sales volume.

      Gross profit decreased $19.6 million, or 11.3%, to $153.3 million in Fiscal 2002 compared to $172.9 million in Fiscal 2001. As a percentage of net sales, gross profit decreased to 11.9% in Fiscal 2002 from 13.1% in Fiscal 2001. The $19.6 million decline in gross profit was due (i) 66.7% to the manufacturing inefficiencies related to the Company’s consolidation initiatives and lower fixed cost absorption as Fiscal 2002 consisted of 52 weeks as compared with 53 weeks for Fiscal 2001, (ii) 22.2% to the impact of lower average realized selling prices and (iii) 11.1% to a decrease from a mix shift to lower margin volumes as a result of the acquisition of the consumer division of Dopaco.

      Selling, general and administrative expenses increased $1.6 million, or 1.4%, to $114.8 million in Fiscal 2002 compared to $113.2 million in Fiscal 2001. This increase resulted primarily from $2.2 million of increased promotional and advertising expenses, $1.5 million of increased bad debt expense due to a customer bankruptcy filing and $1.0 million and $1.4 million of increased expenses due to the acquisitions of both Global Cup and the consumer division of Dopaco, respectively. These increases were partially offset by (i) lower expenses as a result of Fiscal 2002 consisting of 52 weeks as compared to 53 weeks in Fiscal 2001, (ii) $3.7 million in reduced salaries and benefits and (iii) $1.3 million in lower depreciation expense.

      Restructuring charge increased $1.4 million, or 280.0%, to $1.9 million in Fiscal 2002 compared to $0.5 million in Fiscal 2001. During Fiscal 2002, we established a restructuring reserve of $0.3 million in conjunction with the planned closure of our Lafayette, Georgia facility from which 101 primarily manufacturing positions were eliminated. The plan was approved by management on September 24, 2002 and announced to employees on September 29, 2002. Severance payments of $0.1 million and $0.2 million of vacated rent expense will be paid in Fiscal 2003. Also, during Fiscal 2002, we established a restructuring reserve of $1.6 million in conjunction with planned consolidation initiatives from which 475 primarily manufacturing positions were eliminated. The plan was approved by management on June 19, 2002 and announced to employees on June 28, 2002. A portion of the severance payments of $1.6 million were paid in the fourth quarter of Fiscal 2002 with the remaining payments to be paid in the first three quarters of Fiscal 2003. During Fiscal 2001, we established a restructuring reserve of $0.5 million in conjunction with the consolidation of the former administrative offices of CEG in Indianapolis, Indiana into our administrative offices in Oshkosh, Wisconsin. This consolidation included the elimination of approximately 40 positions. The plan was approved by management on October 30, 2000 and announced to employees on May 1, 2001. The effective date of the consolidation and elimination of positions was delayed until the fourth quarter of Fiscal 2001. Severance payments of $0.1 million were paid during the fourth quarter of Fiscal 2001.

      Asset impairment expense was $0.6 million in Fiscal 2002 as a result of our evaluation of the usefulness of certain equipment no longer in use in connection with the closure of its Lafayette, Georgia facility.

      Other expense (income), net changed $11.9 million, or 121.4%, to $2.1 million of expense in Fiscal 2002 compared to $9.8 million of income in Fiscal 2001. During Fiscal 2002, we realized $10.2 million due to the amortization of the deferred gain in conjunction with the Fiscal 2000 sale-leaseback transaction. Also, during Fiscal 2002, we recognized a $3.0 million gain associated with the sale of our manufacturing facility in Manchester, New Hampshire. These gains were offset by (i) a $5.4 million write-off of the management services agreement between Sweetheart Holdings and SF Holdings, which had been assigned and assumed by Fonda in 1998, (ii) a $2.6 million write-off of assets related to business initiatives which were abandoned subsequent to the Merger, (iii) $6.9 million of costs in connection with the rationalization, consolidation and process improvement of our manufacturing facilities and (iv) $0.5 million of additional costs associated with the termination of the Lily-Tulip, Inc. Salary Retirement Plan. In Fiscal 2001, we realized $10.3 million due to the amortization of the deferred gain in conjunction with the sale-leaseback transaction. This amortization of the deferred gain was partially offset by $1.6 million in expenses associated with the relocation of our Somerville, Massachusetts manufacturing facility to North Andover, Massachusetts.

      Operating income decreased $32.8 million, or 49.2% to $33.9 million in Fiscal 2002 compared to $66.7 million in Fiscal 2001 due to the reasons described above.

      Interest expense, net decreased $1.8 million, or 4.6%, to $37.1 million in Fiscal 2002 compared to $38.9 million in Fiscal 2001. This decrease is attributable to lower interest rates on higher average balances under our Senior Credit Facility which was partially offset by the increase in interest rate on the $110 million Senior Subordinated Notes from 10.5% to 12.0% which was effective March 1, 2002.

      Income tax expense (benefit) changed $12.5 million, or 111.6% to a benefit of $1.3 million in Fiscal 2002 compared to an expense of $11.2 million in Fiscal 2001 as a result of a pre-tax loss. The effective rate for Fiscal 2002 and 2001 was 40%.

      Minority interest in subsidiary was $0.1 million in Fiscal 2002 and in Fiscal 2001. This amount represents the 20% ownership of Global Cup’s income.

      Extraordinary loss on debt extinguishment was $1.1 million net of the income tax benefit in Fiscal 2002 resulting from the refinancing of our Senior Credit Facility.

      Net income decreased $19.6 million, or 118.8%, to a $3.1 million loss in Fiscal 2002 compared to $16.5 million of income in Fiscal 2001 due to the reasons described above.

Fiscal 2001 Compared to Fiscal 2000

      Net sales increased $40.1 million, or 3.1%, to $1,316.7 million in Fiscal 2001 compared to $1,276.6 million in Fiscal 2000 reflecting a 3.2% increase in average realized selling prices and a 0.1% decrease in sales volume. Realized selling prices increased as a result of a shift in product mix. Sales volumes decreased due to more competitive market conditions and our decision to reduce sales to certain customers experiencing deteriorating credit conditions. This decrease in sales volume was partially offset by the incremental sales obtained from our acquisition of an 80% interest in Global Cup in April 2001 and the acquisition of Springprint Medallion, a division of Marcal Paper Mills, Inc. (“Springprint”) in September 2000.

      Gross profit decreased $13.4 million, or 7.2%, to $172.9 million in Fiscal 2001 compared to $186.3 million in Fiscal 2000. As a percentage of net sales, gross profit decreased to 13.1% in Fiscal 2001 from 14.6% in Fiscal 2000. The decrease in gross profit is primarily attributable to the effects of the Sale-Leaseback Transaction whereby, in Fiscal 2000, Sweetheart Cup sold certain of its production equipment and is leasing back this equipment under an operating lease. Consequently, cost of sales increased due to higher rent expense which has been partially offset by lower depreciation expense. Specifically, rent expense increased by $12.0 million net of a reduction in depreciation. Additionally, gross profit declined due to increased energy and transportation costs.

      Selling, general and administrative expense increased $0.6 million, or 0.5%, to $113.2 million in Fiscal 2001 compared to $112.6 million in Fiscal 2000. However, as a percentage of net sales, selling, general and administrative expenses decreased to 8.6% in Fiscal 2001 from 8.8% in Fiscal 2000. This increase resulted from our increase in wages of $2.5 million, increase in brokerage fees of $0.8 million and $0.7 million of on going operational expenses as a result of the Fiscal 2001 Global Cup acquisition. These increases were partially offset by a $2.3 million reduction in bad debt expense and a reduction in legal fees of $0.7 million.

      Restructuring charge decreased $0.7 million, or 58.3%, to a charge of $0.5 million in Fiscal 2001 compared to $1.2 million in Fiscal 2000. During Fiscal 2001, we established a restructuring reserve of $0.5 million in conjunction with the consolidation of former CEG administrative offices in Indianapolis, Indiana into our administrative offices in Oshkosh, Wisconsin. This consolidation included the elimination of 40 positions. The plan was approved by management on October 30, 2000 and announced to employees on May 1, 2001. The effective date of the consolidation and elimination of positions was delayed until the fourth quarter of Fiscal 2001. Severance payments of $0.1 million were paid during the fourth quarter of Fiscal 2001. During Fiscal 2000, we established a restructuring reserve of $0.7 million in conjunction with the planned elimination of the Company’s centralized machine shop operation from which 53 positions would be eliminated. The plan was completed and approved by management on January 10, 2000 and announced to employees on March 7, 2000. Severance payments of $0.2 million, were paid in both the third and fourth quarters of Fiscal 2000. Also, during the fourth quarter of Fiscal 2000, we reversed $0.2 million of this reserve as a result of 12 employees being placed into open positions within us. During Fiscal 2000, we announced that we intended to close our Maspeth, New York facility in the first quarter of Fiscal 2001 which resulted in the elimination of 130 positions. In connection with such plans in Fiscal 2000, we recognized $0.7 million of charges for severance and related costs.

      Asset impairment expense was $2.2 million in Fiscal 2001 as a result of our evaluation of the usefulness of certain equipment no longer in use in connection with the consolidation of the Manchester, New Hampshire and Springfield, Missouri facilities with other existing facilities.

      Other (income) expense, net increased $4.9 million, or 100.0%, to $9.8 million of income in Fiscal 2001 compared to $4.9 million in Fiscal 2000. We recognized $10.3 million due to the amortization of the deferred gain in conjunction with the Sale-Leaseback Transaction. This gain was partially offset by $1.6 million in expenses related to the relocation of our Somerville, Massachusetts facility to North Andover, Massachusetts and $0.2 million loss on the sale of a building in St. Albans, Vermont.

      Operating income decreased $10.9 million, or 14.0%, to $66.7 million in Fiscal 2001 compared to $77.6 million in Fiscal 2000 due to the reasons described above.

      Interest expense, net decreased $13.7 million, or 26.0%, to $38.9 million in Fiscal 2001 compared to $52.6 million in Fiscal 2000. This decrease is attributed to lower interest rates on higher outstanding revolving credit balances and the June 2000 redemption of the $190.0 million 9  1/2% Senior Secured Notes due 2000.

      Income tax expense (benefit) increased $1.1 million, or 10.9%, to an expense of $11.2 million in Fiscal 2001 compared to $10.1 million in Fiscal 2000 as a result of higher pre-tax earnings. The effective rate for Fiscal 2001 and 2000 was 40%.

      Minority interest in subsidiary was $68,000 in Fiscal 2001. This amount represents the 20% ownership of Global Cup’s income.

      Net income increased $2.0 million, or 13.8%, to $16.5 million income in Fiscal 2001 compared to $14.5 million income in Fiscal 2000 due to the reasons described above.

Liquidity and Capital Resources

      Historically, we have relied on cash flows from operations and revolving credit borrowings to finance our working capital requirements and capital expenditures. In Fiscal 2002, we funded our capital expenditures from a combination of cash generated from operations, borrowings from the revolving credit facility and funds generated from asset sales. We expect to continue this method of funding for our Fiscal 2003 capital expenditures.

      Following the terrorist attacks of September 11, 2001, we experienced a decline in sales prices and volumes due to a number of factors, including a significant reduction in business and leisure travel and a reduction in foodservice and away-from-home dining. In addition to these factors affecting our sales, our implementation of certain consolidation initiatives caused temporary inefficiencies within our manufacturing operations, which increased our cost structure and reduced our gross margin during recent periods.

      As a result of these factors, together with difficult market conditions, we have been unable to refinance the old notes on terms acceptable to us. Unless current market conditions change significantly, we may not have sufficient capital to refinance the old notes when they mature on September 1, 2003. Moreover, our senior credit facility requires us to refinance or extend the maturity of the old notes prior to March 1, 2003. We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives. If we are unable to complete the exchange offer and consent solicitation prior to March 1, 2003, our senior credit facility, unless otherwise amended, will become due and payable.

      Net cash provided by operating activities in Fiscal 2002 was $28.5 million compared to $13.8 million in Fiscal 2001. This increase is primarily due to a reduction in inventories and decreased account receivable balances which resulted from lower raw material price levels combined with higher account payable balances due to longer terms.

      Net cash used in investment activities in Fiscal 2002 was $16.0 million compared to $71.7 million in Fiscal 2001. This decrease is primarily due to the receipt of net proceeds from the sale of the Manchester, New Hampshire facility in Fiscal 2002. During Fiscal 2001, we purchased substantially all of the property, plant and equipment, intangibles and net working capital of Springprint, Global Cup and the consumer division of Dopaco.

      Net cash used in financing activities in Fiscal 2002 was $16.1 million compared to net cash provided by financing activities of $64.7 million in Fiscal 2001. This change is primarily due to the payment of debt issuance costs in Fiscal 2002 in connection with the refinancing of our debt as compared to Fiscal 2001 which had additional borrowings under the Senior Credit Facility for business acquisitions and higher capital spending.

      Working capital decreased $122.7 million to $126.8 million at September 29, 2002 from $249.5 million at September 30, 2001. This decrease resulted from current assets decreasing $28.1 million and the current liabilities increasing $94.6 million. These changes resulted primarily from (i) a reduction in accounts receivables and inventories as a result of lower raw material price level and (ii) the reclassification of the $110 million Senior Subordinated Notes from long-term debt to current debt as such debt matures in September 2003.

      Capital expenditures for Fiscal 2002 were $21.2 million compared to $31.7 million in Fiscal 2001. Capital expenditures in Fiscal 2002 included $10.0 million for new production equipment; $6.3 million associated with the implementation of our consolidation program; $3.0 million for facility improvements; and $1.9 million primarily for routine capital improvements. Funding for the Fiscal 2002 capital expenditures was primarily provided by cash generated from operations, the sale of assets and revolving credit borrowings. During Fiscal 2003, we intend to continue to rely on this combination of funding for our capital expenditures.

      On October 1, 2002, we entered into a loan agreement with the City of Chicago to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter. On January 2, 2003, we received the $2.0 million of proceeds from this loan agreement.

      On June 10, 2002, we entered into a loan agreement with the Department of Business and Economic Development, a principal department of the State of Maryland, to borrow $2.0 million. This loan bears interest at a rate ranging from 3.0% to 8.0% per annum depending on certain employment rates at our Owings Mills, Maryland facility. This loan is payable in quarterly installments through March 1, 2007. As of September 29, 2002, $1.9 million was outstanding at an annual interest rate of 3.0%.

      We have a senior revolving credit facility with Bank of America, N.A., as agent. The senior credit facility has a maturity date of March 25, 2007; however, in the event that we have not refinanced, repaid or extended the maturity of the old notes prior to March 1, 2003, the senior credit facility will become due on that date. The senior credit facility allows for a maximum credit borrowing of $235.0 million subject to borrowing base limitations and satisfaction of other conditions of borrowing. The revolving borrowings have a maximum of $215.0 million. The term loans have a maximum of $25.0 million and are payable monthly through March 2005. Borrowings under the senior credit facility, at our election, bear interest at either (i) a bank’s base rate revolving loan reference rate plus 0.5% or (ii) LIBOR plus 2.5%. For Fiscal 2002, the weighted average annual interest rate for the senior credit facility was 4.88%. The senior credit facility is collateralized by our accounts receivable, inventory, general intangibles and certain other assets. The fee for outstanding letters of credit is 2.00% per annum and there is a commitment fee of 0.375% per annum on the daily average unused amount of the commitments. As of September 29, 2002, $31.0 million was available under the senior credit facility.

      Our senior credit facility contains various covenants that limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures and the use of proceeds from asset sales and certain other business activities. Additionally, we must maintain on a consolidated basis, certain specified ratios at specified times, including, without limitation, maintenance of minimum fixed charge coverage ratio. We are currently in compliance with all covenants under the senior credit facility. The senior credit facility provides for partial mandatory prepayments upon the sale of equipment collateral unless net proceeds are used to purchase replacement collateral and full repayment upon any change of control (as defined in the loan agreement governing the senior credit facility).

      Our Canadian subsidiary has a credit agreement which provides for a term loan and a credit facility with a maximum credit borrowing of Cdn $30.0 million (approximately US $19.0 million), subject to borrowing base limitations and satisfaction of other conditions of borrowing. The term borrowings are payable quarterly through May 2004. Both the revolving credit and term loan borrowings have a final maturity date of June 15, 2004. This Canadian credit facility is secured by all existing and after-acquired real and personal tangible assets of our Canadian subsidiary and net proceeds on the sale of any of the foregoing. Borrowings under the Canadian credit facility bear interest at an index rate plus 1.75% with respect to the revolving credit facility and an index rate plus 2.00% with respect to the term loan borrowings. For Fiscal 2002, the weighted average annual interest rate for the Canadian credit facility was 4.42%. As of September 29, 2002, Cdn $1.3 million (approximately US $0.8 million) was available under the revolving facility and the term loan balance was Cdn $12.3 million (approximately US $7.8 million) under the Canadian credit facility.

      In connection with a sale-leaseback transaction, on June 15, 2000, we sold certain production equipment located in Owings Mills, Maryland, Chicago, Illinois and Dallas, Texas to several owner participants for a fair market value of $212.3 million. Pursuant to a lease dated as of June 1, 2000 between us and State Street Bank and Trust Company of Connecticut, National Association, as trustee, we lease the production equipment sold in connection with the sale-leaseback transaction from State Street, as owner trustee for several owner participants, through November 9, 2010. We have the option to renew the lease for up to four consecutive renewal terms of two years each. We also have the option to purchase such equipment for fair market value either at the conclusion of the lease term or November 21, 2006. Our obligations under the lease are collateralized by substantially all of our property, plant and equipment owned as of June 15, 2000. The lease contains various covenants which prohibit, or limit, among other things, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness and certain other business activities. We are accounting for the sale-leaseback transaction as an operating lease, expensing the $31.5 million in annual rental payments. A deferred gain of $107.0 million was realized from this sale and is being amortized over 125 months, which is the term of the lease.

      We are the obligor and Sweetheart Holdings the guarantor with respect to the old notes which are due September 1, 2003. Interest on the old notes is payable semi-annually in arrears on March 1 and September 1.

The old notes began to accrue interest at 12% per annum as of March 1, 2002. The old notes are subject to redemption at our option, in whole or in part, at the redemption price (expressed as percentages of the principal amount), plus accrued interest to the redemption date, at a call premium of 100%. The old notes are subordinated in right of payment to the prior payment in full of all of our senior debt, including borrowings under the senior credit facility, and are pari passu with the 9 1/2% Senior Subordinated Notes due 2007. In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street Bank and Trust Company of Connecticut are secured by a significant portion of our existing property, plant and equipment. The old notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens and certain other business activities.

      In Fiscal 1997, we issued $120.0 million of 9 1/2% Senior Subordinated Notes with interest payable semi-annually. Payment of the principal and interest is subordinate in right to payment of all of our senior debt, including borrowings under the senior credit facility. We may, at our election, redeem the 9 1/2% Senior Subordinated Notes at any time after March 1, 2002 at a redemption price equal to a percentage (104.750% after March 1, 2002 and declining in annual steps to 100% after March 1, 2005) of the principal amount thereof plus accrued interest. The 9 1/2% Senior Subordinated Notes provide that upon the occurrence of a change of control (as defined therein), the holders thereof will have the option to require the redemption of the 9 1/2% Senior Subordinated Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest. The 9 1/2% Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all of our senior debt, including borrowings under the senior credit facility, and are pari passu with the old notes. In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street Bank and Trust Company of Connecticut are secured by a significant portion of our existing property, plant and equipment. The 9 1/2% Senior Subordinated Notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens and certain other business activities.

      The following summarizes the Company’s contractual obligations at September 29, 2002, and the effect such obligations are expected to have on its liquidity and cash flows in future periods (in 000’s):

	Payments Due in Fiscal

	2003	2004	2005	2006	2007	Thereafter

Long-term debt	$119,735	$22,483	$5,589	$412	$168,743	$120,000
Non-cancelable operating leases	54,179	50,848	48,283	45,177	43,283	192,537
Capital leases	118	124	97	—	—	—

Total obligations	$174,032	$73,455	$53,969	$45,589	$212,026	$312,537

      During Fiscal 2001, we experienced a casualty loss at our Somerville, Massachusetts facility. Since January 2001 through September 29, 2002, we incurred $11.6 million of expenses associated with this casualty loss. As of September 29, 2002, we received $12.5 million reimbursement under the casualty and business interruption claim. The $0.9 million of proceeds in excess of the expenses, represents the net proceeds from the business interruption claim, which were recorded as a reduction to cost of sales during the fourth quarter of Fiscal 2002. During October 2002, we and our insurance provider agreed to a final settlement of this claim whereby we would receive an additional $3.8 million of business interruption proceeds. This amount was received and recorded, net of $0.2 million of expenses, in the first quarter of Fiscal 2003.

      We are subject to legal proceedings and other claims arising in the ordinary course of our business. We maintain insurance coverage of types and in amounts which we believe to be adequate and believe that we are not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

      Management believes that cash generated by operations, amounts available under our credit facilities and funds generated from asset sales should be sufficient to meet our expected operating needs, planned capital expenditures, payments in conjunction with our lease commitments and debt service requirements in the next twelve months.

      Following the terrorist attacks of September 11, 2001, we experienced a decline in sales prices and volumes due to a number of factors, including a significant reduction in business and leisure travel, and a reduction in foodservice and away-from-home dining. In addition to these factors affecting our sales, our implementation of certain consolidation initiatives caused temporary inefficiencies within our manufacturing operations, which increased our cost structure and reduced our gross margin during recent periods.

      As a result of these factors, together with difficult market conditions, we have been unable to refinance the old notes on terms acceptable to us. Unless current market conditions change significantly, we may not have sufficient capital to refinance the old notes when they mature on September 1, 2003. Moreover, our senior credit facility requires us to refinance or extend the maturity of the old notes prior to March 1, 2003. We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives. If we are unable to complete the exchange offer and consent solicitation prior to March 1, 2003, our senior credit facility, unless otherwise amended, will become due and payable.

      We are evaluating various strategic options which may include a restructuring of our business debt and capital structure, including, among other things, the public sale or private placement of our debt or equity securities, joint venture transactions, sale of assets, new borrowings, the refinancing of our existing debt agreements, open market purchases, tender offers or exchange offer and consent solicitations of our outstanding securities. There can be no assurances that any of these strategic options will be consummated.

Net Operating Loss Carryforwards

      As of September 29, 2002, we had approximately $56.0 million of net operating loss carryforwards for federal income tax purposes of which $25 million will expire in 2018 and the remaining $31 million will expire in 2022. Although future earnings cannot be predicted with certainty, we currently believe that realization of the net deferred tax asset is more likely than not.

Quantitative and Qualitative Disclosures About Market Risk

      We are exposed to market risk in the ordinary course of business, which consists primarily of interest rate risk associated with our variable rate debt. All borrowing under our senior credit facility and the credit facility entered into by our Canadian subsidiary, Lily Cups, each of which contains a revolving and term credit facility, bear interest at a variable rate. Borrowings under our senior credit facility, at our election, bear interest at either (i) a bank’s base rate revolving loan reference rate plus 0.5% or (ii) LIBOR plus 2.5%. Borrowings under the Canadian Credit Facility bear interest at an index rate plus 1.75% with respect to the revolving credit borrowings and an index rate plus 2.00% with respect to the term loan borrowings. As of September 29, 2002, the outstanding indebtedness under the senior credit facility was $186.1 million and the Canadian Credit Facility was $15.5 million in U.S. dollars. As of September 29, 2002, $31.0 million was available under our senior credit facility and Cdn $1.3 million (approximately US $0.8 million) was available under Canadian Credit Facility. Based upon these amounts, the annual net income would change by approximately $1.2 million for each one percentage point change in the interest rates applicable to the variable rate debt. The level of the exposure to interest rate movements may fluctuate significantly as a result of changes in the amount of indebtedness outstanding under the revolving credit facilities.

Impact of Recently Issued Accounting Standards

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued two new pronouncements: Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s balance sheet regardless of when these assets were originally recognized. SFAS No. 142 requires that goodwill and certain intangibles with an indefinite life not be amortized, but subject to an impairment test on an annual basis. We have adopted SFAS No. 141 during Fiscal 2001. We have adopted SFAS No. 142 effective September 30, 2002 and are currently evaluating the impact of SFAS No. 142 on our consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. This statement amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We adopted SFAS No. 143 effective September 30, 2002 and are currently evaluating the impact of SFAS No. 143 on our consolidated financial statements.

      In October 2001, the FASB issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principals Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 effective September 30, 2002 and are currently evaluating the impact of SFAS No. 144 on our consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, Recission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement addresses, among other items, the classification of gains and losses from extinguishment of debt. In accordance with the statement, any gain or loss on extinguishment of debt that does not meet the criteria in APB No. 30 will no longer be classified as an extraordinary item for all periods presented. This statement is effective for fiscal years beginning after May 15, 2002. We adopted SFAS No. 145 effective September 30, 2002 and are currently evaluating the impact of SFAS No. 145 on our consolidated financial statements.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 replaces Emerging Issues Task Force Issue 94-3, requiring a company to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

BUSINESS

Overview

      We believe that we are one of the largest producers and marketers of disposable foodservice and food packaging products in North America, with net sales of approximately $1.3 billion in Fiscal 2002. We sell a broad line of disposable paper, plastic and foam foodservice and food packaging products, consisting primarily of cups, lids, plates, bowls, napkins and containers. We market our products primarily to leading foodservice distributors, national quick service chains and catering companies, and retailers. We market our products under both private label brands and our well-recognized Sweetheart®, Trophy®, Sensations®, Hoffmaster® and Lily® brands.

      With over 90 years of operating history, we have a diversified customer base of over 5,000 customers, consisting primarily of (i) major foodservice distributors, such as Sysco Corporation and U.S. Foodservice Inc., who serve national and regional institutional foodservice customers, (ii) quick service chains, such as McDonald’s Corporation and Burger King Corporation, and convenience stores, such as 7 Eleven, Inc., (iii) national catering services, such as ARAMARK Corporation and Sodexho Marriott Services, and (iv) supermarkets, mass merchants, warehouse clubs and other retailers, such as The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co., Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc. and Price-Costco, Inc. Our food packaging containers and lids are sold to national and regional dairy and food companies such as Ben & Jerry’s Homemade, Inc., Blue Bell Creameries, L.P., Dean Foods Co. and Prairie Farms Dairy, Inc.

      Following the terrorist attacks of September 11, 2001, we experienced a decline in sales prices and volumes due to a number of factors, including a significant reduction in business and leisure travel, a reduction in foodservice and an increase in stay-at-home dining. In addition to these factors affecting our sales, our implementation of certain consolidation initiatives caused temporary inefficiencies within our manufacturing operations, which increased our cost structure and reduced our gross margin during recent periods.

      As a result of these factors, together with difficult market conditions, we have been unable to refinance the old notes on terms acceptable to us. Unless current market conditions change significantly, we may not have sufficient capital to refinance the old notes when they mature on September 1, 2003. Moreover, our senior credit facility requires us to refinance or extend the maturity of the old notes prior to March 1, 2003. We believe that the exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and to further evaluate our strategic alternatives. If we are unable to complete the exchange offer and consent solicitation prior to March 1, 2003, our senior credit facility, unless otherwise amended, will become due and payable.

      We are evaluating various other strategic options which may include a restructuring of all of our outstanding indebtedness, including, among other things, the public sale or private placement of our debt or equity securities, the divestiture of assets that no longer enhance our long-term competitive position thereby providing us with the opportunity to reinvest our capital in a more effective manner or reduce outstanding indebtedness, or the refinancing of our existing debt agreements. An example of such a divestiture is the sale of our Manchester, New Hampshire facility for $5.2 million in December 2001. There can be no assurances that any of these strategic options will be consummated.

Business Strengths

      Leading Market Position and Extensive Customer Base. We believe that we hold leading market positions in the institutional and consumer foodservice and food packaging markets for each of our major product categories. We have a diverse and extensive base of over 5,000 customers in both the institutional and consumer markets. Our customers are located throughout North America and we have developed long-term relationships with many of them. In the institutional market, we sell to many major foodservice distributors and chain accounts, such as Sysco Corporation, U.S. Foodservice Inc., Bunzl USA, Inc., McDonald’s Corporation, Burger King Corporation and ARAMARK Corporation. In the consumer market we sell to supermarkets, mass merchants, warehouse clubs and other retail stores, such as The Kroger Co., The Stop &

Shop Supermarket Co., Topco Associates Inc., The Great Atlantic & Pacific Tea Company, Inc., Publix Supermarkets Inc. and Staples Inc. We believe we are one of the leading suppliers of private label disposable foodservice products to the consumer market.

      Well-Recognized Brands and Broad Product Offering. Our brands are well-recognized in the disposable foodservice and food packaging industries. Our products have been marketed under the Sweetheart® brand for over 90 years. Our Lily®, Trophy®, Jazz®, Preference®, Gallery®, Clarity®, Lumina®, ClearLight®, Hoffmaster®, Guildware®, Silent Service and Sherri® brands are also well-recognized in the institutional foodservice market. Our Sensations®, Touch of Color® and Paper Art® brands are well-recognized in the consumer market. We intend to continue to leverage the strength of our brands to further penetrate existing markets. We offer our products in paper, plastic (including injection molding and thermoforming) and foam and in a wide variety of colors, designs and graphics. We believe our product offering is one of the broadest in the industry, competing across all major price points in the markets we serve, enabling us to serve our customers with “one-stop” shopping. For example, we offer three lines of foam dinnerware: Basix (low end), Centerpiece (medium) and Silent Service (high end). If the industry continues to experience greater customer concentration resulting from a consolidation of distributors and retail outlets, as well as an increase in sales to the mass merchandiser and discount retailer distribution channels, we believe that our broad product offering will provide us with a competitive advantage. Our extensive and varied product offering also allows us to accommodate changing customer needs.

      Strategically Located Manufacturing and Distribution Facilities. We operate 40 manufacturing and distribution facilities located throughout North America. We believe that our extensive geographic coverage provides us with a competitive advantage, enabling us to serve large accounts on a national basis and to respond to customers’ product needs in an effective and timely manner. For instance, our strategically located manufacturing facilities allow us to place products into our distribution network efficiently and to offer our large national customers alternative manufacturing locations. In addition, our extensive distribution network, consisting primarily of six major distribution centers, enables us to distribute our products to approximately 90% of the contiguous United States within 48 hours.

      Advanced Printing Technologies. We provide our customers with a wide variety of state-of-the-art printing options for both paper and plastic products. Our advanced printing capabilities, which include approximately 300 printing presses, enable us to generate high quality, customized graphics for our customers in a timely and efficient manner. In Fiscal 2002, we executed over 76,000 different print jobs. We also offer our customers what we believe to be the highest number of colors available among our competitors. The disposable foodservice and food packaging industry has recognized the high quality of our work in the United States and internationally, and has awarded us several print awards for excellence.

      Experienced Sales and Marketing Team. We believe that our approximately 120 person sales force is larger and more experienced than those of our competitors, which enables us to maintain and expand our extensive customer base. In addition to servicing our own distributors, our sales force works in conjunction with our customers to call upon their end-users to generate “pull-through” demand for our products. We believe that the experience of our sales force and its relationship with our customers give us a competitive advantage.

      Highly Experienced Management Team. We employ a highly experienced management team throughout our organization. The members of our executive management team have an average of over 20 years of experience in the industry in which we operate. We have consummated 14 acquisitions since 1995, which we have integrated with our manufacturing, distribution, and administrative operations.

Business Strategy

      Our strategy is to continue to grow and diversify our position in the North American foodservice disposable industry, and to more efficiently service our institutional and consumer customers. We believe that our broad product offering and national distribution capabilities enable us to compete effectively and, as a result, become the preferred supplier to our customers. Specifically our strategy consists of the following initiatives:

      Increase Sales through New Product Innovation. We seek to increase sales to existing customers by developing new products as well as developing new applications for, and variations of, our existing products. For example, recognizing the upsizing trend in disposable cold drink cups, we launched a new 24 oz. disposable Trophy® hot cup, focusing on our national convenience store customers. In Fiscal 2002, net sales of this product were approximately $9.3 million. Another example is our 32 oz., 42 oz. and 44 oz. contoured plastic GoCups®, which fit into car cup holders and can be utilized by drive-thru and take-away customers at quick service restaurants. We recently introduced a new line of rolled rim plastic portion cups and a new line of plastic APET (a polyester resin) cold drinking cups. The portion cups will serve the growing health care, convenience store and quick service customers. The APET cups provide our customers with enhanced clarity and functionality for iced and frozen drinks which enable them to showcase premium beverages such as smoothies and special iced coffees.

      Increase Consumer Sales. We believe that the merger of Sweetheart Cup with The Fonda Group, Inc. has and will continue to enable us to increase our consumer sales by taking advantage of Sweetheart’s product offering and Fonda’s customer base. Our strategy is to focus on private label sales to retail customers, as the private label market is growing at a higher rate than the retail disposables market as a whole. During the past 24 months, we have broadened our product offering to these customers by offering neon cups, plastic party cups, plastic plates and bowls and Trophy® cup/lid combination packs. We believe that there is considerable opportunity to continue to penetrate the private label market through our existing national retail accounts.

      Reduce Infrastructure Costs. We continue to identify opportunities to reduce manufacturing, distribution and other infrastructure costs. Upon completion of the consolidation program which we began in June 2001, we expect to have implemented cost savings programs that we believe will result in annual cost savings of approximately $13.0 million. Approximately 80% of these cost savings programs have already been implemented, and we expect the final cost saving program to be implemented by March 2004. To date we have realized minimal costs savings under this consolidation program. The out-of-pocket cost to implement the consolidation program will total $14.5 million. Through September 2002, approximately $13.2 million has been expended, of which approximately $6.9 million was classified as operating expenses and $6.3 million was capital expenditures. We believe that our consolidation program has improved the efficiency of our manufacturing sites without any adverse impact on customer service levels. In addition to the consolidation program referenced above, in June 2002 we completed a workforce reduction program that eliminated approximately 200 jobs. We expect this subsequent cost saving initiative, which resulted in a $1.6 million restructuring charge taken in Fiscal 2002, to realize annual cost savings during the subsequent 12 months of approximately $7.0 million. Collectively we believe that these initiatives will generate approximately $17.0 million in total annual cost savings in Fiscal 2003.

      We believe that the merger of Sweetheart Cup with Fonda affords us with a further opportunity to reduce costs by consolidating manufacturing and distribution capabilities. We are continually evaluating and upgrading our facilities and have entered into a lease for a state-of-the-art distribution center in Illinois which will replace our existing facility. We expect to occupy this new facility by March 2003. We believe that these types of upgrades will serve to further enhance our distribution and customer service capabilities.

Manufacturing and Sales

      We have historically sold our Sweetheart products under the Sweetheart® brand as well as private labels to two principal customer groups, institutional foodservice and food packaging customers. We have historically sold our Fonda products under the Fonda® brand and private labels to consumer and institutional foodservice customers. We also manufacture and distribute disposable party goods products directly to the specialty (party) channel of our consumer market. Institutional foodservice customers primarily purchase disposable hot and cold drink cups, lids, food containers, plates, bowls, cutlery, straws, napkins, placemats, food trays and tablecovers. We sell these products directly and through distributors and national accounts. Consumer customers primarily purchase disposable hot and cold drink cups, paper plates, bowls, napkins and tablecovers.

We sell these consumer products primarily to supermarkets, mass merchants, warehouse clubs, discount chains and other retailers. Food packaging customers primarily directly purchase paper and plastic containers for the dairy and food processing industries. Food packaging customers also lease filling and packaging machines designed and manufactured by us that fill and seal our containers in their plants. Our consumer specialty (party) channel customers purchase disposable plates, napkins, cups, tablecovers and a variety of accessory decor items sold in ensembles or separately to party goods retailers, mass merchants, drugstores and supermarkets. We also manufacture and market our products in Canada and Mexico principally to institutional national accounts.

      We market to both the distributor and end-use customer, tailoring programs to meet the specific needs of our target customers and markets. We sell these programs, which include products, price, promotional and merchandising materials, and training and sales/marketing coverage, through a direct sales organization. We support this process by developing innovative new products, materials and processes, while leveraging our strong brand recognition and national network of manufacturing and distribution centers. Our largest customer group is institutional foodservice, which accounted for approximately 72.8% of our net sales in Fiscal 2002. We focus on two major customer groups within this customer base, national account quick service restaurants and distributors. We believe that we are one of the largest manufacturers of disposable foodservice products in North America. We believe our approximately 120 person sales force is larger and more experienced than those of our competitors, which we believe enables us to maintain and expand our customer base.

Products

      We manufacture a broad line of disposable products. Paper, foam and plastic cups, lids and straws represent the largest part of our North American operations. The largest single product type within this category is cups, which we offer in various sizes (ranging from 3 to 64 ounces) for both hot and cold beverages. Brand names of our principal beverage service products include Sweetheart®, Lily®, Trophy®, Preference™, Jazz®, Gallery®, Clarity®, Lumina®, Sherri®, ClearLight® and GoCups™.

      We also offer a variety of other disposable foodservice products, including paper, foam, and plastic plates, paper and plastic bowls, portion cups, food containers, food trays, paper and plastic tubs, containers and hinged foam containers. We believe we are one of the largest manufacturers of paper tubs for chicken, popcorn and take-out foods in North America. Munchie®, Flexstyle®, Highlights®, Maximizers™ and Scoop Cup are some of our carry-out service brands.

      We sell paper plates and bowls to both the consumer and institutional markets. These products include coated and uncoated white plates, decorated plates and bowls and are offered in a range of sizes. Uncoated and coated paper plates are considered commodity items and are generally purchased by cost-conscious consumers for everyday use. Printed and decorated plates and bowls, which are typically sold in lower count packages, are purchased for everyday use as well as for parties and seasonal celebrations such as Halloween and Christmas. We also sell, under our Sensations® brand, party packages which include solid color paper plates with coordinating napkins, cups, cutlery and tablecovers.

      Napkins are sold under our Hoffmaster®, Fonda® and Sensations® brands, as well as under national distributor private labels. Napkin products range from decorated-colored, multi-ply napkins and simple custom printed napkins featuring an end-user’s name or logo to fully printed, graphic-intensive napkins for the premium paper goods sector. Tablecovers, ranging from economy to premium product lines, are sold in various prints and colors under the Hoffmaster®, Linen-Like®, Windsor® and Sensations® brands. We also sell placemats, traycovers, paper doilies, lunch bags, paper portion cups and fluted products in a variety of shapes and sizes. We manufacture unique decorated placemats in a variety of shapes. In addition, we use a proprietary technology to produce non-skid traycovers that serve the particular needs of the airline and healthcare industries.

      We also manufacture paperboard and tissue party goods products under our Paper Art®, Party Creations® and Touch of Color® brand names.

      Our other products include Flex-E-Form™ straight-wall paper manufacturing technology and Flex-Guard™, a spiral wound tamper-evident lid. In addition, we provide foodservice customers with retail packages sold through retailers under various Sweetheart and private label brands.

      To enhance product sales, we design, manufacture and lease container filling and lidding equipment to dairies and other food processors to package food items in our containers at their plants. We lease our filling and lidding equipment to customers under the trade names Auto-Pak, Flex-E-Fill® and FoodPac®. We manufacture this equipment in our machine shop and assembly plants located in Owings Mills, Maryland and Kensington, Connecticut. Products packaged in our machines include ice cream, factory-filled jacketed ice cream cones, cottage cheese, yogurt and squeeze-up desserts.

      We also sell paper converting equipment used primarily in the manufacture of paper cups and food containers. Our product line includes four sizes of cup formers, insulated paper cup machinery, paper lid machines, high speed blanking machines, flat rim machinery and other related equipment. We also sell spare parts, engineering services and machine rehabilitation services and stamped sheet metal parts used for protective covers and assemblies.

Production

      We manufacture our products at 23 plants located throughout North America. See “— Properties.” Our manufacturing processes consist of converting processed paperboard, paper, tissue and resin into finished disposable foodservice products through the use of four principal technologies: paper forming, thermoforming, injection molding, and foam extrusion and forming. We provide our customers with a wide variety of printing (flexography, letter press, paper lithography and plastic dry offset) options across these various technologies. We operate approximately 300 printing presses capable of producing high quality, customized graphics to meet our customers’ requirements. We believe that our ability to manufacture a broad line of products enables us to provide our customers with numerous choices to meet their needs. Our plants operate on a variety of manufacturing schedules. Paper operations generally run five days per week, 24 hours per day, with Saturday scheduled as an overtime day when needed to meet customer demand. Plastic operations generally run seven days per week, 24 hours per day. Due to the seasonality of customer demand, our production is generally greater during late spring and summer than during fall and winter.

Raw Materials and Suppliers

      Raw materials are a critical part of our cost structure. Principal raw materials for our paper operations include solid bleached sulfate paperboard, napkin tissue, bond paper and waxed bond paper obtained directly from major North American manufacturers, along with wax adhesives, coating and inks. We purchase paperboard, napkin tissue, bond paper and waxed bond paper in “jumbo” rolls and then print and convert them into smaller rolls, or blanks, for processing into final products. The main raw material for our plastic operations is plastic resin (polystyrene, polypropylene and high and low density polyethylene) purchased directly from major petrochemical companies and other resin suppliers. We process and form resin into cups, cutlery, meal service products, straws, lids and containers. We manufacture foam products by melting polystyrene plastic and adding a blowing agent that is then passed through a die and extruded into sheets of plastic foam material. The foam is then formed into cups, bowls and plates.

      We purchase a substantial portion of our requirements for paperboard and resin from several suppliers. We have a number of potential suppliers for most of our raw materials and believe that current sources of supply are sufficient to meet our requirements.

Competition

      We sell our products in extremely competitive markets. Because of the low barriers to entry for new competitors, competition has been, and may continue to be, intense as new entrants try to gain market share. Our competitors include large multinational companies as well as regional manufacturers. Some of our competitors have greater financial and other resources than we do. The marketplace for our products is fragmented. We have competitors who compete across the full line of our products, as well as those who compete against only some of our products. A few of our competitors also produce paper or plastic raw materials and have greater access to financial and other resources. Our primary competitors in the institutional and consumer foodservice markets include Dart Container Corporation, Dixie Foodservice Corp. (a division of Georgia Pacific Corp.), Solo Cup Co., International Paper Food Service Business (a division of International Paper Co.), AJM Packaging Corp., Dopaco, Inc., Genpak LLC and Pactiv Corporation. Major competitors in the food packaging market include Landis Plastics, Inc., Interbake Foods Inc., Polytainer, Ltd. and Hutamaki, Inc. Our competitors in the disposable tissue and other specialty products and party goods accessory products categories include Duni Corp., Erving Paper Products Inc., American Tissue and Wisconsin Tissue Mills Inc. (a subsidiary of SCA).

Customers

      We believe that we hold leading market positions in the institutional and consumer foodservice and food packaging markets for each of our major product categories. We have a diverse and extensive customer base of over 5,000 customers located throughout North America, in both the institutional and consumer markets. In the institutional market, we sell to many major foodservice distributors and chain accounts, such as Sysco Corporation, U.S. Foodservice Inc., Bunzl USA, Inc., McDonald’s Corporation, Burger King Corporation, ARAMARK Corporation and Sodexho Marriott Services. Our institutional foodservice customers represented approximately 72.8% of net sales in Fiscal 2002. In the consumer market we sell to supermarkets, mass merchants, warehouse clubs and other retail stores, such as The Kroger Co., The Stop & Shop Supermarket Co., Topco Associates Inc., The Great Atlantic & Pacific Tea Company, Inc., Publix Supermarkets Inc., Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc., Price-Costco, Inc. and Staples Inc. Our consumer accounts represented approximately 13.6% of our net sales in Fiscal 2002. We have developed long-term relationships with many of our customers.

      We market our products primarily to customers in the United States. In Fiscal 2002, approximately 7.0% of net sales came from sales to customers in Mexico, Canada and Latin America. During Fiscal 2002, sales to our five largest customers represented approximately 26.7% of net sales with no one customer accounting for more than 10% of net sales. Our operating results could be adversely affected if we were to lose one or more of our large customers. We believe we have strong relationships with our major accounts which have been developed over many years.

Environmental Matters

      Our operations are subject to comprehensive and frequently changing federal, state, foreign and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. We are subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that we own or operate and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. We believe that, except as noted below, there are currently no material pending environmental investigations at our plants or sites. However, we cannot assure you that we will not be involved in any such proceedings in the future and that any amount of future clean up costs and other environmental liabilities will not be material. We spent less than $200,000 for environmental compliance in Fiscal 2002, and we anticipate spending less than $200,000 for environmental compliance in Fiscal 2003.

      We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities. Enactment of stricter laws or regulations, or a stricter interpretation of existing laws and regulations, may require us to make additional expenditures, some of which could be material.

      The Clean Air Act requires the phase out of certain refrigerant compounds. Therefore, we must upgrade or retrofit air conditioning and chilling systems during the next few years. We have decided to replace units as they become inefficient or unserviceable. We expect to complete the replacement of all such units within the next five to ten years, at an estimated total cost of less than $1.3 million.

      Some of our facilities contain asbestos. Although there is no current legal requirement to remove it, we monitor such asbestos on an ongoing basis and maintain and/or remove it as appropriate to prevent the release of friable asbestos. We believe the costs associated with such program will not be material to our business or financial condition.

      Certain of our facilities are located in states that have regulations governing emissions of nitrogen oxide. While we believe that these regulations do not apply to our operations, we will continue to monitor our operations for compliance.

      On July 13, 1999, we received a letter from the U.S. Environmental Protection Agency identifying us, among numerous others, as a “potential responsible party” under CERCLA at a site in Baltimore, Maryland. The EPA letter is not a final determination by the EPA concerning our liability or the liability of any other entity. We responded to the EPA that, upon review of our files, we had no information with respect to any dealings with that site. On December 20, 1999, we received an information request letter from the EPA, pursuant to CERCLA, regarding a Container Recycling Superfund Site in Kansas City, Kansas and in January 2000 we responded to such inquiry. In both instances, we have received no further communication from the EPA. We deny liability and have no reason to believe the final outcomes of these matters will have a material adverse effect on our financial condition or results of operations. However, we cannot assure you of their ultimate effect on us, if any.

Technology and Research

      We maintain facilities for the development of new products and product line extensions in Owings Mills, Maryland and facilities for machinery design in Kensington, Connecticut. A staff of engineers and technicians is responsible for product quality, process control, improvement of existing products, development of new products and processes, and technical assistance in adhering to environmental rules and regulations.

      During Fiscal 2001, we initiated a program to automate certain of our manufacturing operations which we completed in Fiscal 2002. These initiatives include the implementation of a robotic transfer and sorting system for finished goods; automatic packaging; information systems upgrades; and enhancements to printing processes. Also, we initiated new products and production capabilities which will enable our plastics operations to address existing and emerging market opportunities.

      We test new product concepts at facilities located in Oshkosh, Wisconsin; Appleton, Wisconsin and St. Albans, Vermont. Management, supervisors and experienced operators are responsible for plant safety, product quality, process control, improvement of existing products, development of new products and processes and technical assistance in adhering to environmental rules and regulations.

      We strive to expand our proprietary manufacturing technology, further automate and streamline our manufacturing operations, improve upon safety and performance, and develop improved manufacturing processes, equipment, and product designs.

Properties

      We operate 40 manufacturing and distribution facilities located throughout North America. All of our facilities are well maintained, in good operating condition and suitable for our operations. The table below provides summary information regarding the properties we own or lease.

				Size
	Type of	Owned/		(Approximate	Lease
Location	Facility(1)	Leased		square feet)	Expiration

Appleton, Wisconsin (2 facilities)	M/W	O		271,000
	W	L		132,000	May 30, 2003
Augusta, Georgia (2 facilities)	M/W	O		339,000
	M/W	O		75,000
Chicago, Illinois (2 facilities)	M/W	O		874,000
	W	L		786,000	March 31, 2003
Conyers, Georgia (2 facilities)	M/W	O		350,000
	W	O		555,000
Cuautitlan, Mexico (3 facilities)	M	L		24,000	September 3, 2009
	W	L		26,000	September 3, 2009
	W	L		29,000	April 1, 2010
Dallas, Texas	M/W	O		1,304,000
El Cajon, California (2 facilities)	M/W	L		101,000	June 30, 2011
	W	L		82,000	July 31, 2010
Glen Falls, New York	M/W	O		59,000
Goshen, Indiana	M/W	O		63,000
Hampstead, Maryland	W	L		1,035,000	May 30, 2020
Indianapolis, Indiana	W	L		735,000	June 30, 2007
Kensington, Connecticut (4 facilities)	M/W	L	(2)	96,000	May 15, 2010
	M/W	L	(2)	112,000	May 15, 2010
	W	L		34,000	May 31, 2003
	W	L	(2)	30,000	May 15, 2010
Lafayette, Georgia	M/W	L	(3)	197,000	April 30, 2003
Lakeland, Florida	M/W	L		45,000	January 31, 2004
North Andover, Massachusetts	M/W	L		249,000	October 31, 2020
North Las Vegas, Nevada (2 facilities)	M/W	L		99,000	August 31, 2010
	W	L		96,000	August 31, 2010
Ontario, California	W	L		396,000	May 1, 2014
Oshkosh, Wisconsin	M/W	O		486,000
Owings Mills, Maryland (2 facilities)	M/W	O		1,495,000
	M/W	O		258,000
St. Albans, Vermont (3 facilities)	M	O		115,000
	W	L		186,000	March 31, 2007
	W	L		28,000	August 31, 2003
Scarborough, Ontario, Canada (2 facilities)	M/W	O		400,000
	W	L		125,000	March 31, 2003
Somerville, Massachusetts(4)	M/W	O		193,000

			Size
	Type of	Owned/	(Approximate	Lease
Location	Facility(1)	Leased	square feet)	Expiration

Springfield, Missouri (2 facilities)	M/W	O	924,000
	W	L	415,000	March 25, 2003
Williamsburg, Pennsylvania (2 facilities)	M	L (5)	130,000	June 26, 2005
	W	L	8,000	June 26, 2005

(1)	M-Manufacturing; W-Warehouse; M/W-Manufacturing and Warehouse in the same facility.

(2)	Subject to a purchase option which expires on May 15, 2005.

(3)	Although operations at this facility will cease as of December 1, 2002, we will continue to occupy this facility until April 30, 2003.

(4)	Operations at this facility have ceased and we are in the process of selling this facility. We have reclassified this facility to assets held for sale.

(5)	Subject to capital lease. (See Note 18 of the Notes to Consolidated Financial Statements)

      We lease a warehouse in Augusta, Georgia which was closed in the latter part of Fiscal 1997. We are currently subleasing this property to a third party and plan to sublet this property through the lease termination date of March 31, 2008. We also lease a manufacturing facility from our Chairman and Chief Executive Officer, in Jacksonville, Florida which was closed in 1998. We are currently subleasing this property to a third party and plan to sublet the property through the lease termination date of December 31, 2014. See “Certain Relationships and Related Transactions.”

      We also occupy several retail and storage facilities located throughout Indiana and Pennsylvania in connection with our party goods consumer business. These facilities are comprised of outlet stores and local storage facilities maintained for marketing purposes.

Employees

      At September 29, 2002, we employed 7,777 persons, 6,416 of whom were hourly employees. Approximately 92.5% of our employees are located at facilities in the United States. We currently have collective bargaining agreements in effect at our facilities in Springfield, Missouri; Augusta, Georgia; Kensington, Connecticut; Appleton, Wisconsin; Indianapolis, Indiana; Oshkosh, Wisconsin; St. Albans, Vermont; Williamsburg, Pennsylvania; Cuautitlan, Mexico and Scarborough, Ontario, Canada. These agreements cover all production, maintenance and distribution hourly-paid employees at each facility and contain standard provisions relating to, among other things, management rights, grievance procedures, strikes and lockouts, seniority and union rights. As of September 29, 2002, approximately 33.6% of our hourly employees were covered by those agreements. We believe that we have a good relationship with our employees.

Legal Proceedings

      During Fiscal 2001, we experienced a casualty loss at our Somerville, Massachusetts facility. Since January 2001 through September 29, 2002, we incurred $11.6 million of expenses associated with this casualty loss. As of September 29, 2002, we received $12.5 million reimbursement under the casualty and business interruption claim. The $0.9 million of proceeds in excess of the expenses, represents the net proceeds from the business interruption claim, which were recorded as a reduction to cost of sales during the fourth quarter of Fiscal 2002. During October 2002, we and our insurance provider agreed to a final settlement of this claim whereby we would receive an additional $3.8 million of business interruption proceeds. This amount was received and recorded, net of $0.2 million of expenses, in the first quarter of Fiscal 2003.

      A lawsuit entitled Aldridge v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation, Civil Action No. CV 187-084, was filed in state court in Georgia in April 1987 and later removed to federal court. The plaintiffs claimed, among other things, that we wrongfully terminated the Lily Tulip, Inc. Salary Retirement Plan in violation of the Employee Retirement Income Security Act of 1974, as amended. The relief sought by plaintiffs was to have the plan termination declared ineffective. The United States Court of Appeals for the Eleventh Circuit ruled that the plan was lawfully terminated on December 31, 1986, and judgment was entered dismissing the case in March 1996. The circuit court affirmed the judgment entered in our favor. Plaintiffs filed a petition for writ of certiorari to the United States Supreme Court, which was denied in January 1999. We have completed paying out the termination liability and associated expenses in connection with the plan termination.

      On July 13, 1999, we received a letter from the U.S. Environmental Protection Agency identifying us, among numerous others, as a “potential responsible party” under CERCLA at a site in Baltimore, Maryland. The EPA letter is not a final determination by the EPA concerning our liability or the liability of any other entity. We responded to the EPA that, upon review of our files, we had no information with respect to any dealings with that site. On December 20, 1999, we received an information request letter from the EPA, pursuant to CERCLA, regarding a Container Recycling Superfund Site in Kansas City, Kansas and in January 2000 we responded to such inquiry. In both instances, we have received no further communication from the EPA. We deny liability and have no reason to believe the final outcomes of these matters will have a material adverse effect on our financial condition or results of operations. However, we cannot assure you of their ultimate effect on us, if any.

      We are subject to legal proceedings and other claims arising in the ordinary course of our business. We maintain insurance coverage of types and in amounts which we believe to be adequate. We believe that we are not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on our financial condition or results of operations.

MANAGEMENT

      The following table sets forth information with respect to our directors, executive officers and key employees. All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

Name	Age	Position

Dennis Mehiel	60	Chairman and Chief Executive Officer
Thomas Uleau	58	Chief Operating Officer and Vice Chairman
Hans H. Heinsen	49	Senior Vice President-Finance and Chief Financial Officer
Michael T. Hastings	55	President-Sweetheart Brand
Robert M. Korzenski	48	President-Hoffmaster Brand
Dennis Dorian Mehiel	34	President-Fonda Brand
Harvey L. Friedman	60	Senior Vice President, General Counsel and Secretary
Ingrid Santiago	50	Senior Vice President — Materials Management
Thomas Pasqualini	45	Senior Vice President — Manufacturing and Logistics
Gail Blanke	54	Director
John A. Catsimatidis	53	Director
Alfred B. DelBello	68	Director
Chris Mehiel	63	Director
Edith V. Mehiel	56	Director
Alan D. Scheinkman	52	Director
G. William Seawright	61	Director

      Dennis Mehiel has been Chairman and Chief Executive Officer of Sweetheart Holdings and Sweetheart Cup since March 1998. Mr. Mehiel has been Chairman and Chief Executive Officer of SF Holdings since February 1998 and has been Chairman and Chief Executive Officer of Fonda since 1988. Since July 2000, he has been a director of Box USA Holdings, Inc. (“Box USA”) (formerly Four M Corporation, a converter and seller of interior packaging, corrugated sheets and corrugated containers which Mr. Mehiel cofounded (“Four M”)). From 1966 until July 2000, he was Chairman of Four M. From 1977 until July 2000 (except during a leave of absence from April 1994 through July 1995) he served as the Chief Executive Officer of Four M. Mr. Mehiel is also Chief Executive Officer and a director of Mannkraft Corporation (formerly Box USA of New Jersey, Inc.) a manufacturer of corrugated containers, and Chairman and Chief Executive Officer of Creative Expressions Group, Inc. (“CEG”).

      Thomas Uleau has been Chief Operating Officer and Vice Chairman of Sweetheart Holdings and Sweetheart Cup since May 2002. Prior thereto, Mr. Uleau was Executive Vice President and a director of Sweetheart Holdings and Sweetheart Cup since March 1, 2001 and prior thereto was President, Chief Operating Officer and a director since March 1998. Mr. Uleau also has been Vice Chairman and Senior Vice President of SF Holdings since March 1, 2001 and prior thereto was also President, Chief Operating Officer and a director of SF Holdings. He has been Executive Vice President of Fonda since March 1998 and has been a director of Fonda since 1988. He has also served in a variety of executive officer positions at Fonda since 1989. He has been Executive Vice President of CEG since 1996 and is currently a director of CEG. Prior to July 2000 he was a director of Box USA (formerly Four M). He served as Executive Vice President and Chief Financial Officer of Four M from 1989 through 1993 and as its Chief Operating Officer in 1994.

      Hans H. Heinsen has been Senior Vice President — Finance and Chief Financial Officer of Sweetheart Holdings and Sweetheart Cup since March 1998. Mr. Heinsen also has been Senior Vice President, Chief Financial Officer and Treasurer of SF Holdings since February 1998, Senior Vice President and Treasurer of Fonda since February 1997, Chief Financial Officer of Fonda since June 1996 and Chief Financial Officer of CEG since November 1998. Prior to joining Fonda, Mr. Heinsen spent 21 years in a variety of corporate finance positions with The Chase Manhattan Bank, N.A.

      Michael T. Hastings has been President of the Sweetheart Brand of Sweetheart Holdings and Sweetheart Cup since March 2002. Prior thereto, Mr. Hastings was President of Sweetheart Holdings and Sweetheart Cup from March 2001 to March 2002, and prior thereto he was Senior Vice President-Sales and Marketing for Sweetheart Holdings and Sweetheart Cup from March 1998 to March 2002. Mr. Hastings was also Senior Vice President of Fonda from March 1998 to March 2002. Mr. Hastings was Senior Vice President of SF Holdings from December 2001 until May 2002. Prior to joining Sweetheart, Mr. Hastings served as President of the Fonda Division of Fonda, which he joined in May 1995. From December 1990 to April 1995, Mr. Hastings served as Vice President of Sales and Marketing and as a member of the Board of Directors of Anchor Packaging Company, a manufacturer of institutional films and thermoformed plastic packaging. Prior to joining Anchor Packaging Company, Mr. Hastings was employed for over 25 years in a variety of positions in the paper and plastic industries, including sales, marketing and plant operations management at Scott Paper Company and Thompson Industries.

      Robert M. Korzenski has been President of the Hoffmaster Brand of Sweetheart Holdings and Sweetheart Cup since March 2002. Mr. Korzenski has been Senior Vice President of SF Holdings from December 2001 to May 2002 and was President and Chief Operating Officer of Fonda from March 1998 to March 2002. Prior to that, he was Senior Vice President of Fonda since January 1997 and President of the Hoffmaster division since its acquisition by Fonda in March 1995. From October 1988 to March 1995, he served as Vice President of Operations and Vice President of Sales of Scott Institutional, a division of Scott Paper Company. Prior to that, he was director of National Sales at Thompson Industries.

      Dennis Dorian Mehiel, the son of Dennis Mehiel, has been President of the Fonda Brand of Sweetheart Holdings and Sweetheart Cup since May 2002. Mr. Mehiel has also been President and Chief Operating Officer of Mannkraft Corporation (formerly Box USA of New Jersey, Inc.), a manufacturer of corrugated containers since June 2000, and a member of Frontage Road Realty, LLC, the parent of Mannkraft Corporation (formerly Box USA of New Jersey, Inc.) since January 2002. Mr. Mehiel was Vice President-Operations of Fonda from August 2001 until May 2002. From 1996 to July 2000, he served in various management positions with Four M.

      Harvey L. Friedman has been Senior Vice President, General Counsel and Secretary of Sweetheart Holdings and Sweetheart Cup since March 2001. He has been General Counsel and Secretary of SF Holdings since February 1998. He served as Secretary and General Counsel of Fonda from May 1996 until the March 2002. He was also a director of Fonda from 1985 to January 1997. Mr. Friedman is also Secretary and General Counsel of CEG, is a director of CEG and Box USA (formerly Four M) and is a director and Senior Vice President of Mannkraft Corporation (formerly Box USA of New Jersey, Inc.). He was formerly a partner of Kramer Levin Naftalis & Frankel LLP, a New York City law firm. He is also Assistant Secretary of Box USA (formerly Four M).

      Ingrid Santiago has been Senior Vice President — Materials Management of Sweetheart Holdings and Sweetheart Cup since May 2002. She was Vice President — Materials Management of Sweetheart Holdings and Sweetheart Cup from March 1998 to May 2002. She was also Vice President of Materials Management — Fonda from 1996 until May 2002 and also served as Vice President of Materials Management for Four M for over 10 years until July 2000.

      Thomas Pasqualini has been Senior Vice President — Manufacturing and Logistics of Sweetheart Holdings and Sweetheart Cup since August 2000. Prior thereto, he was Vice President of Logistics and Distribution and director of Distribution for the past five years. He has held several other positions with us since 1981.

      Gail Blanke has been a director of Sweetheart Holdings and Sweetheart Cup since May 2002. Ms. Blanke also served as a director of Fonda from January 1997 to March 2002. She also has been a director of SF Holdings since February 1998. She has been President and Chief Executive Officer of Gail Blanke’s Lifedesigns, LLC since March 1995. Lifedesigns was founded in March 1995 as a division of Avon Products, Inc. (“Avon”) and was spun off from Avon in March 1997. Prior thereto, she held the position of Corporate Senior Vice President of Avon since August 1991. She also held a number of management positions at CBS,

Inc., including the position of Manager of Player Promotion for the New York Yankees. Ms. Blanke will be serving her second consecutive term as President of the New York Women’s Forum.

      John A. Catsimatidis has been a director of Sweetheart Holdings and Sweetheart Cup since May 2002. Mr. Catsimatidis also served as a director of Fonda from January 1997 to March 2002. He also has been a director of SF Holdings since February 1998. He has been Chairman and Chief Executive Officer of the Red Apple Group, Inc., a company with diversified holdings that include oil refining, supermarkets, real estate, aviation and newspapers, since 1969. Mr. Catsimatidis serves as a Director of Sloan’s Supermarket, Inc. and New’s Communications, Inc. He also serves on the board of trustees of New York Hospital, St. Vincent Home for Children, New York University Business School, Athens College, Independent Refiners Coalition and New York State Food Merchant’s Association.

      Alfred B. DelBello has been a director of Sweetheart Holdings and Sweetheart Cup since May 2002. Mr. DelBello also served as Vice Chairman of Fonda from January 1997 to March 2002 and a director of Fonda from 1990 to March 2002. He also has been Vice Chairman of SF Holdings since February 1993. Since July 1995, Mr. DelBello has been a partner in the law firm of DelBello Donnellan Weingarten Tartaglia Wise & Wiederkehr, LLP, a White Plains, New York firm. From September 1992 to July 1995 he was a partner in the law firm of Worby DelBello Donnellan & Weingarten. Prior thereto, he had been President of DelBello Associates, a consulting firm, since 1985. Mr. DelBello served as Lieutenant Governor of New York State from 1983 to 1985.

      Chris Mehiel, the brother of Dennis Mehiel, has been a director of Sweetheart Holdings and Sweetheart Cup since May 2002. Chris Mehiel also served as a director of Fonda from January 1997 to March 2002. He also has been a director of SF Holdings since February 1998. Mr. Mehiel was a cofounder of Four M. He was Executive Vice President, Chief Operating Officer and a director of Four M from September 1995 to July 2000 and Chief Financial Officer of Four M from August 1997 to July 2000. Since July 2000, he has been an executive officer of the managing member of Fibre Marketing Group, LLC (“Fibre Marketing”), the successor of Fibre Marketing Group, Inc., a waste paper recovery business which he cofounded, and was President from 1994 to January 1996. From 1993 to 1994, Mr. Mehiel served as President and Chief Operating Officer of Mannkraft Corporation (formerly Box USA of New Jersey, Inc.). From 1982 to 1992, Mr. Mehiel served as the President and Chief Operating Officer of Specialty Industries, Inc., a waste paper processing and container manufacturing company.

      Edith V. Mehiel, the former spouse of Dennis Mehiel, is a director. She has been a private investor for the previous five years and has been a director of SF Holdings since March 2001 and was a director of Fonda from March 2001 to March 2002.

      Alan D. Scheinkman has served a director of Sweetheart Cup and Sweetheart Holdings since April 2000. Mr. Scheinkman has been a director of SF Holdings since April 2000 and was a director of Fonda from April 2000 to March 2002. Since October 2002, Mr. Scheinkman has been a member of DelBello Donnellan Weingarten Tartaglia Wise & Wiederkehr, LLP, a White Plains, New York firm. Previously, he was a member of the law firm of Epstein, Becker and Green P.C. From January 1998 to December 2000, he was County Attorney of Westchester County, New York, counsel to the County Executive and Board of Legislators. Prior thereto, Mr. Scheinkman was in private practice with Scheinkman, Fredman & Kosan LLP. Mr. Scheinkman was also Associate Minority Counsel to the New York State Senate. Mr. Scheinkman also serves as a Director of NCO Portfolio Management, Inc.

      G. William Seawright has been a director of Sweetheart Holdings and Sweetheart Cup since May 2002. Mr. Seawright also served as a director of Fonda from January 1997 to March 2002. He also has been a director of SF Holdings since February 1998. He has been President and Chief Executive Officer of Stanhome Inc., a manufacturer and distributor of giftware and collectibles, since 1993. Prior thereto, he was President and Chief Executive Officer of Paddington, Inc., an importer of distilled spirits, since 1990. From 1986 to 1990, he was President of Heublein International, Inc.

Director Compensation

      Our directors who are not employees receive annual compensation of (i) $12,000, (ii) $1,000 for each Board meeting attended, and (iii) $1,000 for each committee meeting attended which is not held on the date of a board meeting. Our directors who are employees do not receive any compensation or fees for service on the Board of Directors or any committee thereof.

Executive Compensation

      The following table sets forth the compensation earned, whether paid or deferred, for our Chief Executive Officer and our other four most highly compensated executive officers (collectively, the “Named Officers”) for Fiscal 2002, Fiscal 2001 and Fiscal 2000 for services rendered in all capacities to us during such periods. We have concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Officers did not exceed the lesser of (i) 10% of such officer’s total annual salary and bonus or (ii) $50,000. Thus, such amounts are not reflected in the following table.

						Securities
		Annual Compensation				Underlying
				Other Annual		Options/
Name and Principal Position	Fiscal	Salary($)	Bonus($)(1)	Compensation($)(2)		SARs(#)(3)

Dennis Mehiel	2002	722,212	170,000	551,135	(4)	—
Chairman and	2001	735,570	340,000	396,725	(5)	—
Chief Executive Officer	2000	648,657	600,000	352,618	(6)	—
Thomas Uleau	2002	423,366	100,000	15,588		—
Executive Vice President and	2001	433,173	116,411	12,724		—
Vice Chairman	2000	420,129	500,000	18,201	(7)	126,516
Hans H. Heinsen	2002	281,848	70,000	19,915		—
Senior Vice President and	2001	255,428	176,411	17,534		—
Chief Financial Officer	2000	251,102	235,000	8,065		40,178
Michael T. Hastings	2002	298,846	—	24,244		—
President—Sweetheart Brand	2001	266,602	100,000	11,232		—
	2000	245,512	235,000	23,182	(8)	126,516
Robert M. Korzenski	2002	277,269	90,000	8,494		—
President — Hoffmaster Brand	2001	244,543	140,000	11,480		—
	2000	239,578	235,000	20,998	(9)	126,516
Harvey Friedman	2002	283,904	55,000	841		—
Senior Vice President,	2001	287,850	45,000	—		—
General Counsel and Secretary	2000	195,700	200,000	—		—

(1)	Amounts shown were paid based upon our performance.

(2)	Reflects matching contributions under 401(k) plans, long-term disability and life insurance premiums paid.

(3)	The SAR Plan was terminated on September 14, 2000, effective as of October 1, 1999. No SARs were issued during Fiscal 2000. All vested SARs were redeemed on September 20, 2000.

(4)	Reflects $4,192 of life insurance premiums and $546,943 for personal expenses.

(5)	Reflects $2,580 of life insurance premiums, $378,124 for personal expenses, $16,021 interest forgiveness.

(6)	Reflects $1,507 of life insurance premiums, $299,474 for personal expenses, $51,637 interest forgiveness.

(7)	Included in other compensation is $5,282 paid for relocation expenses.

(8)	Included in other compensation is $14,119 paid for relocation expenses.

(9)	Included in other compensation is $11,726 paid for relocation expenses.

      At September 29, 2002, we have a loan receivable from Dennis Mehiel totaling $0.3 million plus accrued interest at 5.06%. This loan is payable upon demand. During Fiscal 2001 and Fiscal 2000, we forgave $16,021 and $51,637, respectively, of interest associated with Mr. Mehiel’s loan. At September 29, 2002, we have a loan receivable from Thomas Uleau totaling $0.1 million plus accrued interest at 5.39%.

Stock Options

      Dennis Mehiel currently holds 71,515 currently exercisable options to purchase Class A Common Stock of SF Holdings.

      During Fiscal 2001, SF Holdings adopted the SF Holdings Group, Inc. Share Incentive Plan in which SF Holdings may grant options to its employees and to our employees to purchase up to 95,995 shares of SF Holding’s Class D Common Stock.

      During Fiscal 2001, SF Holdings granted options to purchase shares of its common stock to certain employees of the Company. The options vest over a period of three years. Certain of the exercise prices of the options were below the fair market value of SF Holdings’ common stock at the date of the grant. During the vesting period, these discounts of $0.3 million are being amortized as compensation expense and credited to additional paid-in capital by the Company. Amortization expense relating to SF Holding’s stock options was $0.1 million and $0.2 million for Fiscal 2002 and Fiscal 2001, respectively.

      The weighted average fair value of the SF Holdings stock options was $0.4 million in Fiscal 2001 estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of zero, risk-free interest rate of 2.75%, and expected life of option grants of three years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future pro forma effects.

Stock Appreciation Rights (“SARs”)

      On September 14, 1999, Fonda terminated its SAR plan effective as of October 1, 1999. In total, 10,140 Fonda SARs were redeemed at their October 1, 1999 value from Named Officers at a total cost of $293,210. All unvested SARs held by Named Officers not redeemed by Fonda were forfeited.

			SARs	Value of
	SARs	Value	Outstanding at	Outstanding
Name	Redeemed(#)	Realized($)	FY end	SARs

Thomas Uleau	3,900	126,516	—	—
Robert M. Korzenski	3,900	126,516	—	—
Hans H. Heinsen	2,340	40,178	—	—

Employee Benefit Plans

      We sponsor various defined benefit post-retirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with ten years of service. The majority of such plans are contributory, with retiree contributions adjusted annually. We do not fund the plans.

      We provide certain union and non-union employees with retirement and disability income benefits under defined pension plans. Pension costs are based upon the actuarially normal costs plus interest on and amortization of the unfunded liabilities. The benefit for participants in certain of the Company’s non-union pension plans are frozen. In Fiscal 1999, the assets and obligations of a pension plan for a number of our union employees were transferred to a multi-employer pension plan resulting in a $0.2 million to income. Our policy has been to fund annually the minimum contributions required by applicable regulations. In Fiscal 2001, all assets of a discontinued pension plan were distributed in full settlement of the plan’s obligations. A credit to income of $30,000 was recognized as a result of this settlement. During Fiscal 2001, the valuation date for the plan assets and the contributions was changed from September to June and resulted in no significant effect.

      A majority of our employees (“participants”) are covered under a 401(k) defined contribution plan. Effective January 1, 2000, we provide a matching contribution of 100% on the first 2% of a participant’s salary and 50% on the next 4% of a participant’s salary. Our matching contribution is currently limited to participant contributions up to 6% of the participant’s salaries. In addition, we are allowed to make discretionary contributions. Certain employees are covered under defined benefit plans. On December 31, 2001 the Fonda defined contribution plan was merged with and into the Sweetheart 401(k) plan. Costs charged against operations for this defined contribution plan were $6.4 million, $6.8 million and $6.3 million for Fiscal 2002, Fiscal 2001, and Fiscal 2000 respectively.

      We also participate in multi-employer pension and 401(k) saving plans for certain of our union employees. Contributions to these plans, at a defined rate per hour worked were $1.4 million in Fiscal 2002, $1.0 million in Fiscal 2001 and $1.8 million in Fiscal 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      All of our common stock is held of record by SF Holdings Group, Inc. Therefore, the following table sets forth certain information regarding the beneficial ownership of the common stock of SF Holdings Group, Inc. with respect to (i) holders having beneficial ownership of more than five percent of the common stock, (ii) each of our directors, (iii) the Named Officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated below, our directors and executive officers do not beneficially own any common stock of SF Holdings.

	Number		Percent
Name of Beneficial Owner	of Shares		Ownership

Dennis Mehiel	701,463	(1)	62.3%
373 Park Avenue South New York, NY 10016
Thomas Uleau	18,033	(2)	1.6%
10100 Reisterstown Road Owings Mills, MD 21117
Hans H. Heinsen	5,000	(3)	*
373 Park Avenue South New York, NY 10016
Michael T. Hastings	5,000	(3)	*
10100 Reisterstown Road Owings Mills, MD 21117
Robert M. Korzenski	5,000	(3)	*
2920 North Main Street Oshkosh, WI 54901
Harvey L. Friedman	14,535	(4)	1.3%
115 Stevens Avenue Valhalla, NY 10595
Gail Blanke(5)	166	(3)	*
John A. Catsimatidis(5)	166	(3)	*
Chris Mehiel(5)	0		*
Edith Mehiel(5)	0		*
Alfred B. DelBello(5)	166	(3)	*
Alan D. Scheinkman(5)	166	(3)	*
G. William Seawright(5)	166	(3)	*
Directors and executive officers as a group (13 persons)	749,861	(6)	66.6%

*	Less than one (1) percent.

(1)	Includes 378,385 shares of SF Holdings Class A common stock, 116,647 shares of SF Holdings Class A common stock that would be issuable upon conversion of SF Holdings Class B Series 2 preferred stock, 71,515 shares underlying options to purchase SF Holdings Class A common stock which are currently exercisable, 778 shares of SF Holdings Class C common stock, and 134,138 shares of SF Holdings Class A common stock which Mr. Mehiel has the power to vote pursuant to a voting trust agreement with Edith Mehiel.

(2)	Includes 3,498 Shares of SF Holdings Class A common stock that would be issuable upon conversion of SF Holdings Class B Series 2 preferred stock and 5,000 shares underlying options to purchase SF Holdings Class D common stock which are currently exercisable.

(3)	Represents shares underlying options to purchase SF Holdings Class D common stock which are currently exercisable.

(4)	Includes shares held in trusts for the benefit of Mr. Friedman’s children. Beneficial ownership of these shares is disclaimed by Mr. Friedman. Includes shares underlying options to purchase SF Holdings Class D Common stock which are currently exercisable.

(5)	Business address is c/o Sweetheart Cup Company Inc., 373 Park Avenue South, New York, NY 10016.

(6)	Includes an aggregate of 20,830 shares underlying options to purchase SF Holdings Class D common stock which are currently exercisable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

      All of the affiliates (other than Fibre Marketing Group, LLC, a waste recovery business in which we have a 25% interest) referenced below are directly or indirectly under the common ownership of our Chairman and Chief Executive Officer, Dennis Mehiel. We believe that transactions entered into with related parties were negotiated on terms which were at least as favorable as we could have obtained from unrelated third parties and were negotiated on an arm’s-length basis.

      We lease a building in Jacksonville, Florida from Dennis Mehiel. Annual payments under the lease are $0.2 million plus annual increases based on changes in the Consumer Price Index (“CPI”) through December 31, 2014. In addition, Mr. Mehiel can require us to purchase the facility for $1.5 million, subject to a CPI-based escalation, until July 31, 2006. In Fiscal 1998, operations at this facility were terminated and we are currently subleasing the entire facility. Rent expense, net of sublease income, was $0.1 million, $0.2 million and $0.2 million in Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively.

      During Fiscal 1998, we purchased a 38.2% ownership interest in Fibre Marketing, LLC from one of our directors for $0.2 million. During Fiscal 2000, we sold a 13.2% interest in Fibre Marketing to Mehiel Enterprises, Inc. for $0.1 million, retaining a 25% ownership interest in Fibre Marketing. On July 17, 2000, Box USA (formerly Four M) transferred 50% of its interest in Fibre Marketing to Mehiel Enterprises, Inc. Mehiel Enterprises owns a 75% interest in Fibre Marketing. We account for our ownership interest in Fibre Marketing using the equity method. During Fiscal 2002, 2001 and 2000, we recorded a loss of $204,000, a loss of $67,000 and income of $241,000, respectively.

      During Fiscal 2000, we entered into a lease agreement with D&L Development, LLC, an entity in which Dennis Mehiel indirectly owns 47%, to lease a warehouse facility in Hampstead, Maryland. During Fiscal 2002, Fiscal 2001 and Fiscal 2000, rental payments under this lease were $3.7 million, $3.6 million and $0.7 million, respectively. Annual rental payments under the 20-year lease are $3.7 million for the first 10 years of the lease and $3.8 million annually thereafter.

      During Fiscal 2001, we began leasing a facility in North Andover, Massachusetts from D&L Andover Property, LLC, an entity of which Dennis Mehiel indirectly owns 50%. During Fiscal 2002 and Fiscal 2001, rental payments under this lease were $1.5 million and $1.4 million, respectively. Annual rental payments under the 20-year lease are $1.5 million in the first year, escalating at a rate of 2% each year thereafter.

      During Fiscal 2000, we sold $7.6 million of scrap paper to Fibre Marketing. Included in accounts receivable as of September 24, 2000 is $1.3 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2000 were not significant.

      During Fiscal 2000, we purchased $9.7 million of corrugated containers from Box USA (formerly Four M), $0.2 million of other services from Box USA and $0.9 million of travel services from Emerald Lady, Inc. Included in accounts payable as of September 24, 2000 is $0.1 million due to Box USA. Other purchases from affiliates during Fiscal 2000 were not significant.

      During Fiscal 2001, we sold $7.7 million of scrap paper to Fibre Marketing. Included in accounts receivable as of September 30, 2001 is $2.0 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2001 were not significant.

      During Fiscal 2001, we purchased $7.6 million of corrugated containers from Box USA and $1.0 million of travel services from Emerald Lady, Inc. Included in accounts payable, as of September 30, 2001, is $0.6 million due to Box USA. Other purchases from affiliates during Fiscal 2001 were not significant.

      On November 1, 2001, Fibre Marketing issued promissory notes to us for $1.2 million in the aggregate, in exchange for outstanding accounts receivable from Fibre Marketing, at an annual interest rate of 7.0% payable in 36 monthly installments. As of September 29, 2002, $0.9 million is due to the Company.

      During Fiscal 2002, we purchased $11.8 million of corrugated containers from Box USA, and $1.1 million of travel services from Emerald Lady. Included in accounts payable as of September 29, 2002 is $1.0 million due to Box USA. Other purchases from affiliates during Fiscal 2002 were not significant.

      During Fiscal 2002, we sold $8.9 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 29, 2002 is $1.3 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2002 were not significant.

      At September 29, 2002 and September 30, 2001, we have a loan receivable from Dennis Mehiel of $0.3 million plus accrued interest at 5.06%. During Fiscal 2001 and 2000, we forgave $16,021 and $51,637, respectively, of interest associated with loans to Mr. Mehiel. This loan is payable upon demand. At September 29, 2002 and September 30, 2001, we have a loan receivable from Thomas Uleau of $0.1 million and $0.2 million, respectively, plus accrued interest at 5.39%.

      Pursuant to a Management Services Agreement, as amended, SF Holdings is entitled to receive from us an aggregate annual fee of $1.85 million, payable semi-annually, and is reimbursed for out-of-pocket expenses. Under this agreement, SF Holdings has the right, subject to the direction of our Board of Directors, to manage our day to day operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

      General. Concurrently with the consummation of the merger of Sweetheart Cup and Fonda, we entered into a senior credit facility with Bank of America, N.A. which provides for revolving credit and term loan facilities in the amount of up to $235.0 million, which has a sublimit of $215.0 million of revolving credit borrowings, subject to certain borrowing base limitations. Borrowings under the senior credit facility have a final maturity date of March 25, 2007; however, in the event that we have not refinanced, repaid or extended the old notes prior to March 1, 2003, the senior credit facility will terminate on that date.

      Interest Rate. Borrowings under the senior credit facility bear interest, at our election, at a rate per annum equal to (i) LIBOR plus 2.50% or (ii) the base rate publicly announced by Bank of America, N.A. plus 0.50%.

      Covenants. We are subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of our capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates.

      In addition, the senior credit facility requires us to satisfy certain financial covenants. The senior credit facility also provides for customary events of default and change of control provisions.

      Security. The senior credit facility is secured by accounts receivable, inventory, equipment, certain real property, intellectual property, general intangibles and the proceeds on the sale of any of the foregoing.

Canadian Credit Facility

      Our Canadian subsidiary, Lily Cups, Inc., has a credit facility with General Electric Capital Canada which provides for a term loan of up to Cdn $15.0 million (approximately U.S. $9.8 million) and revolving credit of up to Cdn $15.0 million (approximately U.S. $9.8 million). Term loan borrowings under the Canadian credit facility are payable quarterly through May 2004. Both the revolving credit and term loan borrowings have a final maturity date of June 15, 2004. As of September 29, 2002, Cdn $1.3 million (approximately U.S. $0.8 million) was available under the revolving facility and the term loan balance was Cdn $12.3 million (approximately US $7.8 million). The Canadian credit facility is secured by all existing and after acquired real and personal tangible assets of Lily Cups Inc., a subsidiary of Sweetheart Cup, and net proceeds on the sale of any of the foregoing. Borrowings bear interest at an index rate plus 1.75% with respect to the revolving credit borrowings and an index rate plus 2.00% with respect to the term loan borrowings.

Maryland Loan

      On June 10, 2002, we entered into a loan agreement with the Department of Business and Economic Development, a principal department of the State of Maryland, to borrow $2.0 million. This loan bears interest at a rate ranging from 3.0% to 8.0% per annum depending upon certain employment rates at the Company’s Owings Mills, Maryland facility. This loan is payable in quarterly installments through March 1, 2007. As of September 29, 2002, $1.9 million was outstanding at an annual interest rate of 3.0%.

Chicago Loan

      On October 1, 2002, we entered into a loan agreement with the City of Chicago to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter. On January 2, 2003, we received the $2.0 million of proceeds from this loan agreement.

9 1/2% Senior Subordinated Notes

      We have outstanding $120.0 million of 9 1/2% Senior Subordinated Notes due 2007, which notes were assumed by us as a result of the merger of Sweetheart Cup with Fonda. The 9 1/2% Senior Subordinated Notes mature on March 1, 2007 and contain covenants similar to those contained in the new notes.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

      This section describes the exchange offer and consent solicitation. While we believe that the following description covers the material terms of the exchange offer and consent solicitation, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer and consent solicitation, you should carefully read this entire prospectus and the other documents to which we refer.

      We are offering to exchange up to $110,000,000 aggregate principal amount of [ ]% Senior Subordinated Notes due 2007 for all of our outstanding 12% Senior Subordinated Notes due 2003 on the terms set forth in this prospectus and in the accompanying Consent and Letter of Transmittal. Concurrently with the exchange offer, we are soliciting consents to amend the indenture governing the old notes.

      If you tender any of your old notes, you will automatically consent to amendments to the indenture governing those notes. The proposed amendments to the indenture include the elimination of certain restrictive covenants and events of default that are more fully described elsewhere in this prospectus. See “Proposed Amendments.”

Purpose of This Exchange Offer and Consent Solicitation

      We believe that a successful exchange offer and consent solicitation will provide us with the necessary time to execute our business plan and further evaluate strategic alternatives. See “Prospectus Summary — Recent Developments.” In addition, the successful completion of the exchange offer and consent solicitation will allow us to satisfy the condition of our senior credit facility that requires us to refinance and/or extend the maturity date of the old notes prior to March 1, 2003.

Terms of This Exchange Offer and Consent Solicitation

      If this exchange offer and consent solicitation is completed, for each $1,000 principal amount of old notes that you validly tender prior to the exchange offer and consent solicitation expires, you will receive $1,000 principal amount of new notes.

      Upon the terms and subject to the conditions of the exchange offer and consent solicitation (including, if the exchange offer and consent solicitation is extended or amended, the terms and conditions of any such extension or amendment), we are also soliciting consents with respect to the proposed amendments to the indenture governing the old notes. This consent solicitation is being made in order to obtain the requisite number of consents of the holders of the old notes. The indenture governing the old notes may be amended upon the consent of holders of at least a majority of the aggregate principal amount of old notes outstanding under that indenture.

      If you desire to tender your old notes pursuant to this exchange offer and consent solicitation, you are required to consent to the proposed amendments, and the completion, execution and delivery of the consent and letter of transmittal by you, or the sending of an agent’s message in connection with a book-entry transfer of notes, in connection with the tender of old notes held by you will constitute consent by you to the proposed amendments with respect to such notes.

      If we make a material change in the terms of this exchange offer and consent solicitation or the information concerning this exchange offer and consent solicitation or waive a material condition of this exchange offer and consent solicitation, we will disseminate additional materials regarding this exchange offer and consent solicitation and extend this exchange offer and consent solicitation to the extent required by law.

      You may validly withdraw old notes that you tender before the exchange offer and consent solicitation expires at any time up until the expiration date. Withdrawal of your tendered old notes will also constitute revocation of your consent to the proposed amendments.

Conditions to the Exchange Offer and Consent Solicitation

      Notwithstanding any other provision of the exchange offer and consent solicitation, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer and consent solicitation, if all of the following events are not satisfied or waived prior to the expiration date:

(a) we have not received valid tenders from holders of at least 90% of the aggregate principal amount of the old notes;

(b) we have not received consents from holders of at least a majority of the aggregate principal amount of the 9 1/2% Senior Subordinated Notes due 2007;

(c) we have not obtained an amendment to our senior credit facility;

(d) the trustee of the old notes shall have objected in any respect to or taken any action that could in our reasonable judgment, adversely affect the consummation of this exchange offer and consent solicitation or our ability to effect any of the proposed amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting the consents (including the form thereof) or in the making of this exchange offer and consent solicitation or the acceptance of the notes or consents;

(e) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any United States federal or New York state court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer and consent solicitation or any other transaction contemplated by the exchange offer and consent solicitation, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer and consent solicitation;

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer and consent solicitation or any of the transactions contemplated by the exchange offer and consent solicitation by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

(f) there shall have occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on the NYSE or Nasdaq or in the over-the-counter market,

(2) any limitation by a United States federal or New York state governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer and consent solicitation,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any United States federal or New York state governmental agency or authority which adversely affects the extension of credit or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer and consent solicitation, a material acceleration or worsening thereof; or

(g) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us or to the value of the old notes or the new notes;

which in our reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and consent solicitation and/or with such acceptance for exchange or with such exchange.

      The foregoing conditions are for our sole benefit and may be asserted by us or may be waived by us in whole or in part in our reasonable discretion prior to the expiration date. Our failure to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Expiration Date; Extension; Termination

      This exchange offer and consent solicitation expires at 5:00 p.m., New York City time, on [                    ], unless we extend it. If we receive the requisite tender of principal amount of old notes, we intend to execute a supplemental indenture containing the proposed amendments on or promptly following the expiration date of the exchange offer and consent solicitation. Upon such execution, you will become bound by the terms of the supplemental indenture. However, the proposed amendments will not become operative until we exchange all notes that are validly tendered.

      As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all of the old notes that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.

      We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer and consent solicitation is open, and thereby delay acceptance for exchange of the old notes, by announcing an extension of this exchange offer and consent solicitation as described below. During any extension, all of the old notes previously tendered will remain subject to this exchange offer and consent solicitation and may be accepted for exchange by us.

      We also expressly reserve the right, at any time or from time to time, subject to applicable law, to:

•	delay the acceptance for exchange of old notes;

•	terminate this exchange offer and consent solicitation prior to the expiration date;

•	extend the expiration date and retain all of the old notes that have been tendered;

•	refuse to accept tendered old notes and return all notes that have been tendered to us;

•	waive any condition or otherwise amend the terms of this exchange offer and consent solicitation in any respect prior to the expiration of this exchange offer and consent solicitation; or

•	accept all properly tendered old notes that have not been withdrawn,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer and consent solicitation. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer and consent solicitation.

      We expressly reserve the right, in our reasonable discretion, to terminate this exchange offer and consent solicitation if any of the conditions set forth above under “Conditions to this Exchange Offer and Consent Solicitation” shall not have occurred prior to the expiration date. Any such termination will be followed promptly by a public announcement. In the event that we terminate this exchange offer and consent solicitation, we will give immediate notice thereof to the exchange agent. If this exchange offer is terminated, any old notes you have tendered will be returned promptly to you.

Proposed Amendments

      We are soliciting consents to the proposed amendments and to the execution and delivery of the supplemental indenture for the old notes, copies of which indentures are available upon request from us or the trustee and have been filed as exhibits to the registration statement of which the prospectus is a part. If the requisite consents are obtained, the proposed amendments would eliminate all of the restrictive covenants and the corresponding events of default, including but not limited to:

•	limitations on indebtedness;

•	limitations on restricted payments;

•	limitations on transactions with affiliates;

•	restrictions on dispositions of our assets;

•	limitations on liens;

•	limitations on change of control;

•	limitations on dividends and other payments restrictions affecting subsidiaries; and

•	restrictions on mergers, consolidations or sales of assets.

The proposed amendments would also involve other changes to the indenture governing the old notes of a technical or conforming nature:

      Approval of the proposed amendments requires the receipt of the requisite consents from holders of at least a majority of the outstanding principal amount of the old notes. The supplemental indenture containing the proposed amendments will become effective upon execution by us and the respective trustee and, upon such execution, the requisite consents will become irrevocable and you and the other holders of the applicable old notes will become bound by the terms of the supplemental indenture. The proposed amendments will not become effective and operative until after the expiration date, and each of the indentures will remain in effect, without giving effect to the proposed amendments, until the proposed amendments become effective and operative after the expiration date.

      The proposed amendments to the indenture constitute a single proposal and you must consent to the proposed amendments to the indenture as an entirety and may not consent selectively with respect to certain of the proposed amendments. The tender of old notes by a holder constitutes delivery of such holder’s consent to all of the proposed amendments. A consent purporting to be a consent to only some of the proposed amendments will not be valid and will be considered a consent to all of the proposed amendments.

Procedures for Tendering Notes

      We contemplate that the new notes will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your old notes, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled “The Information Agent” below.

      Only holders of record are authorized to tender their old notes for exchange. If you wish to tender old notes in this exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your notes. If you wish to exchange old notes in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your old notes, make appropriate arrangements to register the ownership of those old notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

      The tender of old notes pursuant to this exchange offer and in accordance with the procedures described below will be deemed to constitute a consent with respect to the proposed amendments to the indenture governing the notes tendered and to the execution and delivery of the supplemental indenture for the old notes.

      Tender of old notes held through a custodian. If your old notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your notes on your behalf. Any beneficial owner of old notes held of record by DTC or its nominee, through authority granted by DTC may direct the holder of record to tender on the beneficial owner’s behalf.

      Tender of old notes held through DTC. To tender old notes that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered old notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

      You should send consents and letters of transmittal only to the exchange agent and not to us.

      The delivery of old notes and letters of transmittal and consent, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent’s message transmitted through the Automated Tender Offer Program or otherwise, is at the election and risk of the holder tendering those old notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal and consent, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent. If delivery is made by facsimile, the holder must provide the original within five business days.

      Except as provided below, unless the old notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat the tender of the notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the old notes will be made only against deposit of the tendered old notes and delivery of all other required documents.

      Book-entry delivery procedures. The exchange agent will establish accounts with respect to the old notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the notes by causing DTC, as appropriate, to transfer such old notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

      Although delivery of old notes may be effected through book-entry into the exchange agent’s account at DTC, the consent and letter of transmittal, or facsimile of it, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “book-entry confirmation.”

      “Agent’s message” means a message transmitted by DTC, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC has received an express acknowledgement from the person tendering the notes that the person has received and agrees to be bound by the terms of the exchange offer and consent solicitation as set forth in this prospectus and the consent and letter of transmittal and that we may enforce such agreement against the holder.

      Signature guarantees. Your broker may require signatures on letters of transmittal be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program if the old notes are registered in the name of a person other than the signer of the letter of transmittal and consent.

      Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered notes. We reserve the absolute right to reject any and all notes not properly tendered or any notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer and consent solicitation, including the instructions in the consent and letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the consent and letter of transmittal, promptly following the expiration date.

Withdrawal Rights and Revocation of Consents

      You may validly withdraw old notes that you tender prior to the expiration of the consent solicitation at any time prior to the expiration date. The proper withdrawal of any old notes that you tender will also constitute a withdrawal of your consent represented by those withdrawn notes to the proposed amendments.

      For a withdrawal of tendered notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under “Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the notes to be withdrawn;

•	identify the notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender.

      If you have tendered your old notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer and consent solicitation.

      All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and consent solicitation and no new notes will be issued in exchange unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn notes may be retendered by following one of the procedures described above under “Procedures for Tendering Notes” at any time prior to the expiration date.

Exchange of Notes

      We will issue new notes upon the terms of this exchange offer and consent solicitation and applicable law with respect to the old notes validly tendered and not withdrawn for exchange under this exchange offer and consent solicitation approximately five business days subsequent to the expiration date. For purposes of this exchange offer and consent solicitation, we will be deemed to have accepted for exchange validly tendered notes for defectively tendered notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent. We will exchange the old notes for new notes.

      In all cases, credits of new notes will only be made promptly after the expiration date of this exchange offer and consent solicitation and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in “Procedures for Exchanging Notes — Book-Entry Delivery Procedures” above;

•	a properly completed and duly signed consent and letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the consent and letter of transmittal.

      If we do not accept any tendered notes for exchange pursuant to this exchange offer and consent solicitation for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer and consent solicitation credit such notes to the account maintained at DTC from which the old notes were delivered.

“Blue Sky” Compliance

      We are making this exchange offer and consent solicitation to all holders of old notes. We are not aware of any jurisdiction in which the making of this exchange offer and consent solicitation is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer and consent solicitation would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer and consent solicitation will not be made to, nor will tenders of old notes be accepted from or on behalf of, the holders of old notes residing in such jurisdiction.

Dealer Manager

      We have retained Bear, Stearns & Co. Inc. as our exclusive dealer manager in connection with this exchange offer and consent solicitation. In this capacity, Bear Stearns may contact holders of old notes regarding the exchange offer and consent solicitation and may request DTC Participants to forward this prospectus and related materials to beneficial owners of the old notes. Latham & Watkins, New York, New York, will pass upon certain legal matters for the dealer manager.

      We have agreed to pay Bear Stearns customary fees and to reimburse Bear Stearns for their reasonable out-of-pocket expenses for their services as Dealer Manager in connection with the exchange offer and consent solicitation. We have also agreed to indemnify Bear Stearns and their officers, directors, employees, agents and affiliates against certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the exchange offer and consent solicitation.

Exchange Agent

      Wells Fargo Bank Minnesota, National Association has been appointed as the exchange agent for the exchange offer and consent solicitation. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the consent and letter of transmittal should be directed to the exchange agent addressed as indicated on the back cover of this prospectus.

      Delivery of the consent and letter of transmittal to an address other than as set forth on the back cover or transmission of such consent and letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the consent and letter of transmittal.

Information Agent

      We have appointed D.F. King & Co. Inc. to act as the information agent in connection with the exchange offer and consent solicitation of the old notes. Any questions concerning the exchange offer and consent solicitation procedures or requests for assistance or additional copies of this prospectus or the consents and letters of transmittal may be directed to the information agent at:

D.F. King & Co. Inc.

77 Water Street, 20th Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others Please Call Toll-Free: (800) 488-8075

Fees and Expenses

      The expenses of soliciting consents and consummating the exchange pursuant to the exchange offer and consent solicitation will be paid by us. Once the registration statement of which this prospectus forms a part is declared effective by the SEC, we will be making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

      Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer and consent solicitation. We will pay, however, the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, the dealer manager, the information agent and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and the related documents to the beneficial owners of the old notes, and in handling or forwarding exchanges.

      We will also pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer and consent solicitation. If, however, new notes or old notes for principal amounts not presented for exchange or not exchanged are to be issued in the name of any person other than the registered holder of the new notes, or if presented for exchange are registered in the name of any person other than the person signing the consent and letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer and consent solicitation, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent, the amount of such transfer taxes will be billed directly to such holder.

DESCRIPTION OF THE NEW NOTES

      You can find the definitions of certain terms used in this description under the subheading “Definitions.” In this description, the word “Sweetheart” refers only to Sweetheart Cup Company Inc. and not to any of its subsidiaries.

      Sweetheart will issue the new notes under an indenture among itself, Sweetheart Holdings and Wells Fargo Bank Minnesota, National Association, as trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, define your rights as holders of the new notes. We have filed copies of the indenture, as an exhibit to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below under “Definitions” have the meanings assigned to them in the indenture.

      The registered holder of the new note will be treated as the owner of the new note for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the New Notes

The New Notes

      The new notes:

•	are general unsecured obligations of Sweetheart;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of Sweetheart;

•	are pari passu in right of payment with all existing and future senior subordinated Indebtedness of Sweetheart, including any old notes that remain outstanding after the exchange offer; and

•	are unconditionally guaranteed by the Guarantor.

      As of the date of this prospectus, the total of Senior Indebtedness to which the new notes will be subordinate is $184.9 million.

Principal, Maturity and Interest

      Sweetheart will issue notes with a maximum aggregate principal amount of $110,000,000. Sweetheart will issue new notes in denominations of $1,000 and integral multiples of $1,000. The new notes will mature on January 15, 2007.

      Interest on the new notes will accrue at the rate of [          ]% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2003. Sweetheart will make each interest payment to the holders of record on the immediately preceding February 15 and August 15.

      Interest on the new notes will accrue from the settlement date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the New Notes

      If a holder has given wire transfer instructions to Sweetheart, Sweetheart will pay all principal, interest and premium, if any, on that holder’s notes in accordance with those instructions. All other payments on new notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Sweetheart elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

      The trustee will initially act as paying agent and registrar. Sweetheart may change the paying agent or registrar without prior notice to the holders of the new notes, and Sweetheart or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. Holders will be required to pay all taxes due on transfer. Sweetheart is not required to transfer or exchange any note selected for redemption. Also, Sweetheart is not required to transfer or exchange any new note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

      The new notes will be guaranteed by Sweetheart Holdings. See “Certain Covenants — Limitations on Restricted Payments.”

      The indenture will provide that in the event of a sale or other transfer or disposition of all the capital stock of Sweetheart Holdings to any person that is not an Affiliate of Sweetheart in compliance with the terms of the indenture, then Sweetheart Holdings shall be deemed automatically and unconditionally released and discharged of any obligations under the Guarantee without any further action on the part of the trustee or any holder; provider that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture. See “Repurchase at Option of Holders — Asset Sales.”

Subordination

      The payment of principal, interest and premium, if any, on the new notes will be subordinated to the prior payment in full of all Senior Indebtedness of Sweetheart, including Senior Indebtedness incurred after the date of the indenture.

      The indenture will provide that, upon any payment or distribution of assets of Sweetheart Holdings or Sweetheart of any kind or character, whether in cash, property or securities, to creditors in any Insolvency or Liquidation Proceeding with respect to Sweetheart Holdings or Sweetheart, all amounts due or to become due under or with respect to all Senior Indebtedness will be paid in full before any payment is made on account of the new notes, except that the holders of the new notes may receive Junior Securities. Upon the occurrence of any such Insolvency or Liquidation Proceeding, any payment or distribution of assets of Sweetheart Holdings or the Issuer of any kind or character, whether in cash, property or securities (other than Junior Securities), to which the holders of the new notes or the trustee would be entitled, but for the provisions in the indenture, shall be paid by Sweetheart Holdings or Sweetheart or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the new notes or by the trustee if received by them directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the principal amounts of Senior Indebtedness held by such holders) or their Representative or Representatives, as their interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Indebtedness.

      The indenture will provide that

(1) in the event of and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or any Obligation owing from time to time under or in respect of Senior Indebtedness, or in the event that any Event of Default (other than a payment default) with respect to any Senior Indebtedness will have occurred and be continuing and will have resulted in such Senior Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or

(2) if any Event of Default other than as described in (1) above with respect to any Material Senior Indebtedness will have occurred and be continuing permitting the holders of such Material Senior Indebtedness (or their Representative or Representatives) to declare such Material Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, then no payment will be made by or on behalf of Sweetheart Holdings or Sweetheart on account of the new notes (other than payments in the form of Junior Securities),

(a) in case of any payment or nonpayment Event of Default specified in (1), unless and until such Event of Default will have been cured or waived in writing in accordance with the instruments governing such Senior Indebtedness or such acceleration will have been rescinded or annulled or

(b) in case of any nonpayment Event of Default specified in (2), during the period (a “Payment Blockage Period”) commencing on the date Sweetheart, Sweetheart Holdings and the trustee receive written notice (a “Payment Notice”) of such Event of Default (which notice will be binding on the trustee and the holders of new notes as to the occurrence of such an Event of Default) from the Credit Agent (so long as the Credit Agreement constitutes Material Senior Indebtedness) or other holders of Material Senior Indebtedness or their Representative or Representatives and ending on the earliest of (A) 179 days after such date, (B) the date, if any, on which such Material Senior Indebtedness to which such default relates is paid in full or such default (as well as any other defaults with respect to such Material Senior Indebtedness of the type specified in (2) above) is cured or waived in writing in accordance with the instruments governing such Material Senior Indebtedness by the holders of such Material Senior Indebtedness and (C) the date on which the trustee receives written notice from the Credit Agent (so long as the Credit Agreement constitutes Material Senior Indebtedness) or other holders of Material Senior Indebtedness or their Representative or Representatives, as the case may be, terminating the Payment Blockage Period. During any consecutive 360-day period, the aggregate of all Payment Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Payment Blockage Period is in effect. No Event of Default which existed or was continuing with respect to the Senior Indebtedness with respect to which notice commencing a Payment Blockage Period was given on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such Event of Default is cured or waived for a period of not less than 90 consecutive days.

      As a result of these subordination provisions, in the event of Sweetheart Holdings’ or Sweetheart’s liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding or in an assignment for the benefit of the creditors or a marshalling of the assets and liabilities of Sweetheart Holdings or Sweetheart, holders of the new notes may recover less ratably than other creditors of Sweetheart Holdings or Sweetheart.

Optional Redemption

      Sweetheart may redeem, at any time, all or a part of the new notes upon notice not less than 30 nor more than 60 days prior to the redemption date, at the redemption price of 102.00% of principal amount plus accrued and unpaid interest on the new notes redeemed to the applicable redemption date. At any time on or after January 15th of the years indicated below, Sweetheart may redeem, all or a part of the new notes upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the new notes redeemed, to the applicable redemption date:

Year	Percentage

2004	101.00%
2005 and thereafter	100.00%

Selection and Notice

      In the event of a redemption of less than all of the new notes, the new notes will be chosen for redemption by the trustee as provided in the indenture, but generally pro rata, by lot or in accordance with a method the trustee considers to be fair and appropriate. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder to be redeemed at its registered address. On and after the redemption date, interest ceases to accrue on new notes or portions of them called for redemption if Sweetheart makes the redemption payment.

Repurchase at the Option of Holders

Change of Control

      In the event of a Change of Control (the time of such Change of Control being referred to as the “Change of Control Date”), Sweetheart Holdings and the Issuer shall notify the trustee in writing of such occurrence not more than 5 Business Days (10 Business Days in the event Sweetheart Holdings shall have completed an initial public offering of its common stock (other than on Form S-8)) after the Change of Control Date and shall, jointly and severally, make an offer (the “Change of Control Offer”) not more than 10 Business Days (30 Business Days in the event Sweetheart Holdings shall have completed an initial public offering of its common stock (other than on Form S-8)) after the Change of Control Date (the “Change of Control Offer Date”) to purchase all new notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of payment. Sweetheart Holdings and the Issuer shall promptly notify the trustee of any change in the fiscal year of the Issuer.

      Notice of a Change of Control Offer shall be mailed by the Issuer to the holders at their last registered addresses with a copy to the trustee and the Paying Agent. The Change of Control Offer shall remain open from the time of mailing until the fifth Business Day preceding the Change of Control Payment Date. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(1) that the Change of Control Offer is being made pursuant to this covenant and that all new notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any new notes not tendered will continue to accrue interest;

(4) that, unless Sweetheart Holdings and the Issuer default in payment of the Change of Control Payment, any new notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that holders electing to have new notes purchased pursuant to a Change of Control Offer will be required to surrender their new notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the new note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of new notes the holder delivered for purchase and a statement that such holder is withdrawing his election to have such new notes purchased;

(7) that holders of new notes whose new notes are purchased only in part will be issued new notes representing the unpurchased portion of the new notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof;

(8) the instructions that holders must follow in order to tender their new notes; and

(9) the circumstances and relevant facts regarding such Change of Control (including but not limited to information with respect to pro forma historical financial information after giving effect to such Change of Control, information to the extent available regarding the person acquiring control and such person’s business plans with respect to Sweetheart Holdings or the Issuer, as the case may be).

      The Change of Control Offer shall be made in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. The right of the holders of new notes to require Sweetheart Holdings and the Issuer to repurchase the new notes upon a Change of Control may not be waived by Sweetheart Holdings and the Issuer or the trustee, except with the consent of the holders of a majority in aggregate principal amount of the new notes at the time outstanding.

      On the Change of Control Payment Date, the Issuer shall (i) accept for payment new notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all new notes or portions thereof so tendered and (iii) deliver to the trustee new notes so accepted together with an Officers’ Certificate stating the new notes or portions thereof tendered to the Issuer. The Paying Agent shall promptly mail to the holders so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the new note surrendered.

     Asset Sales

(1) Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, consummate an Asset Sale, or sell or lease assets in one or a series of related transactions having a fair market value (as determined by the Board of Directors of Sweetheart Holdings in good faith) in excess of $1.0 million, unless, in the case of such Asset Sale (or such transaction), Sweetheart Holdings, the Issuer or any such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other terms and conditions which are consistent in all material respects with the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers’ Certificate delivered to the trustee) of the assets sold or otherwise disposed of, and at least 75% (100% in the case of lease payments) of the value of the consideration therefor received by Sweetheart Holdings, the Issuer or such Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of

(a) any liabilities (as shown on Sweetheart Holdings’, the Issuer’s or such Subsidiary’s most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Sweetheart Holdings, the Issuer or any such Subsidiary that are not subordinated by their terms to the new notes or any Guarantee thereof and that are assumed by the transferee of any such assets and

(b) any notes or other obligations received by Sweetheart Holdings, the Issuer or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Sweetheart Holdings, the Issuer or such Subsidiary into cash, shall be deemed to be cash for purposes of this provision.

(2) Except in the case of a Designated Asset Sale, Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, may apply the Net Proceeds from an Asset Sale to

(a) repay Senior Indebtedness (including, in the case of the Credit Agreement, permanent reductions of the commitments thereunder, which shall be deemed to constitute an application of Net Proceeds) and

(b) acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a business that complies with the “Line of Business” covenant, to make a capital expenditure, or to acquire other long-term assets. Any Net Proceeds from an Asset Sale (other than a Designated

Asset Sale) that are not applied or invested as provided in the preceding sentence within 270 days of such Asset Sale will constitute “Excess Proceeds.”

      When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will make an offer to all holders to purchase the maximum principal amount of notes that may be purchased with the Excess Proceeds at an offer price in cash equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase; provided, however, that the Issuer may make an offer to all holders of the Fonda Notes to purchase the maximum principal amount of Fonda Notes that may be purchased with up to [          ]% of the Excess Proceeds (provided that the amount of Excess Proceeds applied to such offer shall not exceed the outstanding principal amount of Fonda Notes), in which case the Issuer shall only be obligated to make an offer to holders of the notes to purchase the maximum principal amount of notes that may be purchased with the remaining Excess Proceeds. If any Excess Proceeds remain after consummation of an Asset Sale offer, Sweetheart Holdings, the Issuer or any of their Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of new notes tendered into such Asset Sale offer exceeds the amount of Excess Proceeds (or such remaining Excess Proceeds), the trustee will select the new notes to be purchased on a pro rata basis. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

(3) In the case of a Designated Asset Sale, Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, may apply the Net Proceeds from such Designated Asset Sale to

(a) repay Obligations outstanding in respect of Indebtedness that was incurred pursuant to clause (a) of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant (including permanent reductions of the commitments thereunder, which shall be deemed to constitute an application of Net Proceeds) in an amount not to exceed $[ ] million, and

(b) make a payment to Newcup pursuant to the Warrant Agreement in an amount not to exceed $12.0 million.

Within 30 days of a Designated Asset Sale, the Issuer will make an offer to all holders to purchase the maximum principal amount of new notes that may be purchased with the Net Proceeds from such Designated Asset Sale that are not applied as provided in the preceding sentence (“Designated Proceeds”) at an offer price in cash equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase; provided, however, that the Issuer may make an offer to all holders of the Fonda Notes to purchase the maximum principal amount of Fonda Notes that may be purchased with [          ]% of the Designated Proceeds (provided that the amount of Designated Proceeds applied to such offer shall not exceed the outstanding principal amount of Fonda Notes), in which case the Issuer shall only be obligated to make an offer to holders of new notes to purchase the maximum principal amount of new notes that may be purchased with the remaining Designated Proceeds. If any such Net Proceeds remain after consummation of a Designated Asset Sale offer, Sweetheart Holdings, the Issuer or any of their Subsidiaries may use those Designated Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of new notes tendered into such Designated Asset Sale offer exceeds the amount of Designated Proceeds (or such remaining Designated Proceeds), the trustee will select the new notes to be purchased on a pro rata basis.

(4) Any redemption of new notes as provided in this covenant shall be made in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

(5) For purposes of this covenant, a commitment under a revolving loan agreement or other Indebtedness, including the Credit Agreement, shall be considered permanently reduced if the right of the borrower to borrow is irrevocably reduced under the loan documents that govern such Indebtedness on the date of the reduction.

(6) Notwithstanding the forgoing, at any time the Issuer is obligated to make an Asset Sale offer or Designated Asset Sale offer pursuant to this covenant, the Issuer may deliver new notes to the trustee that the Issuer has acquired, other than through an Asset Sale offer, a Designated Asset Sale offer or a Change of Control Offer, in which case the amount of Excess Proceeds or Designated Proceeds, as the case may be, that must be applied to such Asset Sale offer or Designated Asset Sale offer shall be reduced by the principal amount of new notes so delivered.

Certain Covenants

     Limitation on Restricted Payments

      Subject to the other provisions of this “Limitation on Restricted Payments” covenant, Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Equity Interests of Sweetheart Holdings, the Issuer or any of their Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, the Issuer or such Subsidiary or dividends or distributions payable by a Subsidiary of Sweetheart Holdings to Sweetheart Holdings, the Issuer or any Subsidiary of Sweetheart Holdings);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interest in Sweetheart Holdings or any Subsidiary or other Affiliate of Sweetheart Holdings, other than Permitted Investments in Subsidiaries and purchases, redemptions or other acquisitions of Equity Interests of Sweetheart Holdings effected (A) with other Equity Interests (other than Disqualified Stock) of Sweetheart Holdings or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(iii) below;

(3) purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Indebtedness that is pari passu with or subordinated in right of payment to the new notes, other than any such purchase, redemption defeasance or retirement specifically permitted by the terms of the indenture or effected (A) with Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(iii) below; and

(4) make any Restricted Investments;

(all such dividends, distributions, purchases, redemptions, other acquisitions, retirements, prepayments, defeasances, or Restricted Investments set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

(B) Sweetheart Holdings, by virtue of its Pro Forma Fixed Charge Coverage Ratio, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant; and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the indenture, shall not exceed the sum of $5.0 million plus

(i) 50% of the Consolidated Net Income of Sweetheart Holdings (determined by excluding cash dividends received by Sweetheart Holdings or its Subsidiaries from an Unrestricted Subsidiary included in clause (y)) for the period (taken as one accounting period) commencing on the first day of the first fiscal quarter immediately following the date hereof through the end of Sweetheart Holdings’ fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, 100% of such deficit),

(ii) the amount of all cash dividends received by Sweetheart Holdings or any of its Subsidiaries from an Unrestricted Subsidiary, and the amount of cash proceeds realized upon sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments, and less the maximum amount of any indemnification or similar contingent obligation, for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to any such person) subsequent to the first day of the first fiscal quarter immediately following the date hereof and

(iii) the aggregate net cash proceeds (and non-cash proceeds when converted into cash) received by Sweetheart Holdings from the issue or sale after the date of the indenture of Equity Interests of Sweetheart Holdings (other than Equity Interests issued or sold to the Issuer or a Subsidiary of Sweetheart Holdings or the Issuer and other than Disqualified Stock) or contributions of capital to Sweetheart Holdings paid in cash.

Notwithstanding anything to the contrary contained herein, the provisions of this covenant shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

(ii) if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by Sweetheart Holdings and the Issuer of a management fee to SF Holdings pursuant to the Management Services Agreement in an amount not to exceed $1.85 million in any year (payable semi-annually 45 days after each Interest Payment Date with respect to and as defined in the new notes) plus an additional amount in such year (not to exceed $1.0 million) to the extent such management fee was not payable by reason of this clause (ii) in any prior fiscal year; provided, however, that the obligation of Sweetheart Holdings and the Issuer to pay such management fee will be subordinated to the payment of all Obligations in respect of the new notes (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the new notes;

(iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sweetheart Holdings held by any member of Sweetheart Holdings’ (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any fiscal year or $4.0 million in the aggregate; and provided, further, that the obligation of Sweetheart Holdings and the Issuer to pay such purchase price will be subordinated to the payment of all Obligations in respect of the new notes (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the new notes;

(iv) following a Designated Asset Sale, payments to Newcup pursuant to the Warrant Agreement in an amount not to exceed $12.0 million; provided, however, that the obligation of Sweetheart Holdings and the Issuer to make such payment will be subordinated to the payment of all Obligations in respect of the new notes (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the new notes; and

(v) payments to Newcup in any fiscal quarter in an amount not to exceed the amount required to be paid in such quarter pursuant to the Warrant Agreement, provided that Sweetheart Holdings’ Pro Forma Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding such fiscal quarter is greater than 2.5 to 1; provided, however, that the obligation of Sweetheart Holdings and the Issuer to make such payments will be subordinated to the payment of all Obligations in respect of the new notes (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the new notes.

Any payments made pursuant to clauses (i), (iii) and (v) of the preceding sentence will be deemed to be, and clauses (ii) and (iv) of the preceding sentence will not be deemed to be, Restricted Payments for the purposes of clause (C) of the preceding paragraph.

      Not later than the date of making any Restricted Payment, Sweetheart Holdings and the Issuer shall jointly deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon Sweetheart Holdings’ latest available consolidated internal quarterly financial statements.

     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

      Each of Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (“incur”), any Indebtedness or issue any Disqualified Stock, and Sweetheart Holdings will not permit any of its Subsidiaries (including the Issuer) to issue any preferred stock (except for preferred stock issued to the Issuer, Sweetheart Holdings or any Subsidiary of the Issuer or Sweetheart Holdings), except that Sweetheart Holdings, the Issuer and any of their Subsidiaries that is a Guarantor may incur Indebtedness if, (1) after giving effect thereto, Sweetheart Holdings’ Pro Forma Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding the date on which such Indebtedness is incurred shall be greater than 2.0 to 1; and (2) no Default or Event of Default shall have occurred and be continuing (which has not been waived) or would occur as a consequences thereof; provided that no Guarantee may be incurred pursuant to the provisions of this paragraph, unless the guaranteed Indebtedness is also incurred pursuant to this paragraph.

      The foregoing limitations will not apply to the incurrence of

(a) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries that is a Guarantor under or in respect of the Credit Agreement in a principal amount outstanding at the time of any incurrence not to exceed the greater of (1) 65% of inventory plus 85% of accounts receivables of Sweetheart Holdings and its Subsidiaries (in each case as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days, accounts receivable owned by a Receivables Subsidiary and inventory and accounts receivable of Lily Canada), and (2) $215.0 million, reduced, in the case of clause (2), by the amount of the proceeds of any Asset Sales (including Asset Sales to a Receivables Subsidiary) applied to repay outstanding Indebtedness under the Credit Agreement;

(b) Indebtedness in respect of the new notes and Existing Indebtedness;

(c) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries that is a Guarantor and issued in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, Indebtedness referred to in the immediately preceding paragraph or clause (b) above, and Indebtedness of other Subsidiaries contemplated by clause (k) below (the “Refinancing Indebtedness”); provided, however, that (i) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred thereunder) (the “Refinanced Indebtedness”), (ii) the Refinancing Indebtedness shall rank pari passu with or junior to the Refinanced Indebtedness in right of payment and such Refinancing Indebtedness shall not permit payment prior to the stated maturity thereof earlier or in circumstances other than the Refinanced Indebtedness and (iii) the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be no shorter than one year longer than the Weighted Average Life to Maturity of the Refinanced Indebtedness; and provided, further, that in no event may Indebtedness of the Issuer or Sweetheart Holdings that is pari passu with, or subordinated in right of payment to, the new notes be exchanged, refinanced or refunded by means of Indebtedness of any Subsidiary of Sweetheart Holdings (other than the Issuer) pursuant to this clause (c);

(d) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries in connection with any Hedging Obligations, performance bonds, letter of credit obligations and bank overdrafts incurred in the ordinary course of business or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) required by the terms of any Indebtedness permitted to be incurred pursuant to this covenant;

(e) additional Indebtedness of the Issuer, Sweetheart Holdings or any of their Subsidiaries that is a Guarantor (which Indebtedness may, but need not, be incurred under the Credit Agreement), capital lease obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $25.0 million at any one time outstanding, reduced by the principal amount of any such Indebtedness repaid with Net Proceeds of Asset Sales (other than Purchase Money Obligations repaid with the Net Proceeds of Asset Sales of the assets securing such Obligations) to the extent no reduction is made pursuant to clause (a) above;

(f) Indebtedness of Lily Canada incurred under the Lily Canada Loan Agreement not to exceed the greater of (1) 65% of inventory plus 85% of accounts receivables of Lily Canada and (2) Cn. $30.0 million at any time outstanding, provided that such Indebtedness is without recourse to Sweetheart Holdings or any of its Subsidiaries or any of their respective assets (other than Lily Canada and its assets);

(g) Indebtedness of Global in an amount not to exceed 65% of inventory plus 85% of accounts receivables of Global, provided that such Indebtedness is without recourse to Sweetheart Holdings or any of its Subsidiaries or any of their respective assets (other than Global and its assets);

(h) Indebtedness between or among Sweetheart Holdings, the Issuer and their Subsidiaries;

(i) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of Sweetheart Holdings, the Issuer or any of their Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of Sweetheart Holdings or the Issuer, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary of Sweetheart Holdings or the Issuer for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Sweetheart Holdings in good faith) actually received by Sweetheart Holdings, the Issuer or any of their Subsidiaries in connection with such dispositions,

(j) Indebtedness of Sweetheart Holdings or the Issuer in an aggregate principal amount not to exceed $4.0 million at any one time outstanding incurred in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of capital stock of Sweetheart Holdings, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock option plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such stock option plan or any other agreement under which such stares of capital stock, options, related rights or similar securities were issued; provided that (A) such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the new notes at least to the extent that the Fonda Notes are subordinated in right of payment to the new notes, (B) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides the no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Issuer or Sweetheart Holdings at any time prior to one year after the stated maturity of the new notes and (C) the scheduled maturity of all principal of such Indebtedness is at least one year after the stated maturity of the new notes;

(k) Acquired Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (reduced by the amount of Acquired Indebtedness repaid with Net Proceeds of Asset Sales other than Asset Sales of any Subsidiary subject to such Acquired Indebtedness) that is without recourse to Sweetheart Holdings, the Issuer or any of their Subsidiaries or any of their respective assets (other than the Subsidiary acquired subject to such Acquired Indebtedness and its assets), and is not guaranteed by any such person; provided that (A) after giving pro forma effect to the incurrence thereof, Sweetheart Holdings could incur at least $1.00 of Indebtedness under the first paragraph of this covenant and (B) that any Refinancing Indebtedness with respect thereto may not be incurred by any person other than the Subsidiary that is the obligor on such Acquired Indebtedness;

(l) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer, Sweetheart Holdings or any Subsidiary of either or any of their respective assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person and

(m) if and to the extent that the Issuer, Sweetheart Holdings and any of their Subsidiaries that are Guarantors are not then parties to any Credit Agreement, Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries that is a Guarantor under or in respect of a working capital facility in a principal amount outstanding, after giving effect to such incurrence, not to exceed the maximum Indebtedness that could then be incurred in accordance with clause (a)(1) above.

      Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

Limitation on Layering Debt; Liens

(a) Neither Sweetheart Holdings nor the Issuer will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the new notes.

(b) No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate in right of payment to Guarantor Senior Indebtedness and senior in any respect in right of payment to the Guarantees with respect to the new notes.

(c) Neither Sweetheart Holdings, the Issuer nor any of their Subsidiaries will, directly or indirectly, create, assume or suffer to exist any Lien (other than Permitted Liens, Liens in respect of or expressly permitted by the terms of Senior Indebtedness, and Liens in respect of Indebtedness of Subsidiaries of the Issuer that would constitute Senior Indebtedness if it were payable by the Issuer) on any asset now owned or hereafter acquired, or any income or profit therefrom.

Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries

      Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to Sweetheart Holdings, the Issuer or any of their Subsidiaries (A) on its capital stock or (B) any other interest or participation in, or treasured by, its profits, or (ii) pay any interest on or principal of any Indebtedness owed to Sweetheart Holdings, the Issuer or any of their Subsidiaries, (b) make loans or advances to Sweetheart Holdings, the Issuer or any of their Subsidiaries or (c) transfer any of its properties or assets to Sweetheart Holdings, the Issuer or any of their Subsidiaries, except for such encumbrances or restrictions existing under or by reason of

(i) the indenture and the new notes, and the Existing Indebtedness, and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced,

(ii) the Credit Agreement and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings of the Credit Agreement shall be no more onerous than the restrictions in the Indebtedness refinanced,

(iii) applicable law,

(iv) any instrument governing Acquired Indebtedness or capital stock of a person acquired by the Issuer or any of its Subsidiaries at the time of such acquisition (but not in connection with or contemplation of such acquisition), which encumbrance or restriction is not applicable to any person or the properties or assets of any person, other than the person or the property or assets of the person so acquired or its Subsidiaries, and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced,

(v) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and limitations imposed by the terms of Permitted Liens with respect to the assets subject to such Permitted Liens,

(vi) an agreement relating to the financing of the acquisition of real or tangible personal property acquired after the date of the indenture, provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (ix) of the definition of “Permitted Liens,”

(vii) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary,

(viii) any restriction or encumbrance contained in contracts for sale of assets permitted by the indenture in respect of the assets being sold pursuant to such contract, and

(ix) Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and incurred after the date of the indenture; provided that such encumbrances or restrictions in such Indebtedness are no more onerous than the restrictions contained in the Credit Agreement on the date of the indenture.

The foregoing limitations shall not apply to any encumbrance or restriction with respect to Lily Canada pursuant to the Lily Canada Loan Agreement or to Global, provided that no such restriction shall limit or prevent the payment of any intercompany Indebtedness payable from Lily Canada or Global to the Sweetheart or any of its Subsidiaries (other than Lily Canada, Global or any Subsidiary of Lily Canada or Global) in accordance with its terms.

Maintenance of Insurance

      Sweetheart Holdings and the Issuer shall, and shall cause each of their Subsidiaries to (a) maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is customarily carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Sweetheart Holdings, the Issuer and their Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies); and (b) provide to the trustee an endorsement to such insurance providing that the insurance companies issuing such policies will give the trustee at least fifteen (15) days prior written notice of cancellation, non-renewal or any other material change.

Merger, Consolidation or Sale of Assets

(a) Except in connection with a disposition of the Issuer that complies with the requirements of paragraph (b) below, the Issuer may not merge or consolidate with or into any person other than (i) a merger with or into, or a consolidation with, Sweetheart Holdings and (ii) the merger, subject to all conditions applicable to Sweetheart Holdings in paragraph (b) below, of Subsidiaries of the Issuer into the Issuer.

(b) Sweetheart Holdings will not consolidate or merge with or into any person (whether or not Sweetheart Holdings is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, or permit the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (other than to Sweetheart Holdings), in one or more related transactions to, another corporation, person or entity unless:

(i) Sweetheart Holdings is the surviving person or the entity or the person formed by or surviving any such consolidation or merger (it other than Sweetheart Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the person formed by or surviving any such consolidation or merger (if other than Sweetheart Holdings) or the person to which such sale, assignment, transfer, lease, or other disposition will have been made (if other than Sweetheart Holdings or the Issuer, as the case may be) assumes all the obligations of Sweetheart Holdings (or the Issuer, as the case may be) pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee, under the new notes and the indenture;

(iii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iv) Sweetheart Holdings or any person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of Sweetheart Holdings immediately preceding the transaction and (B) will be permitted by virtue of its Pro Forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the terms of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant; provided, that such clause (B) will not apply with respect to any merger of any Subsidiary of the Issuer with or into, or a consolidation with, the Issuer, or a merger of Sweetheart Holdings or any Subsidiary of Sweetheart Holdings into any person that has conducted no business and incurred no liabilities solely for the purpose of effecting a change in the state of incorporation of Sweetheart Holdings, the Issuer of such Subsidiary.

      The parties to any transaction consummated in accordance with this covenant shall remain subject to the requirements of the indenture with respect to Change of Control Offers required pursuant to the “Change of Control” covenant to the extent such transaction results in a Charge of Control.

      Sweetheart Holdings and the Issuer shall deliver to the trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel covering clauses (i), (ii) and (iii) (in the case of clause (iii), to such counsel’s knowledge), stating that the proposed transaction and such supplemental indenture comply with the indenture. The trustee shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.

Limitation on Transactions with Affiliates

      Each of the Issuer and Sweetheart Holdings will not, and will not permit any of their Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), except on terms that are no less favorable to the Issuer, Sweetheart Holdings or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer, Sweetheart Holdings or such Subsidiary with a person who is not an Affiliate; provided, however, that (1) transactions between or among the Issuer, Sweetheart Holdings and their respective Subsidiaries, which are not otherwise prohibited by the indenture, (2) any employment agreement entered into by Sweetheart Holdings, the Issuer or their respective Subsidiaries in the ordinary course of business, (3) Permitted Investments and transactions permitted by the “Limitation on Restricted Payments” covenant, and (4) provision of administrative or management services by the Issuer or Sweetheart Holdings or any of their officers to any of their respective Subsidiaries and any Unrestricted Subsidiaries in the ordinary course of business, in each case, shall not be deemed Affiliate Transactions.

      In addition to the foregoing, neither of the Issuer, Sweetheart Holdings nor any of their Subsidiaries will enter into any Affiliate Transaction or series of related Affiliate Transactions involving consideration having fair market value (as reasonably determined on an unencumbered basis by the Board of Directors of Sweetheart Holdings) of more than $5.0 million unless prior to consummation of such transaction or transactions, the Issuer has delivered to the trustee on behalf of the holders (1) a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that such transaction is fair to the Issuer, Sweetheart Holdings or such Subsidiary, as the case may be, from a financial point of view or, (2) with respect to real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser showing such property to have a value not less than the amount of such consideration.

      Notwithstanding clause (1) of the first paragraph of this covenant, in the case of a transaction or series of related transactions involving assets having a potential fair market value (as reasonably determined on an unencumbered basis by the Board of Directors of Sweetheart Holdings) of more than $75.0 million (other than a transfer to a Receivables Subsidiary in a Qualified Receivables Transaction), between or among the Issuer, Sweetheart Holdings or their Subsidiaries, Sweetheart Holdings, the Issuer and any of their Subsidiaries party to such transaction or transactions shall deliver to the trustee, either the fairness opinion specified in the preceding paragraph or (i) an Officers’ Certificate of officers of each entity that is a party thereto stating that such transaction has been duly authorized by all necessary corporate action of such entity and that, after giving pro forma effect to such transaction, there will be no material adverse effect on the results of operations (including interest income) of such entity or the ability of such entity to satisfy its Obligations under the indenture and the new notes and (ii) a solvency letter of a nationally recognized appraiser or investment banking firm with respect to the solvency of the Issuer and any Guarantor party to such transaction.

Line of Business

      For so long as the new notes are outstanding, (1) Sweetheart Holdings, the Issuer and their Subsidiaries (other than any Receivables Subsidiary) will engage principally in the business of producing and selling disposable foodservice and packaging products and such other businesses as the Issuer and its Subsidiaries are engaged in on the date of the indenture, as well as reasonable expansions or extensions thereof, and (2) Sweetheart Holdings and the Issuer shall cause LCHC not to engage in any business other than ownership of capital stock of Lily Canada.

Redesignation of Unrestricted Subsidiary

      Any Unrestricted Subsidiary may be redesignated by the Issuer as a Subsidiary that is not an Unrestricted Subsidiary, provided that at the time of such designation, after giving pro forma effect to such designation as if it occurred at the beginning of the applicable four-quarter period, Sweetheart Holdings could incur $1.00 of additional Indebtedness pursuant to the Pro Forma Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant.

SEC Reports

      Sweetheart Holdings, the Issuer and each Guarantor shall file with the trustee, with a copy to the holders of new notes at their addresses appearing in the register of new notes maintained by the Registrar, promptly after filing with the SEC, copies of the annual reports and of the information, documents, and other report (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which Sweetheart Holdings, the Issuer and/or such Guarantor are required to file with the SEC pursuant to

Section 13 or 15(d) of the Exchange Act. Sweetheart Holdings, the Issuer and each Guarantor shall also comply with the provisions of TIA §314(a).

      If Sweetheart Holdings, the Issuer or any Guarantor is required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, Sweetheart Holdings, the Issuer and such Guarantor shall cause any annual report to its stockholders and any quarterly or other financial report furnished by it generally to its stockholders to be filed with the trustee and mailed to the holders of new notes at their addresses appearing in the register of new notes maintained by the Registrar. If Sweetheart Holdings is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, Sweetheart Holdings shall cause the financial statements of Sweetheart Holdings and its consolidated Subsidiaries (including its Restricted Subsidiaries, if any) (and a similar financial statement for all unconsolidated Subsidiaries, if any), including any notes thereto (and, with respect to annual reports, an auditors’ report by an accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” comparable to that which would have been required to appear in annual or quarterly reports filed under Section 13 or 15(d) of the Exchange Act to be so filed with (i) the trustee and mailed to the holders of new notes within 90 days after the end of each of Sweetheart Holdings’ fiscal years and within 45 days after the end of each of the first three quarters of each such fiscal year and (ii) with the SEC for public availability. In addition, Sweetheart Holdings shall make such information available to investors who request it in writing.

      Sweetheart Holdings, the Issuer and each Guarantor shall provide the trustee with copies of all reports and other documents and information that the trustee may be required to deliver to the holders in an amount sufficient to make such deliveries. The delivery of such reports, documents and information shall be at the sole expense of Sweetheart.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the new notes;

(2) default in payment when due and payable at maturity, upon acceleration, redemption or otherwise of principal of any new note, including without limitation payments due upon a Change of Control or following an Asset Sale;

(3) failure by Sweetheart or Sweetheart Holdings (including without limitation, any of their Subsidiaries) to comply with the provisions described under the covenants “Limitations on Restricted Payments” or “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” and written notice specifying such default shall have been given to Sweetheart or Sweetheart Holdings by the trustee and either Sweetheart or Sweetheart Holdings by any holder;

(4) a default in the observance or performance of any other agreements of Sweetheart or any Guarantor for period that continues for 60 days after receipt of written notice from the trustee or from holders of at least 25% of the aggregate principal amount of the new notes then outstanding, specifying such default and requiring that it be remedied;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Sweetheart, Sweetheart Holdings, Inc. or any of their respective Subsidiaries (or the payment of which is guaranteed by Sweetheart, Sweetheart Holdings, Inc. or any of their respective Subsidiaries, except, in each case, for Receivables Subsidiaries) whether such Indebtedness or Guarantee now exists or is created after the date of the indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) in the case of any default other than a payment default referred to in clause (a) has resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity and under subclauses (a) or (b) of this clause (5) the principal amount of such Indebtedness either (i) is at least $10.0 million or (ii) together with the principal amount of any other such Indebtedness, the maturity of which has been so accelerated or which has not been paid at maturity, aggregates $10.0 million or more;

(6) a final judgment or final judgments for the payment of money are entered into by a court or courts of competent jurisdiction against Sweetheart, Sweetheart Holdings, Inc. or any of their respective Significant Subsidiaries and such judgment or judgments remain undischarged or unstayed for a period of 60 consecutive days after their entry, provided that the aggregate of all such judgments exceeds $10.0 million;

(7) certain events of bankruptcy or insolvency described in the indenture with respect to Sweetheart or any of its Subsidiaries;

(8) any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect (except as otherwise permitted by the indenture), or Sweetheart, Sweetheart Holdings, Inc. or any Guarantor shall deny or disaffirm its obligations under its Guarantee or the new notes, which in each circumstance continues for a period of 30 days after receipt of written notice thereof from the trustee or holders of at least 25% of the aggregate principal amount of the new notes then outstanding; and

(9) Sweetheart ceases to be a Wholly Owned Subsidiary of Sweetheart Holdings, Inc. (except in the event of a Change of Control of Sweetheart or a consolidation with or a merger of Sweetheart with or into Sweetheart Holdings, Inc.).

      If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the new notes at the time outstanding may declare all of the new notes to be due and payable immediately (plus, in the case of an Event of Default which is the result of an action of Sweetheart intended to avoid paying a redemption premium on the new notes or to avoid restrictions on redemptions of the new notes contained in the indenture or in the new notes, an amount of premium that would have been applicable under the new notes); provided, however, that if any Indebtedness or Obligation is outstanding pursuant to the Credit Agreement, upon a declaration of acceleration by the holders or the trustee, all principal and interest under the indenture shall be due and payable upon the earlier of (1) the day which is five Business Days after the provision to Sweetheart or Sweetheart Holdings and the agent under the Credit Agreement of such written notice of acceleration or (2) the date of acceleration of any Indebtedness under the Credit Agreement and provided, further, such declaration of acceleration shall be automatically annulled if the holders of the Indebtedness which is the subject of such failure to pay at maturity or acceleration have rescinded their declaration of acceleration in respect of such Indebtedness or such failure to pay at maturity shall have been cured or waived within 10 days thereof and no other Event of Default has occurred during such period of 10 days which has not been cured, paid or waived. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding new notes will become due and payable without further action or notice. Holders may not enforce the indenture except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the new notes issued under the Indenture at the time outstanding may direct the trustee in its exercise of any trust or power.

      The holders of a majority in aggregate principal amount of the new notes then outstanding by notice to the trustee may on behalf of all holders waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the new notes.

      Sweetheart is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Sweetheart is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Sweetheart, Sweetheart Holdings, Inc. or any Guarantor, as such, will have any liability for any obligations of Sweetheart, Sweetheart Holdings, Inc. or the Guarantors under the new notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a new note by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      Sweetheart may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding new notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding new notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Sweetheart’s obligations with respect to the new notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Sweetheart’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, Sweetheart may, at its option and at any time, elect to have the obligations of Sweetheart and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Sweetheart must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Sweetheart must specify whether the notes are being defeased to maturity or to a particular redemption date; provided that the trustee will have been irrevocably instructed to apply such money or the proceeds of such non-called Government Securities to said payments with respect to the new notes;

(2) in the case of Legal Defeasance, Sweetheart has delivered to the trustee an opinion of counsel reasonably satisfactory to the trustee confirming that (a) Sweetheart has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Sweetheart has delivered to the trustee an opinion of counsel to the trustee confirming that the holders of new notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit, or insofar as an Event of Default relating to certain events of bankruptcy or insolvency described in the indenture with respect to Sweetheart or any of its Subsidiaries is concerned, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition will not be deemed satisfied until the expiration of such period);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Sweetheart is a party or by which Sweetheart is bound;

(6) Sweetheart shall have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, (i) the trust funds will not be subject to the effect of any applicable Bankruptcy Law or (ii) if a court were to rule under any such law in any case or proceeding that the trust funds remained property of Sweetheart (A) assuming such trust funds remained in the trustee’s possession prior to such court ruling to the extent not paid to holders of new notes, the trustee will hold, for the benefit of the holders of new notes, a valid and perfected security interest in such trust funds that is not avoidable in bankruptcy or otherwise and (B) the holders of new notes will be entitled to receive adequate protection of their interests in such trust funds if such trust funds are used;

(7) Sweetheart must deliver to the trustee an officers’ certificate stating that the deposit was not made by Sweetheart with the intent of preferring the holders of new notes over the other creditors of Sweetheart with the intent of defeating, hindering, delaying or defrauding creditors of Sweetheart or others; and

(8) Sweetheart must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the new notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes), and any existing default or compliance with any provision of the indenture or the new notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding new notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, new notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes or the price at which Sweetheart shall offer to purchase such notes pursuant to the provisions under “— Asset Sales” and “— Change of Control”;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any new note;

(4) waive a Default in the payment of principal of, or interest or redemption payment, if any, on the new notes (except a rescission of acceleration of the new notes by the holders of at least a majority in aggregate principal amount of the new notes and a waiver of the payment default that resulted from such acceleration);

(5) make any new note payable in money other than that stated in the new notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of new notes to receive payments of principal of, or interest or premium, if any, on the new notes; or

(7) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder, Sweetheart, any Guarantor and the trustee may amend or supplement the indenture or the new notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the provisions in the indenture regarding the addition and release of Guarantors;

(4) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any such holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

      If the trustee becomes a creditor of Sweetheart or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of new notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

      “Acquired Indebtedness” means Indebtedness of a person existing at the time such person became a Subsidiary and not incurred in connection with, or in contemplation of, such person becoming a Subsidiary, treating for purposes of this definition as Indebtedness the unused portion of revolving loan commitments provided in agreements to which such person is a party as borrower or guarantor.

      “Affiliate” of any specified person means any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 50% of the voting securities of a person shall be deemed to be control.

      “Asset Sale” means, with respect to any person, the sale, lease, conveyance, disposition or other transfer that does not constitute a Restricted Payment or an Investment by such person of any of its assets other than cash (including by way of a sale-leaseback transaction and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such person) other than to Sweetheart Holdings, the Issuer or any of their Subsidiaries that is not a Receivables Subsidiary (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); provided that notwithstanding the foregoing, the term “Asset Sale” shall not include

(i) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Sweetheart Holdings or the Issuer, as permitted pursuant to the “Merger, Consolidation or Sale of Assets” covenant,

(ii) the sale or lease of inventory or accounts in the ordinary course of business,

(iii) the sale, conveyance, disposition or other transfer of the capital stock of an Unrestricted Subsidiary,

(iv) the sale or lease of assets in any one transaction or series of related transactions (which, in the case of any lease, shall be the annual (or, for any period of less than one year, annualized) rental payments with respect thereto), the Net Proceeds of which do not exceed $1.0 million; provided that the aggregate Net Proceeds of all such sales or leases pursuant to this clause (iv) shall not exceed $8.0 million (and if such Net Proceeds exceed $8.0 million then only such excess shall be deemed to constitute the proceeds of an Assets Sale); provided, further, that the proceeds of sales or leases of assets pursuant to this clause (iv) which are reinvested by Sweetheart Holdings or any of its Subsidiaries in specified assets or a specified business in the same or similar lines of business as permitted by the “Line of Business” covenant, shall not be counted towards such $8.0 million aggregate limitation,

(v) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(vi) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property,

(vii) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP and

(viii) sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” by a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP.

      Lease payments received shall be considered sale proceeds for purposes for this definition; provided that payments received with respect to operating leases of property or equipment aggregating less than $500,000 per annum shall not constitute sale proceeds for purposes of this definition. For purposes of clauses (vii) and (viii), notes received in exchange for the transfer of accounts receivable shall be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Sweetheart Holdings entered into as part of a Qualified Receivables Transaction.

      “capital lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment would be capitalized on a balance sheet of the lessee in accordance with GAAP.

      “capital lease obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

      “capital stock” means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or partnership interests.

      “Cash Equivalents” means

(i) United States Government Securities,

(ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $100,000,000 with a maturity date not more than one year from the date of acquisition,

(iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above,

(iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from Standard & Poor’s Corporation or the highest available from Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Corporation nor Moody’s Investors Service, Inc. shall be rating such obligations, then the highest available rating from such other nationally recognized rating services acceptable to the trustee),

(v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $100,000,000, and commercial paper issued by others having one of the two highest ratings obtainable from Standard & Poor’s Corporation or the highest available from Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Corporation nor Moody’s Investors Service, Inc. shall be rating such obligations, then from such other nationally recognized rating services acceptable to the trustee) and in each case maturing within one year after the date of acquisition,

(vi) overnight bank deposits and bankers’ acceptances at any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $100,000,000,

(vii) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $50,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $50,000,000 and

(viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vii), including without limitation, the UST Master Government Fund.

      “Change of Control” means such time as:

(1) prior to the initial public offering by Sweetheart Holdings of its common stock (other than on Form S-8), Dennis Mehiel and his Related Parties cease to be the beneficial owners (as defined in Rule 13d-3 under the Exchange Act), in the aggregate, of at least 51% of the voting power of the voting capital stock of Sweetheart Holdings and the Issuer, or

(2) after the initial public offering by Sweetheart Holdings of its common stock (other than on Form S-8), (A) any Schedule 13D, Form 13F or Schedule 13G under the Exchange Act, or any amendment to any such Schedule or Form, is received by Sweetheart Holdings or the Issuer which indicates that, or Sweetheart Holdings or the Issuer otherwise becomes aware that, a “person” or “group”

(within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) has became the “beneficial owner”, by way of merger, consolidation or otherwise, of 35% or more of the voting power of the voting capital stock of Sweetheart Holdings or the Issuer, and (B) such person or group has become the beneficial owner of a greater percentage of the voting capital stock of Sweetheart Holdings or the Issuer than that beneficially owned by the Dennis Mehiel and his Related Parties, or

(3) the sale, lease or transfer of all or substantially all of the assets of Sweetheart Holdings or the Issuer to any person or group (other than Dennis Mehiel and his Related Parties), or

(4) during any period of two consecutive calendar years following the date of the indenture, individuals who at the beginning of such period constituted the Board of Directors of Sweetheart Holdings or the Issuer (together with any new directors whose election by the Board of Directors of Sweetheart Holdings or the Issuer, as the case may be, or whose nomination for election by the shareholders of Sweetheart Holdings or the Issuer, as the case may be, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Sweetheart Holdings or the Issuer, as the case may be, then in office.

      Notwithstanding the foregoing, a Change of Control will be deemed not to have occurred solely as a result of the merger or consolidation of Sweetheart Holdings and the Issuer.

      “Cn. $” means freely transferable lawful money of Canada, expressed in Canadian dollars.

      “Consolidated EBITDA” means, with respect to any person for any period, the sum of, without duplication:

(1) the Consolidated Net Income of such person for such period, plus

(2) Fixed Charges of such person for such period, plus

(3) provision for taxes based on income or profits for such period (to the extent such income or profits were included in computing Consolidated Net Income of such person for such period), plus

(4) consolidated depreciation, amortization and other non-cash charges of such person for such period, including any expenses paid by equity holders of such person required to be reflected as expenses on the books and records of such person, minus

(5) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (4).

      “Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income of any Receivables Subsidiary and any person which is not a Subsidiary (including any Unrestricted Subsidiary) or is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Subsidiary of the referent person, but not in excess of such referent person’s or Subsidiary’s pro rata share of such person’s net income for such period,

(2) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded,

(3) in the case of the Issuer, the Net Income of Lily Canada and Global shall be included only to the extent of the amount of dividends or distributions paid to Sweetheart or its Subsidiaries (other than Lily Canada, Global or any Subsidiary of Lily Canada or Global), and

(4) Consolidated Net Income shall not include the Net Income of any person attributable to any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any asset or property outside of the ordinary course of business (including without limitation any such sale or disposition that would be accounted for as an extraordinary item in accordance with GAAP) and any gain (but not loss) realized upon the sale or other disposition by such person of any capital stock or marketable securities other than Cash Equivalents.

      “Consolidated Net Worth” means, with respect to any person, the sum of

(1) the consolidated equity of the common stockholders of such person and its consolidated Subsidiaries plus

(2) the respective amounts reported on such person’s most recent balance sheet with respect to any series of preferred stock that is not Disqualified Stock and is not by its terms entitled to the payment of dividends or distributions unless such dividends or distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less

(a) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date hereof in the book value of any asset owned by such person or a consolidated Subsidiary of such person,

(b) all investments in unconsolidated Subsidiaries and in persons that are not Subsidiaries, including any Unrestricted Subsidiary (except, in each case, investments in marketable securities of such person listed on a national securities exchange registered under the Exchange Act) and

(c) all unamortized debt discount and expense and unamortized deferred financing charges, all of the foregoing determined in accordance with GAAP.

      “Credit Agent” means Bank of America, N.A., in its capacity as agent for the Lenders party to the Credit Agreement, or any successor or successors to such Credit Agent. The term “Credit Agent” shall also include any “collateral agent” or similar agent in its capacity as such under the Credit Agreement.

      “Credit Agreement” means the Third Amended and Restated Loan and Security Agreement, dated as of March 25, 2002, among Holdings, the Issuer, Bank of America, N.A., as agent, Banc of America Securities LLC, as arranger, and the lenders named therein, as it has been or may from time to time be amended, renewed, supplemented, restated or otherwise modified at the option of the parties thereto and any other agreement pursuant to which any of the indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under any agreement theretofore constituting the Credit Agreement may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed, restated or otherwise modified.

      “Credit Agreement Secured Creditors” means the Credit Agent, the Lenders and those parties, other than the Issuer or any Affiliate of the Issuer, to any Hedging Obligation entered into with one or more persons who were Lenders at the time such Hedging Obligation was entered into, and their assigns.

      “Default” means any event which is, or after notice or passage of time or both would become, an Event of Default.

      “Designated Asset Sale” means [                    ].

      “Disqualified Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than a Change of Control in which the terms of such Equity Interest provide for payment in full of the new notes prior to any payment with respect to such Equity Interest), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the new notes.

      “Equity Interests” means capital stock or warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock).

      “Existing Indebtedness” means Indebtedness of Sweetheart Holdings or the Issuer or any Subsidiary in existence on the date of the indenture (other than Indebtedness under the Credit Agreement), until such Indebtedness is repaid.

      “Fixed Charges” means, with respect to any person for any period, the sum of

(1) the consolidated interest expense (without giving effect to any interest income) of such person, whether paid or accrued (without duplication), to the extent such expense was deducted in computing Consolidated Net Income of such person (including amortization of original issue discount, non-cash interest payments, fees and charges with respect to letters of credit, the interest component of capital leases and net payments, if any, in connection with Hedging Obligations, but excluding amortization of deferred financing fees), and

(2) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Subsidiary) on any series of preferred stock of such person (except as provided below), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. For purposes of this definition, preferred stock shall not include preferred stock which (i) by its terms does not permit dividends to be paid except to the extent permitted under the “Limitation on Restricted Payments” covenant, (ii) makes no provision for election of directors by holders of such stock and (iii) is not Disqualified Stock.

      “Fonda Notes” means the Issuer’s 9 1/2% Senior Subordinated Notes due 2007.

      “GAAP” means accounting principles generally accepted in the United States of America.

      “Global” means collectively, Global Cup, S.A. de C.V., Rentactivos, S.A. de C.V., Servicios Tanairi, S.A. de C.V. and Paper Cups de Mexico, S.A. de C.V.

      “Guarantor” means Sweetheart Holdings and any other direct or indirect Subsidiary of Sweetheart Holdings that executes a supplemental indenture in accordance with the indenture, and their respective successors and assigns.

      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      “Guarantor Senior Indebtedness” means the obligations of any Guarantor with respect to:

(1) the Guarantee by such Guarantor of any Senior Indebtedness and any renewal, refunding, refinancing, replacement or extension thereof,

(2) any other Indebtedness of such Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and any renewal, refunding, refinancing, replacement or extension thereof, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to payment obligations under the Guarantee, and

(3) Post-Petition Interest with respect to the foregoing.

      Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (i) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Guarantor Senior Indebtedness (it being understood that agreements among creditors, as to their priority positions with respect to collateral, shall not be included as Indebtedness for purposes of this clause (i)), (ii) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (iii) Indebtedness incurred (but only to the extent incurred) in violation of the Indenture as in effect at the time of the respective incurrence, provided that any Lender under the Credit Agreement with respect to such Indebtedness shall be permitted to rely conclusively on an Officers’ Certificate as to the permissibility of such Indebtedness under the indenture.

      “Hedging Obligations” means, with respect to any person,

(1) the obligations of such person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements,

(2) the net cost to such person of foreign exchange contracts and currency protection arrangements and

(3) obligations under other similar agreements or arrangements designed to protect such person against fluctuations in interest rates or currencies.

      “Indebtedness” means, with respect to any person, (without duplication) any indebtedness of such person, whether or not contingent:

(1) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or

(2) in respect of letters of credit (or reimbursement Obligations in respect thereof) or

(3) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or

(4) representing any Hedging Obligations,

except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit or reimbursement Obligations in respect thereof, or Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition.

      “Insolvency or Liquidation Proceeding” means any of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding relative to Sweetheart Holdings or the Issuer, or to the creditors of Sweetheart Holdings or the Issue, as such, or to the assets of Sweetheart Holdings or the Issuer, (b) any liquidation, dissolution or other winding up of Sweetheart Holdings or the Issuer, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of Sweetheart Holdings or the Issuer.

      “Investment” means any direct or indirect advance (other than advances to customers in the ordinary course of business, which are recorded as accounts receivable or short term notes receivable on the balance sheet of any person or its Subsidiaries), loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, bonds, notes (other than notes acquired from customers in the ordinary course of business), debentures or other securities issued by, any person. For the purposes of the “Limitation on Restricted Payments” covenant, (1) the term “Investment” shall include the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary, (2) any property transferred to an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, in each case as determined by the Board of Directors of Sweetheart Holdings in good faith and (3) any Investment constituting an advance, loan, extension of credit or capital contribution shall be deemed to be incurred only to the extent that it is not repaid in cash or Cash Equivalents, provided that the amount credited for such repayment shall not exceed the amount deducted as a result of such Investment.

      “Issuer” means Sweetheart Cup Company, Inc., as obligor under the new notes, unless and until a successor replaces it in accordance with the terms of the indenture and thereafter includes such successor.

      “Junior Securities” means securities distributed to the holders of new notes in an Insolvency or Liquidation Proceeding pursuant to a plan of reorganization consented to by each class of the Senior Indebtedness, but only if all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, standstills, covenants and defaults), are at least as favorable (and provide the same relative benefits) to the holders of Senior Indebtedness and to the holders of any security distributed in such Insolvency or Liquidation Proceeding on account of any such Senior Indebtedness as the terms and conditions of the new notes and the indenture are and provide to the holders of Senior Indebtedness.

      “LCHC” means Lily Canada Holding Corporation, a Delaware corporation, and the owner of all outstanding capital stock of Lily Canada.

      “Lenders” means the financial institutions that may from time to time be lenders under the Credit Agreement.

      “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      “Lily Canada” means Lily Cups Inc., a Canadian corporation.

      “Lily Canada Loan Agreement” means the Credit Agreement, dated as of June 15, 1998, between Lily Canada, as borrower, and General Electric Capital Canada Inc., as lender, as in effect on the date of the indenture and as thereafter amended, and any replacement or refinancing thereof (whether or not contemporaneous with the termination of an existing such facility).

      “Management Services Agreement” means the management services agreement among SF Holdings, Sweetheart Holdings and the Issuer, as in effect on the date of the indenture.

      “Material Senior Indebtedness” means (1) so long as the Credit Agreement is in effect and outstanding, Obligations under the Credit Agreement (but only in the event that such Obligations and any unutilized commitments then in effect exceed $10.0 million), and (2) Senior Indebtedness permitted to be incurred pursuant to the provisions described under the “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant above in a principal amount of not less than $10.0 million designated by Sweetheart Holdings or Sweetheart as such and, if the Credit Agreement is in effect, consented to in writing by the Credit Agent.

      “Net Income” of any person means the net income (or loss) of such person, determined in accordance with GAAP.

      “Net Proceeds” means the aggregate cash proceeds received by Sweetheart Holdings, the Issuer or any of their Subsidiaries in respect of any Asset Sale, net of

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions and the expenses and fees associated with making the Asset Sale Offer),

(2) any taxes paid or payable as a result thereof and after taking into account any available tax credits or deductions arising from such Asset Sale,

(3) any reserve for adjustment in respect of the sale price of such asset or assets required by GAAP and

(4) repayment of any Purchase Money Lien in respect of the asset sold.

      “Newcup” means Newcup LLC, a Delaware limited liability company.

      “Obligations” means, with respect to any person, any principal, premium, interest, penalties, expenses, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness of such person including, without limitation, any amounts payable by such person as a result of any Hedging Obligations.

      “Officers” means the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice-President of Sweetheart Holdings, the Issuer or any Guarantor, as the case may be.

      “Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the President, Vice-President or Secretary of Sweetheart Holdings, the Issuer or any Guarantor, as the case may be.

      “Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the trustee. Such counsel any be an employee of or counsel to Sweetheart Holdings, the Issuer, any Guarantor or the trustee.

      “Permitted Investments” means:

(1) cash or Cash Equivalents,

(2) Investments in Sweetheart Holdings, the Issuer or any Subsidiary of Sweetheart Holdings or the Issuer (including a transaction with a person, the result of which is that such person becomes such a Subsidiary),

(3) Investments received as consideration for Asset Sales (or transactions excluded from the definition of Asset Sale on account of clause (4) of the definition thereof) to the extent not otherwise prohibited by the indenture,

(4) securities received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment,

(5) Hedging Obligations entered into in the ordinary course of business in connection with the operation of the business of Sweetheart Holdings, the Issuer and their Subsidiaries or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) or as required by any Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant,

(6) prepaid expenses and loans or advances to employees and similar items in the ordinary course of business,

(7) endorsements of negotiable instruments and other similar negotiable documents,

(8) additional Investments in an amount not to exceed $5.0 million and

(9) accounts receivable of Sweetheart Holdings, the Issuer or any Subsidiary from Sweetheart Holdings, the Issuer or any Subsidiary and any Unrestricted Subsidiary arising out of the provision of managerial or administrative services rendered in the ordinary course of business.

      “Permitted Liens” means

(1) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(2) statutory Liens of landlords and mechanics’, carriers’, warehousemen’s, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Sweetheart Holdings or any of its Subsidiaries;

(6) Purchase Money Liens (including extensions and renewals thereof);

(7) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

(8) judgment and attachment Liens not giving rise to an Event of Default;

(9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Sweetheart Holdings, the Issuer or their Subsidiaries;

(10) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Sweetheart Holdings, the Issuer or any of their Subsidiaries in the ordinary course of business of Sweetheart Holdings, the Issuer and their Subsidiaries;

(11) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease; and

(12) Liens arising from filing Uniform Commercial Code financing statements regarding leases (other than true leases or true consignments).

      “person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Post-Petition Interest” means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Senior Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

      “Pro Forma Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters, in connection with any proposed incurrence of Indebtedness, Restricted Payment, consolidation or merger or sale, assignment, transfer, lease, conveyance or other disposition, as the case may be, the ratio of (a) Consolidated EBITDA for such period to (b) Pro Forma Fixed Charges for such period, provided, however, that

(1) in the event of an incurrence of Indebtedness (other than revolving credit borrowings), Restricted Payment, consolidation or merger, or sale, assignment, transfer, lease, conveyance or other disposition, as the case may be, subsequent to the commencement of the period for which the Pro Forma Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Pro Forma Fixed Charge Coverage Ratio is made, then the Pro Forma Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such event, as if the same had occurred at the beginning of the applicable period,

(2) in making such compensation, the Fixed Charges of such person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period,

(3) in making such computation, there shall be excluded from Fixed Charges any Fixed Charges related to any amount of Indebtedness or Disqualified Stock that was outstanding during or subsequent to the applicable period but is not outstanding on the date of the event for which the calculation of the Pro Forma Fixed Charge Coverage Ratio is made (including by means of refinancing of such Indebtedness or

Disqualified Stock on such date), except for Fixed Charges actually incurred with respect to Indebtedness borrowed (as adjusted pursuant to clause (2)) pursuant to the Credit Agreement to the extent any commitment thereunder remains in effect on the date of the event for which the calculation of the Pro Forma Fixed Charge Coverage Ratio is made,

(4) in the event that Sweetheart Holdings, the Issuer or any of their Subsidiaries consummates a material acquisition or any Asset Sale subsequent to the commencement of the period for which the Pro Forma Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Pro Forma Fixed Charge Coverage Ratio is made, then the Pro Forma Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale (including the incurrence or repayment of any Indebtedness in connection therewith), as if the same had occurred at the beginning of the applicable period and

(5) the event for which the calculation of the Pro Forma Fixed Charge Coverage is made shall be assumed to have occurred at the beginning of the applicable period.

      “Purchase Money Lien” means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and incurred solely to finance the acquisition of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

      “Purchase Money Obligations” of any person means any obligations of such person to any seller or any other person incurred or assumed to finance the acquisition of real or personal property to be used in the business of such person or any of its Subsidiaries in an amount that is not more than 100% of the cost of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

      “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by Sweetheart Holdings or any of its Subsidiaries pursuant to which Sweetheart Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Subsidiary (in the case of a transfer by Sweetheart Holdings or any of its Subsidiaries) and (2) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in any accounts receivable (whether now existing or arising in the future) of Sweetheart Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all material contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

      “Receivables Subsidiary” means a Wholly Owned Subsidiary of Sweetheart Holdings which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Sweetheart Holdings (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Sweetheart Holdings or any Subsidiary of Sweetheart Holdings, (ii) is recourse to or obligates Sweetheart Holdings or any Subsidiary of Sweetheart Holdings in any way other than pursuant to representations and covenants entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Sweetheart Holdings or any Subsidiary of Sweetheart Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations and covenants entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Sweetheart Holdings nor any Subsidiary of Sweetheart Holdings has any contract, agreement, arrangement or understanding other than on terms no less favorable to Sweetheart Holdings or such Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Sweetheart Holdings, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Sweetheart Holdings nor any Subsidiary of Sweetheart Holdings has any obligation (i) to make any Investment therein or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Sweetheart Holdings shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Sweetheart Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Related Party” means any (A) spouse or immediate family member of Dennis Mehiel or (B) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of Dennis Mehiel and/or such other persons referred to in the immediately preceding clause (A).

      “Representative” means the indenture trustee or other trustee, agent or representative for any Senior Indebtedness.

      “Restricted Investment” means any Investment other than a Permitted Investment.

      “Senior Indebtedness” means all Indebtedness and other Obligations specified below payable directly or indirectly by Sweetheart Holdings or the Issuer, whether outstanding on the date of the indenture or thereafter created, incurred or assumed by Sweetheart Holdings or the Issuer:

(1) the principal of and interest on and all other Obligations related to the Credit Agreement (including without limitation all loans, letters of credit and unpaid drawings with respect thereto and other extensions of credit under the Credit Agreement, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Agreement);

(2) amounts payable in respect of any Hedging Obligations,

(3) all Indebtedness not prohibited by the covenant entitled “Incurrence of Indebtedness” that is not expressly pari passu with, or subordinated to, the new notes,

(4) all permitted renewals, extensions, refundings or refinancings thereof, and

(5) Post-Petition Interest with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (A) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness (it being understood that any agreements among creditors as to their priority positions with respect to collateral, shall not be included as Indebtedness for purposes of this clause (A)), (B) any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business or (C) Indebtedness incurred (but only to the extent incurred) in violation of the Indenture as in effect at the time of the respective incurrence, provided that any Lender under the Credit Agreement with respect to such Indebtedness shall be permitted to rely conclusively on an Officers’ Certificate as to the permissibility of such Indebtedness under the Indenture.

      “SF Holdings” means SF Holdings Group, Inc., a Delaware corporation.

      “Significant Subsidiary” has the meaning given to such term in Rule 1-02 of Regulation S-X of the United States Securities and Exchange Commission, provided that all references to “10 percent” in such Rule shall be “5 percent” for purposes of this definition.

      “Subsidiary” means, with respect to any person,

(1) a corporation a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof or

(2) any other person (other than a corporation) in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof has at least majority ownership interest and the power to direct the policies, management and affairs thereof. Unrestricted Subsidiaries shall not be included in the definition of

Subsidiaries for any purposes of the indenture (except, as the context may otherwise require, for purposes of the definition of “Unrestricted Subsidiary”).

      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

      “United States Government Securities” means securities issued directly and fully guaranteed or insured by the United States of America or any agent or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof).

      “Unrestricted Subsidiary” means

(1) any Subsidiary of Sweetheart Holdings or the Issuer (a) which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Sweetheart Holdings or the Issuer as provided below), and (b) all the Indebtedness of which shall be without recourse to Sweetheart Holdings and its Subsidiaries other than its Unrestricted Subsidiaries and their respective assets, and shall not be guaranteed by any such person, and

(2) any Subsidiary of an Unrestricted Subsidiary;

provided, that notwithstanding clause (1)(b) above, Sweetheart Holdings or a Subsidiary of Sweetheart Holdings may guarantee, endorse, agree to provide funds for the payment or maintenance of, or otherwise become directly or indirectly liable with respect to, Indebtedness of an Unrestricted Subsidiary but only to the extent that the Issuer or such Subsidiary could make an Investment in such Unrestricted Subsidiary pursuant to the “Limitation on Restricted Payments” covenant and any such Guarantee, endorsement or agreement shall be deemed an incurrence of Indebtedness by Sweetheart Holdings for purposes of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant. The Board of Directors of Sweetheart Holdings or the Issuer may designate any newly acquired or newly formed Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any capital stock of, or owns or holds any Lien on any property of, Sweetheart Holdings or any Subsidiary of Sweetheart Holdings which is not an Unrestricted Subsidiary. Any such designation by the Board of Directors of Sweetheart Holdings or the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Sweetheart Holdings or the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

      “Warrant Agreement” means the warrant agreement dated as of the date of the Indenture among Newcup, Sweetheart Holdings and the Issuer, as in effect on the date of the indenture.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding principal amount of such Indebtedness into (2) the total of the product obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      “Wholly Owned Subsidiary” means for any person, any Subsidiary of such person all of the outstanding capital stock (other than directors’ qualifying shares) of which is directly or indirectly owned by such person. Unrestricted Subsidiaries shall not be included in the definition of Wholly Owned Subsidiaries for any purposes of the indenture (except, as the context may otherwise require, for purposes of the definition of “Unrestricted Subsidiary”).

Book-Entry, Delivery and Form

      Except as set forth below, the new notes will initially be issued in the form of one or more registered Notes in global form without coupons (each a “Global Note”). Each Global Note will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to an agreement between DTC and the Trustee.

      DTC has advised us that it is:

(i) a limited purpose trust company organized under the New York Banking Law;

(ii) a “banking organization” within the meaning of the New York Banking Law;

(iii) a member of the Federal Reserve System;

(iv) a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

(v) a “Clearing Agency” registered pursuant to Section 17A of the Exchange Act.

      DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders who are not Participants may beneficially own securities held by or on behalf of the Depository only through Participants or Indirect Participants.

      We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Trustee with an interest in the Global Note and (ii) ownership of the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interest of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the new notes as collateral will be limited to such extent.

      So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the “Certificated Securities”), and will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to giving of any directions, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

      Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of new notes under the Indenture or such Global Note. We understand that under existing industry practice, in the event we request any action of holders of new notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of new notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such new notes. Payments with respect to the principal of, premium, if any, and interest on, any new notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such new notes under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names the new notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Certificated Securities

      If (i) the Issuer notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Issuer is unable to locate a qualified successor within 90 days, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of new notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Notes, Certificated Securities will be issued to each person that DTC identifies as the beneficial owner of the new notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

      Neither the Issuer nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

SUMMARY COMPARISON OF KEY DIFFERENCES BETWEEN THE NEW NOTES AND THE OLD NOTES

      The following table illustrates the differences between the restrictive covenants (and related provisions and definitions) of the new notes as compared to our old notes.

Old Notes Indenture	New Notes Indenture

Asset Sales	Asset Sales

Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, consummate an Asset Sale, or sell or lease assets in one or a series of related transactions having a fair market value (as determined by the Board of Directors of Sweetheart Holdings in good faith) in excess of $1.0 million, unless, in the case of such Asset Sale (or such transaction), Sweetheart Holdings, the Issuer or any such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other terms and conditions which are consistent in all material respects with the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of, and at least 75% (100% in the case of lease payments) of the value of the consideration therefor received by Sweetheart Holdings, the Issuer or such Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (x) any liabilities (as shown on Sweetheart Holdings’, the Issuer’s or such Subsidiary’s most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Sweetheart Holdings, the Issuer or any such Subsidiary that are not subordinated by their terms to the Securities or any Guarantee thereof and that are assumed by the transferee of any such assets and (y) any notes or other obligations received by Sweetheart Holdings, the Issuer or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Sweetheart Holdings, the Issuer or such Subsidiary into cash, shall be deemed to be cash for purposes of this provision.	Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, consummate an Asset Sale, or sell or lease assets in one or a series of related transactions having a fair market value (as determined by the Board of Directors of Sweetheart Holdings in good faith) in excess of $1.0 million, unless, in the case of such Asset Sale (or such transaction), Sweetheart Holdings, the Issuer or any such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other terms and conditions which are consistent in all material respects with the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of, and at least 75% (100% in the case of lease payments) of the value of the consideration therefor received by Sweetheart Holdings, the Issuer or such Subsidiary is in the form of cash or Cash Equivalents; provided, however, that the amount of (x) any liabilities (as shown on Sweetheart Holdings’, the Issuer’s or such Subsidiary’s most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of Sweetheart Holdings, the Issuer or any such Subsidiary that are not subordinated by their terms to the Securities or any Guarantee thereof and that are assumed by the transferee of any such assets and (y) any notes or other obligations received by Sweetheart Holdings, the Issuer or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by Sweetheart Holdings, the Issuer or such Subsidiary into cash, shall be deemed to be cash for purposes of this provision.

Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, shall apply 100% of the Net Proceeds from an Asset Sale to the prepayment of Obligations outstanding in respect	Except in the case of a Designated Asset Sale, Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, ~~shall~~ may apply ~~100% of~~ the Net Proceeds from an Asset Sale to

Old Notes Indenture	New Notes Indenture

   of or under Senior Indebtedness, Acquired Indebtedness of any Subsidiary effecting such Asset Sale and Indebtedness of Lily Canada permitted by Section 4.09 hereof, in each case to the extent required by the terms thereof (including, in the case of the Credit Agreement, permanent reductions of the commitments thereunder, which shall be deemed to constitute an application of Net Proceeds), and may apply remaining Net Proceeds to prepay other Senior Indebtedness for a 45-day period following the expiration of the offer to purchase the Senior Secured Notes pursuant to the Senior Secured Note Indenture (or, if no Senior Secured Notes are then outstanding, the 45-day period following the date on which an offer to purchase the Senior Secured Notes would have expired if the Senior Secured Notes were then outstanding). If (x) no Senior Indebtedness is outstanding, or (y) the holders of Senior Indebtedness entitled or offered the right to receive payment, or the holders of Acquired Indebtedness entitled to receive payment, elect not to receive (or, in the case of prepayments not required by the terms of such Senior Indebtedness, do not receive) the payments provided for in the previous sentence, or (z) the application of such Net Proceeds results in the complete prepayment of all Senior indebtedness or such Acquired Indebtedness, as the case may be, then such Net Proceeds or any remaining portion thereof will be required to be applied by Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, to an offer to redeem any outstanding Securities at 101% of the principal amount of the Securities, plus accrued interest to the redemption date. Any such redemption of Securities will be made in the manner set forth in the Indenture. Any Net Proceeds remaining after completion of such redemptions may be used by Sweetheart Holdings, the Issuer or any of their Wholly Owned Subsidiaries for their general corporate purposes, including prepayment of other Indebtedness. For purposes of this paragraph, a repayment of Senior Indebtedness outstanding under any revolving credit facility (including the Credit Agreement) shall constitute a repayment of Senior Indebtedness only if and to the extent of any permanent reduction in the commitments thereunder.
~~the prepayment of Obligations outstanding in respect of or under~~ (a) repay Senior Indebtedness, ~~Acquired Indebtedness of any Subsidiary effecting such Asset Sale and Indebtedness of Lily Canada permitted by Section 4.09 hereof, in each case to the extent required by the terms thereof~~ (including, in the case of the Credit Agreement, permanent reductions of the commitments thereunder, which shall be deemed to constitute an application of Net Proceeds)~~, and may apply remaining Net Proceeds to prepay other Senior Indebtedness for a 45-day period following the expiration of the offer to purchase the Senior Secured Notes pursuant to the Senior Secured Note Indenture (or, if no Senior Secured Notes are then outstanding, the 45-day period following the date on which an offer to purchase the Senior Secured Notes would have expired if the Senior Secured Notes were then outstanding). If (x) no Senior Indebtedness is outstanding, or (y) the holders of Senior Indebtedness entitled or offered the right to receive payment, or the holders of Acquired Indebtedness entitled to receive payment, elect not to receive (or, in the case of prepayments not required by the terms of such Senior Indebtedness, do not receive) the payments provided for in the previous sentence, or (z) the application of such Net Proceeds results in the complete prepayment of all Senior indebtedness or such Acquired Indebtedness, as the case may be, then such Net Proceeds or any remaining portion thereof will be required to be applied by Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, to an offer to redeem any outstanding Securities at 101% of the principal amount of the Securities, plus accrued interest to the redemption date. Any such redemption of Securities will be made in the manner set forth in the Indenture. Any Net Proceeds remaining after completion of such redemptions may be used by Sweetheart Holdings, the Issuer or any of their Wholly Owned Subsidiaries for their general corporate purposes, including prepayment of other Indebtedness. For purposes of this paragraph, a repayment of Senior Indebtedness outstanding under any revolving credit facility (including the Credit Agreement) shall constitute a repayment of Senior Indebtedness only if and to the extent of any permanent reduction in the commitments thereunder.~~ and
Notwithstanding any provision of this covenant to the contrary, Sweetheart Holdings and the Issuer shall have no obligation to make an offer	~~Notwithstanding any provision~~ (b) acquire all or substantially all of ~~this covenant to the contrary, Sweetheart Holdings and the Issuer shall have no~~

Old Notes Indenture	New Notes Indenture

   to redeem the Securities if and to the extent that (i) Sweetheart Holdings, the Issuer or any of their Subsidiaries irrevocably commits the Net Proceeds from the Asset Sale to the acquisition of specified assets or a specified business in the same or similar lines of business as engaged in by Sweetheart Holdings and its Subsidiaries as permitted under the “Line of Business” covenant (the “Replacement Assets”) within 270 days after the consummation of such Asset Sale; provided that any Net Proceeds that are committed to be used pursuant to this sentence are so used within 360 days after such Asset Sale, (ii) with respect to any Net Proceeds consisting of the proceeds of insurance (including business interruption insurance) paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, such Net Proceeds are applied as provided in subsection (i) above or applied to reimburse the Issuer, Sweetheart Holdings or any of their Subsidiaries, as applicable, for expenditures made, and costs incurred, to repair, rebuild, replace or restore the property subject to such loss, damage or taking (including, in the case of business interruption insurance, proceeds for use as working capital); provided, however, that in the event that the Net Proceeds resulting from any Asset Sale, after giving effect to the reinvestment, if any, pursuant to this Section 4.10(c) or the application of such Net Proceeds to an offer to repay or redeem Indebtedness (other than the Securities) as required herein, are less than $5.0 million, (i) the application of such remaining Net Proceeds to a redemption or offer to purchase pursuant to the foregoing provisions may be deferred, and (ii) the 270-day limitation with respect to commitment of Net Proceeds to an acquisition in this clause (c) shall not apply, in each case until such time as such remaining Net Proceeds, plus the aggregate amount of Net Proceeds resulting from any prior or subsequent Asset Sale or Asset Sales not otherwise reinvested as provided herein or applied to make an offer to repay or redeem Indebtedness as required, are at least equal to $5.0 million, at which time all such Net Proceeds shall be applied to a redemption or offer to purchase pursuant to this covenant.
~~obligation to make an offer to redeem the Securities if and to the extent that (i) Sweetheart Holdings, the Issuer or any of their Subsidiaries irrevocably commits the Net Proceeds from the Asset Sale to the acquisition of specified~~ assets ~~or a specified~~ of, or a majority of the Voting Stock of, a business ~~in the same or similar lines of business as engaged in by Sweetheart Holdings and its Subsidiaries as permitted under~~ that complies with the “Line of Business” covenant, to make a capital expenditure, or to acquire other long-term assets. Any Net Proceeds from an Asset Sale (~~the “Replacement Assets“~~ other than a Designated Asset Sale) that are not applied or invested as provided in the preceding sentence within 270 days ~~after the consummation of~~ of such Asset Sale~~; provided that any Net Proceeds that are committed to be used pursuant to this sentence are so used within 360 days after such Asset Sale, (ii) with respect to any Net Proceeds consisting of the proceeds of insurance (including business interruption insurance) paid on account of the loss of or damage to any property, or compensation or other proceeds for any property taken by condemnation, eminent domain or similar proceedings, such Net Proceeds are applied as provided in subsection (i) above or applied to reimburse the Issuer, Sweetheart Holdings or any of their Subsidiaries, as applicable, for expenditures made, and costs incurred, to repair, rebuild, replace or restore the property subject to such loss, damage or taking (including, in the case of business interruption insurance, proceeds for use as working capital); provided, however, that in the event that the Net Proceeds resulting from any Asset Sale, after giving effect to the reinvestment, if any, pursuant to this Section 4.10(c) or the application of such Net~~ will constitute “Excess Proceeds ~~to an offer to repay or redeem Indebtedness (other than the Securities) as required herein, are less than $5.0 million, (i) the application of such remaining Net Proceeds to a redemption or offer to purchase pursuant to the foregoing provisions may be deferred, and (ii) the 270-day limitation with respect to commitment of Net Proceeds to an acquisition in this clause (c) shall not apply, in each case until such time as such remaining Net Proceeds, plus the aggregate amount of Net Proceeds resulting from any prior or subsequent Asset Sale or Asset Sales not otherwise reinvested as provided herein or applied to make an offer to repay or redeem Indebtedness as required, are at least equal to $5.0 million, at which time all such Net Proceeds shall be applied~~

Old Notes Indenture	New Notes Indenture

~~to a redemption or offer to purchase pursuant to this covenant.”~~
Sweetheart Holdings and the Issuer, as the case may be, will take all necessary action to cause the proceeds of Asset Sales of their Subsidiaries to be applied as set forth in this Section 4.10, except to the extent prohibited by the terms of any Acquired Indebtedness or Indebtedness permitted under clause (f) of Section 4.09 hereof.	~~Sweetheart Holdings and the Issuer, as the case may be, will take all necessary action to cause the proceeds of Asset Sales.~~

An offer to redeem the Securities pursuant to this covenant shall be made pursuant to the provisions of the Indenture. Simultaneously with the notification of such offer of redemption to the Trustee as required by the Indenture, Sweetheart Holdings and the Issuer shall provide the Trustee with an Officers’ Certificate setting forth the information required to be included therein by the Indenture and, in addition, setting forth the calculations used in determining the amount of Net Proceeds to be applied to the redemption of Securities.	When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Issuer will make an offer to all holders to purchase the maximum principal amount of Securities that may be purchased with the Excess Proceeds at an offer price in cash equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase; provided, however, that the Issuer may make an offer to all holders of the Fonda Notes to purchase the maximum principal amount of Fonda Notes that may be purchased with up to % of the Excess Proceeds (provided that the amount of Excess Proceeds applied to such offer shall not exceed the outstanding principal amount of Fonda Notes), in which case the Issuer shall only be obligated to make an offer to holders of ~~their Subsidiaries to~~ the Securities to purchase the maximum principal amount of Securities that may be ~~applied as set forth in this Section 4.10, except to the extent~~ purchased with the remaining Excess Proceeds. If any Excess Proceeds remain after consummation of an Asset Sale offer, Sweetheart Holdings, the Issuer or any of their Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the ~~terms of any Acquired Indebtedness or Indebtedness permitted under clause (f) of Section 4.09 hereof. An offer to redeem the Securities pursuant to this covenant shall be made pursuant to the provisions of the Indenture. Simultaneously with~~ Indenture. If the aggregate principal amount of Securities tendered into such Asset Sale offer exceeds the amount of Excess Proceeds (or such remaining Excess Proceeds), the trustee will select the Securities to be purchased on a pro rata basis. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

In the case of a Designated Asset Sale, Sweetheart Holdings, the Issuer or any of their Subsidiaries, as the case may be, may apply the Net Proceeds from such Designated Asset Sale to (a) repay Obligations outstanding in respect of Indebtedness that was incurred pursuant to clause (a) of the “Limitation on Incurrence of

Old Notes Indenture	New Notes Indenture

Indebtedness and Issuance of Disqualified Stock” covenant (including permanent reductions of the commitments thereunder, which shall be deemed to constitute an application of Net Proceeds) in an amount not to exceed $[ ] million, and (b) make a payment to Newcup pursuant to the Warrant Agreement in an amount not to exceed $12.0 million. Within 30 days of a Designated Asset Sale, the Issuer will make an offer to all holders to purchase the maximum principal amount of Securities that may be purchased with the ~~notification of such offer of redemption to~~ Net Proceeds from such Designated Asset Sale that are not applied as provided in the ~~Trustee as required by~~ preceding sentence (“Designated Proceeds”) at an offer price in cash equal to 100% of principal amount plus accrued and unpaid interest to the ~~Indenture, Sweetheart Holdings and~~ date of purchase; provided, however, that the ~~Issuer shall provide~~ Issuer may make an offer to all holders of the ~~Trustee with an Officers’ Certificate setting forth~~ Fonda Notes to purchase the ~~information required to be included therein by~~ maximum principal amount of Fonda Notes that may be purchased with % of the ~~Indenture and, in addition, setting forth~~ Designated Proceeds (provided that the ~~calculations used in determining~~ amount of Designated Proceeds applied to such offer shall not exceed the ~~amount of Net Proceeds to be applied to~~ outstanding principal amount of Fonda Notes), in which case the ~~redemption of Securities.~~ Issuer shall only be obligated to make an offer to holders of Securities to purchase the maximum principal amount of Securities that may be purchased with the remaining Designated Proceeds. If any such Net Proceeds remain after consummation of a Designated Asset Sale offer, Sweetheart Holdings, the Issuer or any of their Subsidiaries may use those Designated Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Securities tendered into such Designated Asset Sale offer exceeds the amount of Designated Proceeds (or such remaining Designated Proceeds), the trustee will select the Securities to be purchased on a pro rata basis.

Any redemption of Securities as provided in this covenant shall be made in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.	Any redemption of Securities as provided in this covenant shall be made in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable federal and state securities laws.

Old Notes Indenture	New Notes Indenture

For purposes of this covenant, a commitment under a revolving loan agreement or other Indebtedness, including the Credit Agreement, shall be considered permanently reduced if the right of the borrower to borrow is irrevocably reduced under the loan documents that govern such Indebtedness on the date of the reduction.	For purposes of this covenant, a commitment under a revolving loan agreement or other Indebtedness, including the Credit Agreement, shall be considered permanently reduced if the right of the borrower to borrow is irrevocably reduced under the loan documents that govern such Indebtedness on the date of the reduction. Notwithstanding the forgoing, at any time the Issuer is obligated to make an Asset Sale offer or Designated Asset Sale offer pursuant to this covenant, the Issuer may deliver Securities to the Trustee that the Issuer has acquired, other than through an Asset Sale offer, a Designated Asset Sale offer or a Change of Control Offer, in which case the amount of Excess Proceeds or Designated Proceeds, as the case may be, that must be applied to such Asset Sale offer or Designated Asset Sale offer shall be reduced by the principal amount of Securities so delivered.
Limitation on Restricted Payments	Limitation on Restricted Payments
     Subject to the other provisions of this “Limitation on Restricted Payments” covenant, Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly:

     (a) declare or pay any dividend or make any distribution on account of the Equity Interests of Sweetheart Holdings, the Issuer or any of their Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, the Issuer or such Subsidiary or dividends or distributions payable by a Subsidiary of Sweetheart Holdings to Sweetheart Holdings, the Issuer or any Wholly Owned Subsidiary of Sweetheart Holdings);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interest in Sweetheart Holdings or any Subsidiary or other Affiliate of Sweetheart Holdings, other than Permitted Investments in Subsidiaries and purchases, redemptions or other acquisitions of Equity Interests of Sweetheart Holdings effected (A) with other Equity Interests (other than Disqualified Stock) of Sweetheart Holdings or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale within 12 months after the date of the Indenture of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(z) below;	Subject to the other provisions of this “Limitation on Restricted Payments covenant, Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly:

     (a) declare or pay any dividend or make any distribution on account of the Equity Interests of Sweetheart Holdings, the Issuer or any of their Subsidiaries (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, the Issuer or such Subsidiary or dividends or distributions payable by a Subsidiary of Sweetheart Holdings to Sweetheart Holdings, the Issuer or any ~~Wholly Owned~~ Subsidiary of Sweetheart Holdings);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interest in Sweetheart Holdings or any Subsidiary or other Affiliate of Sweetheart Holdings, other than Permitted Investments in Subsidiaries and purchases, redemptions or other acquisitions of Equity Interests of Sweetheart Holdings effected (A) with other Equity Interests (other than Disqualified Stock) of Sweetheart Holdings or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale ~~within 12 months after the date of the Indenture~~ of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(z) below;

Old Notes Indenture	New Notes Indenture

   (c) purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Indebtedness that is pari passu with or subordinated in right of payment to the Securities, other than any such purchase, redemption defeasance or retirement specifically permitted by the terms of the Indenture or effected (A) with Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(z) below; and

     (d) make any Restricted Investments; (all such dividends, distributions, purchases, redemptions, other acquisitions, retirements, prepayments, defeasances, or Restricted Investments set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

          (A) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

          (B) Sweetheart Holdings, by virtue of its Pro Forma Fixed Charge Coverage Ratio, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant; and

          (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the Indenture, shall not exceed the sum of $5.0 million plus (x) 50% of the Consolidated Net Income of Sweetheart Holdings (determined by excluding cash dividends received by Sweetheart Holdings or its Wholly Owned Subsidiaries from an Unrestricted Subsidiary included in clause (y)) for the period (taken as one accounting period) commencing on the first day of the first fiscal quarter immediately following the date hereof through the end of Sweetheart Holdings’ fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, 100% of such deficit), (y) the amount of all cash dividends received by Sweetheart
(c) purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Indebtedness that is pari passu with or subordinated in right of payment to the Securities, other than any such purchase, redemption defeasance or retirement specifically permitted by the terms of the Indenture or effected (A) with Equity Interests (other than Disqualified Stock) of Sweetheart Holdings, or (B) with the substantially simultaneous application of the aggregate net cash proceeds received by Sweetheart Holdings from the sale of Equity Interests (other than Disqualified Stock), provided that such net cash proceeds shall be excluded for purposes of clause (C)(z) below; and

     (d) make any Restricted Investments;
     (all such dividends, distributions, purchases, redemptions, other acquisitions, retirements, prepayments, defeasances, or Restricted Investments set forth in clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

     (A) no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof;

     (B) Sweetheart Holdings, by virtue of its Pro Forma Fixed Charge Coverage Ratio, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock‘ covenant; and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of the Indenture, shall not exceed the sum of $5.0 million plus (x) 50% of the Consolidated Net Income of Sweetheart Holdings (determined by excluding cash dividends received by Sweetheart Holdings or its ~~Wholly Owned~~ Subsidiaries from an Unrestricted Subsidiary included in clause (y)) for the period (taken as one accounting period) commencing on the first day of the first fiscal quarter immediately following the date hereof through the end of Sweetheart Holdings’ fiscal quarter ending immediately prior to the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, 100% of such deficit), (y) the amount of all cash dividends received by Sweetheart Holdings or any of its ~~Wholly Owned~~ Subsidiaries from an Unrestricted

Old Notes Indenture	New Notes Indenture

   Holdings or any of its Wholly Owned Subsidiaries from an Unrestricted Subsidiary, and the amount of cash proceeds realized upon sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments, and less the maximum amount of any indemnification or similar contingent obligation, for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to any such person) subsequent to the first day of the first fiscal quarter immediately following the date hereof and (z) the aggregate net cash proceeds (and non-cash proceeds when converted into cash) received by Sweetheart Holdings from the issue or sale after the date of the Indenture of Equity Interests of Sweetheart Holdings (other than Equity Interests issued or sold to the Issuer or a Subsidiary of Sweetheart Holdings or the Issuer and other than Disqualified Stock) or contributions of capital to Sweetheart Holdings paid in cash.

     Notwithstanding anything to the contrary contained herein, the provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by Sweetheart Holdings and the Issuer of a management fee to AIPM pursuant to the Management Services Agreement in an amount not to exceed $1.85 million in any year (payable semi-annually 45 days after each Interest Payment Date with respect to and as defined in the Securities) plus an additional amount in such year (not to exceed $1.0 million) to the extent such management fee was not payable by reason of this clause (ii) in any prior fiscal year; provided, however, that the obligation of Sweetheart Holdings and the Issuer to pay such management fee will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Senior Subordinated Notes are subordinated to the prior payment of Senior Indebtedness and (iii) the repurchase,
Subsidiary, and the amount of cash proceeds realized upon sale of any Unrestricted Subsidiary (less the amount of any reserve established for purchase price adjustments, and less the maximum amount of any indemnification or similar contingent obligation, for the benefit of the purchaser, any of its Affiliates or any other third party in such sale, in each case as adjusted for any permanent reduction in any such amount on or after the date of such sale, other than by virtue of a payment made to any such person) subsequent to the first day of the first fiscal quarter immediately following the date hereof and (z) the aggregate net cash proceeds (and non-cash proceeds when converted into cash) received by Sweetheart Holdings from the issue or sale after the date of the Indenture of Equity Interests of Sweetheart Holdings (other than Equity Interests issued or sold to the Issuer or a Subsidiary of Sweetheart Holdings or the Issuer and other than Disqualified Stock) or contributions of capital to Sweetheart Holdings paid in cash.

Notwithstanding anything to the contrary contained herein, the provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) if no Default or Event of Default shall have occurred and be continuing (and shall not have been waived) or shall occur as a consequence thereof, the payment by Sweetheart Holdings and the Issuer of a management fee to ~~AIPM~~SF Holdings pursuant to the Management Services Agreement in an amount not to exceed $1.85 million in any year (payable semi-annually 45 days after each Interest Payment Date with respect to and as defined in the Securities plus an additional amount in such year (not to exceed $1.0 million) to the extent such management fee was not payable by reason of this clause (ii) in any prior fiscal year; provided, however, that the obligation of Sweetheart Holdings and the Issuer to pay such management fee will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Senior Subordinated Notes are subordinated to the prior payment of ~~Senior Indebtedness and~~ the Securities; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Sweetheart Holdings held by any member of

Old Notes Indenture	New Notes Indenture

   redemption or other acquisition or retirement for value of any Equity Interests of Sweetheart Holdings held by any member of Sweetheart Holdings’ (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any fiscal year or $4.0 million in the aggregate; and provided, further, that the obligation of Sweetheart Holdings and the Issuer to pay such purchase price will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Senior Subordinated Notes are subordinated to the prior payment of Senior Indebtedness. Any payments made pursuant to clauses (i) and (iii) of the preceding sentence will be deemed to be, and clause (ii) of the preceding sentence will not be deemed to be, Restricted Payments for the purposes of clause (C) of the preceding paragraph.

Not later than the date of making any Restricted Payment, Sweetheart Holdings and the Issuer shall jointly deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon Sweetheart Holdings’ latest available consolidated internal quarterly financial statements.
Sweetheart Holdings’ (or any of its Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $750,000 in any fiscal year or $4.0 million in the aggregate; and provided, further, that the obligation of Sweetheart Holdings and the Issuer to pay such purchase price will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Senior Subordinated Notes are subordinated to the prior payment of ~~Senior Indebtedness~~ the Securities; (iv) following a Designated Asset Sale, payments to Newcup pursuant to the Warrant Agreement in an amount not to exceed $12.0 million; provided, however, that the obligation of Sweetheart Holdings and the Issuer to make such payment will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the Securities; and (v) payments to Newcup in any fiscal quarter in an amount not to exceed the amount required to be paid in such quarter pursuant to the Warrant Agreement, provided that Sweetheart Holdings’ Pro Forma Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding such fiscal quarter is greater than 2.5 to 1; provided, however, that the obligation of Sweetheart Holdings and the Issuer to make such payments will be subordinated to the payment of all Obligations in respect of the Securities (and any Guarantee thereof) to at least the same extent as the payment of all Obligations of the Issuer in respect of the Fonda Notes are subordinated to the prior payment of the Securities. Any payments made pursuant to clauses (i) ~~and~~, (iii) and (v) of the preceding sentence will be deemed to be, and clauses (ii) and (iv) of the preceding sentence will not be deemed to be, Restricted Payments for the purposes of clause (C) of the preceding paragraph.

Not later than the date of making any Restricted Payment, Sweetheart Holdings and the Issuer shall jointly deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the required calculations were computed, which calculations may be based upon

Old Notes Indenture	New Notes Indenture

Sweetheart Holdings’ latest available consolidated internal quarterly financial statements.
Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries	Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.
Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) (i) pay dividends or make any other distributions to Sweetheart Holdings, the Issuer or any of their Subsidiaries (A) on its capital stock or (B) any other interest or participation in, or treasured by, its profits, or (ii) pay any interest on or principal of any Indebtedness owed to Sweetheart Holdings, the Issuer or any of their Subsidiaries, (b) make loans or advances to Sweetheart Holdings, the Issuer or any of their Subsidiaries or (c) transfer any of its properties or assets to Sweetheart Holdings, the Issuer or any of their Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture and the Securities, and the Senior Secured Note Indenture and the Senior Secured Notes and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced, (ii) the Credit Agreement and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings of the Credit Agreement shall be no more onerous than the restrictions in the Indebtedness refinanced, (iii) applicable law, (iv) any instrument governing Acquired Indebtedness or capital stock of a person acquired by the Issuer or any of its Subsidiaries at the time of such acquisition (but not in connection with or contemplation of such acquisition), which encumbrance or restriction is not applicable to any person or the properties or assets of any person, other than the person or the property or assets of the person so acquired or its Subsidiaries, and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced, (v) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and limitations imposed by the terms of Permitted Liens with respect to the assets subject to such Permitted Liens, (vi) any instrument or agreement governing Indebtedness permitted by the “Limitation on Incurrence of	Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) (i) pay dividends or make any other distributions to Sweetheart Holdings, the Issuer or any of their Subsidiaries (A) on its capital stock or (B) any other interest or participation in, or treasured by, its profits, or (ii) pay any interest on or principal of any Indebtedness owed to Sweetheart Holdings, the Issuer or any of their Subsidiaries, (b) make loans or advances to Sweetheart Holdings, the Issuer or any of their Subsidiaries or (c) transfer any of its properties or assets to Sweetheart Holdings, the Issuer or any of their Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture and the Securities, and the ~~Senior Secured Note Indenture and the Senior Secured Notes~~ Existing Indebtedness, and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced, (ii) the Credit Agreement and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings of the Credit Agreement shall be no more onerous than the restrictions in the Indebtedness refinanced, (iii) applicable law, (iv) any instrument governing Acquired Indebtedness or capital stock of a person acquired by the Issuer or any of its Subsidiaries at the time of such acquisition (but not in connection with or contemplation of such acquisition), which encumbrance or restriction is not applicable to any person or the properties or assets of any person, other than the person or the property or assets of the person so acquired or its Subsidiaries, and permitted refinancings thereof, provided, that such Subsidiary restrictions contained in such refinancings shall be no more onerous than the restrictions in the Indebtedness refinanced, (v) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business and limitations imposed by the terms of Permitted Liens with respect to the assets subject to such Permitted Liens, (vi) ~~any instrument or agreement governing Indebtedness~~

Old Notes Indenture	New Notes Indenture

   Indebtedness and Issuance of Disqualified Stock‘ covenant, (vii) an agreement relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (vi) of the definition of “Permitted Liens,” (viii) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (ix) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contract, and (x) Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and incurred after the date of the Indenture; provided that such encumbrances or restrictions in such Indebtedness are no more onerous than the restrictions contained in the Credit Agreement on the date of the Indenture.

The foregoing limitations shall not apply to any encumbrance or restriction with respect to Lily Canada pursuant to the Lily Canada Loan Agreement, provided that no such restriction shall limit or prevent the payment of any intercompany Indebtedness payable from Lily Canada to the Issuer or LCHC in accordance with its terms.
~~permitted by the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, (vii)~~ an agreement relating to the financing of the acquisition of real or tangible personal property acquired after the date of the Indenture, provided that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Permitted Lien as set forth in clause (~~vi~~ix) of the definition of “Permitted Liens,” (viii) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (~~ix~~viii) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contract, and (~~x~~ix) Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant and incurred after the date of the Indenture; provided that such encumbrances or restrictions in such Indebtedness are no more onerous than the restrictions contained in the Credit Agreement on the date of the Indenture.

The foregoing limitations shall not apply to any encumbrance or restriction with respect to Lily Canada pursuant to the Lily Canada Loan Agreement or to Global, provided that no such restriction shall limit or prevent the payment of any intercompany Indebtedness payable from Lily Canada or Global to the ~~Issuer~~ Sweetheart or ~~LCHC~~ any of its Subsidiaries (other than Lily Canada, Global or any Subsidiary of Lily Canada or Global) in accordance with its terms.
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.
Each of Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (“incur”), any Indebtedness or issue any Disqualified Stock, and Sweetheart Holdings will not permit any of its Subsidiaries (including the Issuer) to issue any preferred stock (except for preferred stock issued to the Issuer, Sweetheart Holdings or any Wholly Owned Subsidiary of the Issuer or Sweetheart Holdings), except that Sweetheart Holdings, the Issuer and any of their Wholly Owned Subsidiaries	Each of Sweetheart Holdings and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (“incur”), any Indebtedness or issue any Disqualified Stock, and Sweetheart Holdings will not permit any of its Subsidiaries (including the Issuer) to issue any preferred stock (except for preferred stock issued to the Issuer, Sweetheart Holdings or any ~~Wholly Owned~~ Subsidiary of the Issuer or Sweetheart Holdings), except that Sweetheart Holdings, the Issuer and any of their ~~Wholly Owned~~ Subsidiaries

Old Notes Indenture	New Notes Indenture

   that is a Guarantor may incur Indebtedness if, (i) after giving effect thereto, Sweetheart Holdings’ Pro Forma Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding the date on which such Indebtedness is incurred shall be greater than 2.0 to 1; and (ii) no Default or Event of Default shall have occurred and be continuing (which has not been waived) or would occur as a consequences thereof; provided that no Guarantee may be incurred pursuant to the provisions of this paragraph, unless the guaranteed Indebtedness is also incurred pursuant to this paragraph.
that is a Guarantor may incur Indebtedness if, (i) after giving effect thereto, Sweetheart Holdings’ Pro Forma Fixed Charge Coverage Ratio for the four fiscal quarters immediately preceding the date on which such Indebtedness is incurred shall be greater than 2.0 to 1; and (ii) no Default or Event of Default shall have occurred and be continuing (which has not been waived) or would occur as a consequences thereof; provided that no Guarantee may be incurred pursuant to the provisions of this paragraph, unless the guaranteed Indebtedness is also incurred pursuant to this paragraph.

The foregoing limitations will not apply to the incurrence of (a) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Wholly Owned Subsidiaries that is a Guarantor under or in respect of the Credit Agreement in a principal amount outstanding at the time of any incurrence not to exceed the greater of (x) 50% of inventory plus 80% of accounts receivables of Sweetheart Holdings and its Wholly Owned Subsidiaries (in each case as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days, accounts receivable owned by a Receivables Subsidiary and inventory and accounts receivable of Lily Canada), and (y) $125.0 million, reduced, in the case of clause (y), by the amount of the proceeds of any Asset Sales (including Asset Sales to a Receivables Subsidiary) paid to the Credit Agreement Secured Creditors and applied to (A) the repayment of principal of term loans thereunder (but only if such loans are outstanding pursuant to this clause (a) and not clause (e) of this covenant) and (B) the permanent reduction to the revolving loan commitments thereunder (but only to the extent revolving loan commitments so reduced relate to Indebtedness outstanding pursuant to this clause (a) and not clause (e) of this covenant); (b) Indebtedness in respect of the Securities, the Senior Secured Notes and Existing Indebtedness; (c) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Wholly Owned Subsidiaries that is a Guarantor and issued in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, Indebtedness referred to in the immediately preceding paragraph or clause (b) above, and Indebtedness of other Subsidiaries contemplated by clause (j) below (the “Refinancing Indebtedness”); provided, however, that (i) the principal amount of such Refinancing	The foregoing limitations will not apply to the incurrence of (a)Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their ~~Wholly Owned~~ Subsidiaries that is a Guarantor under or in respect of the Credit Agreement in a principal amount outstanding at the time of any incurrence not to exceed the greater of (x) ~~50~~65% of inventory plus ~~80~~85% of accounts receivables of Sweetheart Holdings and its ~~Wholly Owned~~ Subsidiaries (in each case as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days, accounts receivable owned by a Receivables Subsidiary and inventory and accounts receivable of Lily Canada), and (y) ~~$125.0~~215.0 million, reduced, in the case of clause (y), by the amount of the proceeds of any Asset Sales (including Asset Sales to a Receivables Subsidiary) ~~paid to the Credit Agreement Secured Creditors and~~ applied to ~~(A) the repayment of principal of term loans thereunder (but only if such loans are~~ repay outstanding ~~pursuant to this clause (a) and not clause (e) of this covenant) and (B) the permanent reduction to the revolving loan commitments thereunder (but only to the extent revolving loan commitments so reduced relate to~~ Indebtedness ~~outstanding pursuant to this clause (a) and not clause (e) of this covenant)~~under the Credit Agreement; (b) Indebtedness in respect of the Securities and Existing Indebtedness; (c) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their ~~Wholly Owned~~ Subsidiaries that is a Guarantor and issued in exchange for or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, Indebtedness referred to in the immediately preceding paragraph or clause (b) above, and Indebtedness of other Subsidiaries contemplated by clause (~~j~~k) below (the “Refinancing Indebtedness”); provided, however, that (i) the principal amount of such

Old Notes Indenture	New Notes Indenture

   Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred thereunder) (the “Refinanced Indebtedness”), (ii) the Refinancing Indebtedness shall rank pari passu with or junior to the Refinanced Indebtedness in right of payment and such Refinancing Indebtedness shall not permit payment prior to the stated maturity thereof earlier or in circumstances other than the Refinanced Indebtedness and (iii) the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be no shorter than one year longer than the Weighted Average Life to Maturity of the Refinanced Indebtedness; and provided, further, that in no event may Indebtedness of the Issuer or Sweetheart Holdings that is pari passu with, or subordinated in right of payment to, the Securities be exchanged, refinanced or refunded by means of Indebtedness of any Subsidiary of Sweetheart Holdings (other than the Issuer) pursuant to this clause (c);
Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred thereunder) (the “Refinanced Indebtedness”), (ii) the Refinancing Indebtedness shall rank pari passu with or junior to the Refinanced Indebtedness in right of payment and such Refinancing Indebtedness shall not permit payment prior to the stated maturity thereof earlier or in circumstances other than the Refinanced Indebtedness and (iii) the Weighted Average Life to Maturity of such Refinancing Indebtedness shall be no shorter than one year longer than the Weighted Average Life to Maturity of the Refinanced Indebtedness; and provided, further, that in no event may Indebtedness of the Issuer or Sweetheart Holdings that is pari passu with, or subordinated in right of payment to, the Securities be exchanged, refinanced or refunded by means of Indebtedness of any Subsidiary of Sweetheart Holdings (other than the Issuer) pursuant to this clause (c);

(d) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries in connection with any Hedging Obligations, performance bonds, letter of credit obligations and bank overdrafts incurred in the ordinary course of business or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) required by the terms of any Indebtedness permitted to be incurred pursuant to this covenant; (e) additional Indebtedness of the Issuer, Sweetheart Holdings or any of their Wholly Owned Subsidiaries that is a Guarantor (which Indebtedness may, but need not, be incurred under the Credit Agreement), capital lease obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $25.0 million at any one time outstanding, reduced by the principal amount of any such Indebtedness repaid with Net Proceeds of Asset Sales (other than Purchase Money Obligations repaid with the Net Proceeds of Asset Sales of the assets securing such Obligations) to the extent no reduction is made pursuant to clause (a) above; (f) Indebtedness of Lily Canada incurred under the Lily Canada Loan Agreement not to exceed Cn. $20.0 million at any time outstanding that may be guaranteed by Sweetheart Holdings and/or the Issuer and is otherwise without recourse to Sweetheart Holdings or any of its Subsidiaries or any of their respective assets (other than Lily Canada and its assets) or guaranteed by any such person;	(d) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries in connection with any Hedging Obligations, performance bonds, letter of credit obligations and bank overdrafts incurred in the ordinary course of business or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) required by the terms of any Indebtedness permitted to be incurred pursuant to this covenant; (e) additional Indebtedness of the Issuer, Sweetheart Holdings or any of their ~~Wholly Owned~~ Subsidiaries that is a Guarantor (which Indebtedness may, but need not, be incurred under the Credit Agreement), capital lease obligations and Purchase Money Obligations, in an aggregate principal amount not to exceed $25.0 million at any one time outstanding, reduced by the principal amount of any such Indebtedness repaid with Net Proceeds of Asset Sales (other than Purchase Money Obligations repaid with the Net Proceeds of Asset Sales of the assets securing such Obligations) to the extent no reduction is made pursuant to clause (a) above; (f) Indebtedness of Lily Canada incurred under the Lily Canada Loan Agreement not to exceed the greater of (1) 65% of inventory plus 85% of accounts receivables of Lily Canada and (2) Cn. $~~20.0~~30.0 million at any time outstanding, provided that ~~may be guaranteed by Sweetheart Holdings and/or the Issuer and~~ such Indebtedness is ~~otherwise~~ without recourse to Sweetheart Holdings or any of its Subsidiaries or

Old Notes Indenture	New Notes Indenture

   (g) Indebtedness between or among Sweetheart Holdings, the Issuer and their Wholly Owned Subsidiaries; (h) Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Subsidiaries and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of Sweetheart Holdings, the Issuer or any of their Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of Sweetheart Holdings or the Issuer, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary of Sweetheart Holdings or the Issuer for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Sweetheart Holdings in good faith) actually received by Sweetheart Holdings, the Issuer or any of their Subsidiaries in connection with such dispositions, (i) Indebtedness of Sweetheart Holdings or the Issuer in an aggregate principal amount not to exceed $4.0 million at any one time outstanding incurred in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of capital stock of Sweetheart Holdings, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock option plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such stock option plan or any other agreement under which such stares of capital stock, options, related rights or similar securities were issued; provided that (A) such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Securities at least to the extent that the Senior Subordinated Notes are subordinated in right of payment to Senior Indebtedness, (B) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides the no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Issuer or any of their respective assets (other than Lily Canada and its assets) ~~or guaranteed by any such person; (g)~~ ;(g) Indebtedness of Global in an amount not to exceed 65% of inventory plus 85% of accounts receivables of Global, provided that such Indebtedness is without recourse to Sweetheart Holdings or any of its Subsidiaries or any of their respective assets (other than Global and its assets); (h) Indebtedness between or among Sweetheart Holdings, the Issuer and their ~~Wholly Owned~~ Subsidiaries; (~~h~~i) Indebtedness incurred by the Issuer , Sweetheart Holdings or any of their Subsidiaries and arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of Sweetheart Holdings, the Issuer or any of their Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Subsidiary of Sweetheart Holdings or the Issuer, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary of Sweetheart Holdings or the Issuer for the purpose of financing such acquisition, in a principal amount not to exceed 25% of the gross proceeds (with proceeds other than cash or Cash Equivalents being valued at the fair market value thereof as determined by the Board of Directors of Sweetheart Holdings in good faith) actually received by Sweetheart Holdings, the Issuer or any of their Subsidiaries in connection with such dispositions, (ij) Indebtedness of Sweetheart Holdings or the Issuer in an aggregate principal amount not to exceed $4.0 million at any one time outstanding incurred in connection with the purchase, redemption, acquisition, cancellation or other retirement for value of shares of capital stock of Sweetheart Holdings, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock option plan, upon death, disability, retirement, termination of employment or pursuant to the terms of such stock option plan or any other agreement under which such stares of capital stock, options, related rights or similar securities were issued; provided that (A) such indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made subordinate in right of payment to the Securities

Old Notes Indenture	New Notes Indenture

   Sweetheart Holdings at any time prior to one year after the stated maturity of the Securities and (C) the scheduled maturity of all principal of such Indebtedness is at least one year after the stated maturity of the Securities; (j) Acquired Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (reduced by the amount of Acquired Indebtedness repaid with Net Proceeds of Asset Sales other than Asset Sales of any Subsidiary subject to such Acquired Indebtedness) that is without recourse to Sweetheart Holdings, the Issuer or any of their Subsidiaries or any of their respective assets (other than the Subsidiary acquired subject to such Acquired Indebtedness and its assets), and is not guaranteed by any such person; provided that (A) after giving pro forma effect to the incurrence thereof, Sweetheart Holdings could incur at least $1.00 of Indebtedness under the first paragraph of this covenant and (B) that any Refinancing Indebtedness with respect thereto may not be incurred by any person other than the Subsidiary that is the obligor on such Acquired Indebtedness; (k) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Issuer, Sweetheart Holdings or any Subsidiary of either or any of their respective assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person and (l) if and to the extent that the Issuer, Sweetheart Holdings and any of their Wholly Owned Subsidiaries that are Guarantors are not then parties to any Credit Agreement, Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their Wholly Owned Subsidiaries that is a Guarantor under or in respect of a working capital facility in a principal amount outstanding, after giving effect to such incurrence, not to exceed the maximum Indebtedness that could then be incurred in accordance with clause (a)(x) above.
at least to the extent that the Senior Subordinated Notes are subordinated in right of payment to ~~Senior Indebtedness~~ the Securities, (B) such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, provides the no payments of principal of such Indebtedness by way of sinking fund, mandatory redemption or otherwise (including defeasance) may be made by the Issuer or Sweetheart Holdings at any time prior to one year after the stated maturity of the Securities and (C) the scheduled maturity of all principal of such Indebtedness is at least one year after the stated maturity of the Securities (~~j~~k) Acquired Indebtedness in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (reduced by the amount of Acquired Indebtedness repaid with Net Proceeds of Asset Sales other than Asset Sales of any Subsidiary subject to such Acquired Indebtedness) that is without recourse to Sweetheart Holdings, the Issuer or any of their Subsidiaries or any of their respective assets (other than the Subsidiary acquired subject to such Acquired Indebtedness and its assets), and is not guaranteed by any such person; provided that (A) after giving pro forma effect to the incurrence thereof, Sweetheart Holdings could incur at least $1.00 of Indebtedness under the first paragraph of this covenant and (B) that any Refinancing Indebtedness with respect thereto may not be incurred by any person other than the Subsidiary that is the obligor on such Acquired Indebtedness; (~~k~~l) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without re course to the Issuer, Sweetheart Holdings or any Subsidiary of either or any of their respective assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such person and (~~l~~m) if and to the extent that the Issuer, Sweetheart Holdings and any of their ~~Wholly Owned~~ Subsidiaries that are Guarantors are not then parties to any Credit Agreement, Indebtedness incurred by the Issuer, Sweetheart Holdings or any of their ~~Wholly Owned~~ Subsidiaries that is a Guarantor under or in respect of a working capital facility in a principal amount outstanding, after giving effect to such incurrence, not to exceed the maximum Indebtedness that could then be incurred in accordance with clause (a)(x) above.

Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the Indenture at the time such	Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the ~~I~~indenture at the time such

Old Notes Indenture	New Notes Indenture

Indebtedness was incurred will not constitute a separate incurrence of Indebtedness	Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.
Merger, Consolidation or Sale of Assets	Merger, Consolidation or Sale of Assets
(a) Except in connection with a disposition of the Issuer that complies with the requirements of paragraph (b) below, the Issuer may not merge or consolidate with or into any person other than (i) a merger with or into, or a consolidate with, Sweetheart Holdings, (ii) the merger of Cup Acquisition with and into Sweetheart Cup, (iii) the merger, subject to all conditions applicable to Sweetheart Holdings in paragraph (b) below, of Wholly Owned Subsidiaries of the Issuer into the Issuer, (iv) the merger of Sweetheart Packaging Corporation, a Delaware corporation, with and into the Issuer on the date of the Indenture and (v) the merger of Lily-Tulip Cup Corporation, an Ohio corporation, with and into the Issuer on the date of the Indenture.	(a) Except in connection with a disposition of the Issuer that complies with the requirements of paragraph (b) below, the Issuer may not merge or consolidate with or into any person other than (i) a merger with or into, or a consolidat~~e~~ion with, Sweetheart Holdings~~, (ii) the merger of Cup Acquisition with and into Sweetheart Cup, (iii~~(ii) the merger, subject to all conditions applicable to Sweetheart Holdings in paragraph (b) below, of ~~Wholly Owned~~ Subsidiaries of the Issuer into the Issuer, ~~(iv) the merger of Sweetheart Packaging Corporation, a Delaware corporation, with and into the Issuer on the date of the Indenture and (v) the merger of Lily-Tulip Cup Corporation, an Ohio corporation, with and into the Issuer on the date of the Indenture.~~

(b) Sweetheart Holdings will not consolidate or merge with or into any person (whether or not Sweetheart Holdings is the surviving person), other than the merger of SHI Acquisition with and into Sweetheart Holdings, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, or permit the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (other than to Sweetheart Holdings), in one or more related transactions to, another corporation, person or entity unless:

(i) Sweetheart Holdings is the surviving person or the entity or the person formed by or surviving any such consolidation or merger (it other than Sweetheart Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the person formed by or surviving any such consolidation or merger (if other than Sweetheart Holdings) or the person to which such sale, assignment, transfer, lease, or other disposition will have been made (if other than Sweetheart Holdings or the Issuer, as the case may be) assumes all the obligations of Sweetheart Holdings (or the Issuer, as the case may be) pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Securities and the Indenture;

(iii) immediately after giving effect to such	(b) Sweetheart Holdings will not consolidate or merge with or into any person (whether or not Sweetheart Holdings is the surviving person), ~~other than the merger of SHI Acquisition with and into Sweetheart Holdings,~~ or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, or permit the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (other than to Sweetheart Holdings), in one or more related transactions to, another corporation, person or entity unless:

(i) Sweetheart Holdings is the surviving person or the entity or the person formed by or surviving any such consolidation or merger (it other than Sweetheart Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

(ii) the person formed by or surviving any such consolidation or merger (if other than Sweetheart Holdings) or the person to which such sale, assignment, transfer, lease, or other disposition will have been made (if other than Sweetheart Holdings or the Issuer, as the case may be) assumes all the obligations of Sweetheart Holdings (or the Issuer, as the case may be) pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Securities and the Indenture;

Old Notes Indenture	New Notes Indenture

   transaction, no Default or Event of Default exists; and

Sweetheart Holdings or any person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of Sweetheart Holdings immediately preceding the transaction and (B) will be permitted by virtue of its Pro Forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the terms of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock‘ covenant; provided, that such clause (B) will not apply with respect to any merger of any Wholly Owned Subsidiary of the Issuer with or into, or a consolidation with, the Issuer, or a merger of Sweetheart Holdings or any Subsidiary of Sweetheart Holdings into any person that has conducted no business and incurred no liabilities solely for the purpose of effecting a change in the state of incorporation of Sweetheart Holdings, the Issuer of such Subsidiary.
(iii) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(iv) Sweetheart Holdings or any person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of Sweetheart Holdings immediately preceding the transaction and (B) will be permitted by virtue of its Pro Forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the terms of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock‘ covenant; provided, that such clause (B) will not apply with respect to any merger of any ~~Wholly Owned~~ Subsidiary of the Issuer with or into, or a consolidation with, the Issuer, or a merger of Sweetheart Holdings or any Subsidiary of Sweetheart Holdings into any person that has conducted no business and incurred no liabilities solely for the purpose of effecting a change in the state of incorporation of Sweetheart Holdings, the Issuer of such Subsidiary.

The parties to any transaction consummated in accordance with this covenant shall remain subject to the requirements of the Indenture with respect to Change of Control Offers required pursuant to the “Change of Control” covenant to the extent such transaction results in a Charge of Control.

Sweetheart Holdings and the Issuer shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel covering clauses (i), (ii) and (iii) (in the case of clause (iii), to such counsel’s knowledge), stating that the proposed transaction and such supplemental indenture comply with the Indenture. The Trustee shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.	The parties to any transaction consummated in accordance with this covenant shall remain subject to the requirements of the ~~I~~indenture with respect to Change of Control Offers required pursuant to the “Change of Control” covenant to the extent such transaction results in a Charge of Control.
Sweetheart Holdings and the Issuer shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate to the foregoing effect and an Opinion of Counsel covering clauses (i), (ii) and (iii) (in the case of clause (iii), to such counsel’s knowledge), stating that the proposed transaction and such supplemental indenture comply with the ~~I~~indenture. The Trustee shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.
Maintenance of Insurance	Maintenance of Insurance
Sweetheart Holdings and the Issuer shall, and shall cause each of their Subsidiaries to (a) maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is customarily carried by responsible companies	Sweetheart Holdings and the Issuer shall, and shall cause each of their Subsidiaries to (a) maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is customarily carried by responsible companies engaged in

Old Notes Indenture	New Notes Indenture

   engaged in similar businesses and owning similar assets in the general areas in which Sweetheart Holdings, the Issuer and their Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies); (b) provide to the Trustee an endorsement to such insurance providing that the insurance companies issuing such policies will give the Trustee at least fifteen (15) days prior written notice of cancellation, non-renewal or any other material change; and (c) maintain the Trustee for the benefit of the Securityholders as co-loss payee or additional insured, and as additional insured with respect to liability insurance.
similar businesses and owning similar assets in the general areas in which Sweetheart Holdings, the Issuer and their Subsidiaries operate (which may include self-insurance in comparable form to that maintained by such responsible companies); and (b) provide to the Trustee an endorsement to such insurance providing that the insurance companies issuing such policies will give the Trustee at least fifteen (15) days prior written notice of cancellation, non-renewal or any other material change~~; and (c) maintain the Trustee for the benefit of the Securityholders as co-loss payee or additional insured, and as additional insured with respect to liability insurance~~.
Definitions	Definitions
“Fixed Charges” means, with respect to any person for any period, the sum of (a) the consolidated interest expense (without giving effect to any interest income) of such person, whether paid or accrued (without duplication), to the extent such expense was deducted in computing Consolidated Net Income of such person (including amortization of original issue discount, non-cash interest payments, fees and charges with respect to letters of credit, the interest component of capital leases and net payments, if any, in connection with Hedging Obligations, but excluding amortization of deferred financing fees), (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Subsidiary) on any series of preferred stock of such person (except as provided below), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, and (c) one-third of all operating lease payments of such person paid or accrued during such period, in each case, on a consolidated basis and in accordance with GAAP. For purposes of this definition, preferred stock shall not include preferred stock which (i) by its terms does not permit dividends to be paid except to the extent permitted under the “Limitation on Restricted Payments” covenant, (ii) makes no provision for election of directors by holders of such stock and (iii) is not Disqualified Stock.	“Fixed Charges” means, with respect to any person for any period, the sum of (a) the consolidated interest expense (without giving effect to any interest income) of such person, whether paid or accrued (without duplication), to the extent such expense was deducted in computing Consolidated Net Income of such person (including amortization of original issue discount, non-cash interest payments, fees and charges with respect to letters of credit, the interest component of capital leases and net payments, if any, in connection with Hedging Obligations, but excluding amortization of deferred financing fees), and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Subsidiary) on any series of preferred stock of such person (except as provided below), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such person, expressed as a decimal~~, in each case, on a consolidated basis and in accordance with GAAP, and (c) one-third of all operating lease payments of such person paid or accrued during such period~~, in each case, on a consolidated basis and in accordance with GAAP. For purposes of this definition, preferred stock shall not include preferred stock which (i) by its terms does not permit dividends to be paid except to the extent permitted under the “Limitation on Restricted Payments” covenant, (ii) makes no provision for election of directors by holders of such stock and (iii) is not Disqualified Stock.

Old Notes Indenture	New Notes Indenture

“Permitted Investments” means (i) cash or Cash Equivalents, (ii) Investments in Sweetheart Holdings, the Issuer or any directly owned Wholly Owned Subsidiary of Sweetheart Holdings or the Issuer (including a transaction with a person, the result of which is that such person becomes such a directly owned Wholly Owned Subsidiary), or Investments by the Issuer or any Subsidiary of Sweetheart Holdings or the Issuer in a person, if as a result of such Investment (A) such person becomes a Subsidiary of Sweetheart Holdings or the Issuer (other than a directly owned Wholly Owned Subsidiary) and (a) executes and delivers to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall guarantee all of the Obligations of the Issuer with respect to the Indenture and the Securities to the extent permitted by law and (b) delivers to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Subsidiary and is in compliance with the terms of the Indenture; provided that if the stock of any Subsidiary is sold or otherwise transferred to a person which is not an Affiliate of the Issuer in compliance with provisions of the Indenture (including the “Asset Sale Covenant”) or if all of the assets transferred to a Subsidiary pursuant to this clause (A) are sold or otherwise transferred to a person which is not an Affiliate of the Issuer in compliance with the provisions of the Indenture (including the “Asset Sale Covenant”), such Subsidiary shall automatically and without further action be released from its obligations under its Guarantee (if any) and the Trustee shall execute documents reasonably required to evidence the release of such Subsidiary from its Guarantee (if any) upon the delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect or (B) such person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sweetheart Holdings, the Issuer or a directly owned Wholly Owned Subsidiary of Sweetheart Holdings or the Issuer, (iii) Investments received as consideration for Asset Sales (or transactions excluded from the	“Permitted Investments” means (i) cash or Cash Equivalents, (ii) Investments in Sweetheart Holdings, the Issuer or any ~~directly owned Wholly Owned~~ Subsidiary of Sweetheart Holdings or the Issuer (including a transaction with a person, the result of which is that such person becomes such a ~~directly owned Wholly Owned~~ Subsidiary)~~, or Investments by the Issuer or any Subsidiary of Sweetheart Holdings or the Issuer in a person, if as a result of such Investment (A) such person becomes a Subsidiary of Sweetheart Holdings or the Issuer (other than a directly owned Wholly Owned Subsidiary) and (a) executes and delivers to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall guarantee all of the Obligations of the Issuer with respect to the Indenture and the Securities to the extent permitted by law and (b) delivers to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Subsidiary and is in compliance with the terms of the Indenture; provided that if the stock of any Subsidiary is sold or otherwise transferred to a person which is not an Affiliate of the Issuer in compliance with provisions of the Indenture (including the “Asset Sale Covenant”) or if all of the assets transferred to a Subsidiary pursuant to this clause (A) are sold or otherwise transferred to a person which is not an Affiliate of the Issuer in compliance with the provisions of the Indenture (including the “Asset Sale Covenant”), such Subsidiary shall automatically and without further action be released from its obligations under its Guarantee (if any) and the Trustee shall execute documents reasonably required to evidence the release of such Subsidiary from its Guarantee (if any) upon the delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect or (B) such person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Sweetheart Holdings, the Issuer or a directly owned Wholly Owned Subsidiary of Sweetheart Holdings or the Issuer,~~ (iii) Investments received as consideration for Asset Sales (or transactions excluded from the definition of Asset Sale on account of clause (iv) of the definition thereof) to the extent not otherwise

Old Notes Indenture	New Notes Indenture

   definition of Asset Sale on account of clause (iv) of the definition thereof) to the extent not otherwise prohibited by the Indenture, (iv) securities received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment, (v) Hedging Obligations entered into in the ordinary course of business in connection with the operation of the business of Sweetheart Holdings, the Issuer and their Subsidiaries or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) or as required by any Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, (vi) prepaid expenses and loans or advances to employees and similar items in the ordinary course of business, (vii) endorsements of negotiable instruments and other similar negotiable documents, (viii) Investments in Lily Canada in the form of an intercompany note receivable in an amount not to exceed $15.0 million minus the U.S. dollar equivalent of outstanding Indebtedness under the Lily Canada Loan Agreement and (ix) accounts receivable of Sweetheart Holdings, the Issuer or any Subsidiary from Sweetheart Holdings, the Issuer or any Subsidiary and any Unrestricted Subsidiary arising out of the provision of managerial or administrative services rendered in the ordinary course of business.
prohibited by the Indenture, (iv) securities received in connection with any good faith settlement or bankruptcy proceeding involving a claim relating to a Permitted Investment, (v) Hedging Obligations entered into in the ordinary course of business in connection with the operation of the business of Sweetheart Holdings, the Issuer and their Subsidiaries or relating to (as determined in good faith by the Board of Directors of Sweetheart Holdings) or as required by any Indebtedness permitted to be incurred pursuant to the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock‘ covenant, (vi) prepaid expenses and loans or advances to employees and similar items in the ordinary course of business, (vii) endorsements of negotiable instruments and other similar negotiable documents, (viii) additional Investments ~~in Lily Canada in the form of an intercompany note receivable~~ in an amount not to exceed $~~15.0~~5.0 million ~~minus the U.S. dollar equivalent of outstanding Indebtedness under the Lily Canada Loan Agreement~~ and (ix) accounts receivable of Sweetheart Holdings, the Issuer or any Subsidiary from Sweetheart Holdings, the Issuer or any Subsidiary and any Unrestricted Subsidiary arising out of the provision of managerial or administrative services rendered in the ordinary course of business.
New Definitions

“Designated Asset Sale” means [ ].
“Fonda Notes” means the Issuer’s 9 1/2% Senior Subordinated Notes due 2007.
“Warrant Agreement” means the warrant agreement dated as of [ ] among Newcup, Sweetheart Holdings and the Issuer.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a general discussion of anticipated material U.S. federal income tax consequences of (i) the exchange offer and consent solicitation and (ii) the ownership and disposition of the new notes to initial holders thereof. This summary is based upon laws, regulations, rulings and judicial decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any of the matters discussed herein, and there can be no assurance that the Internal Revenue Service or a court will not disagree with one or more of the conclusions set forth herein. Moreover, this discussion deals only with persons who hold old notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and, to the extent relevant, who acquire new notes pursuant to the exchange offer and consent solicitation and who hold such new notes as capital assets. This discussion does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriates, persons holding notes as a hedge against currency risk or as a position in a straddle, hedge, conversion, constructive sale or another integrated transaction for tax purposes or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or U.S. state, local or non-U.S. tax laws.

      Holders of old notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of the exchange of (or the failure to exchange) old notes for new notes pursuant to the exchange offer and consent solicitation and the ownership and disposition of the new notes under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

      As used in this section, the term “U.S. Holder” means a beneficial owner of old notes or new notes, as the case may be, that is, for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.,

•	a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust (i) if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      As used in this section, the term “non-U.S. Holder” means a beneficial owner of old notes or new notes, as the case may be, that is not a U.S. Holder.

      If a partnership or other entity taxable as a partnership holds the old notes or the new notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor.

Consequences of the Exchange Offer and Consent Solicitation

U.S. Holders

Exchange of Old Notes for New Notes

      The receipt of new notes in exchange for old notes will be a taxable transaction with respect to tendering U.S. Holders if the terms of the new notes represent a significant modification of the terms of the old notes within the meaning of Treasury regulation § 1.1001-3. The extension of the maturity date resulting from the exchange of new notes for old notes will be a significant modification of the terms of the old notes if the extension results in the material deferral of scheduled payments under the old notes. The materiality of the deferral depends on all the facts and circumstances, including the length of the deferral, the original term of the old notes, the amounts of the payments that are deferred, and the time period between the modification and the actual deferral of payments.

      The extension of the maturity date resulting from the exchange will likely result in a material deferral of scheduled payments. As a result, the exchange of old notes for new notes likely will be treated as an exchange for U.S. federal income tax purposes. A U.S. Holder of old notes who receives new notes in exchange therefor will likely recognize gain or loss in an amount equal to the difference, if any, between (i) the issue price of the new notes, and (ii) the U.S. Holder’s adjusted tax basis in the old notes. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the old notes is more than one year, except that any such gain will be subject to tax as ordinary income to the extent of any accrued market discount on the old notes not previously included in income. In general, market discount is the excess, if any, of the stated redemption price at maturity of the old notes over the U.S. Holder’s tax basis therein at the time of acquisition (unless the amount of such excess is less than a specified de minimis amount, in which case market discount is considered zero). Market discount accrues on a straight-line basis, unless a taxpayer elects to accrue market discount on a constant-yield basis. The rules regarding market discount are complex and U.S. Holders should consult their tax advisors.

      A U.S. Holder’s adjusted tax basis in the old notes will generally equal the price paid by such Holder for the old notes, increased by any market discount previously included in income in respect of the old notes, and reduced by any amortizable bond premium previously taken into account in respect of the old notes.

      Assuming that neither the new notes nor the old notes are treated as traded on an established market within the meaning of applicable Treasury regulations (“publicly traded”), the issue price of the new notes will be equal to the stated principal amount of the new notes. If, contrary to such assumption, the new notes are treated as publicly traded, their issue price would be equal to their fair market value (i.e., their trading price on the date of the exchange), and if the old notes but not the new notes are treated as publicly traded, the issue price of the new notes would be the fair market value of the old notes given in exchange for the new notes.

      If the extension of the maturity date resulting from the exchange of new notes for old notes does not result in a significant modification of the old notes and, in addition, the differences between the indenture governing the new notes and the indenture governing the old notes do not result in a significant modification of the old notes (as discussed below), the exchange will not be treated as an exchange for U.S. federal income tax purposes. In such case, no gain or loss will be realized or recognized by U.S. Holders who exchange old notes for new notes. Such U.S. Holders will have the same adjusted tax basis and holding period in the new notes after the exchange that they had in the old notes immediately before the exchange. If the differences between the indenture governing the new notes and the indenture governing the old notes are merely the result of the addition, deletion or alteration of customary accounting or financial covenants, those differences will not constitute a significant modification of the old notes. If the differences between the indentures relate to items that are not considered to be customary accounting or financial covenants, those differences may constitute a significant modification of the old notes if, based on all facts and circumstances, the legal rights or obligations altered thereby, and the degree to which they are altered, are economically significant. Although the issue is not free from doubt, we believe that the modifications to the old notes resulting from the exchange of old notes for new notes will not constitute a significant modification of the old notes.

Non-Exchanging U.S. Holders

      Non-exchanging U.S. Holders will not be treated as having sold or exchanged their old notes in a taxable transaction unless the adoption of the proposed amendments to the indenture governing the old notes constitutes a significant modification of the old notes for U.S. federal income tax purposes. As discussed above, a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification. Assuming the proposed amendments to the indenture governing the old notes are deemed to constitute deletions or alterations of customary accounting or financial covenants, non-exchanging U.S. Holders should not recognize any gain or loss upon the adoption of the proposed amendments and should have the same adjusted tax basis and holding period in the old notes after the adoption of the proposed amendments that such U.S. Holders had in the old notes immediately before such adoption.

      If, contrary to such assumption, the adoption of the proposed amendments is treated as deleting or altering items other than customary accounting or financial covenants, the changes effected by the adoption of the proposed amendments may constitute a significant modification of the old notes if, based on all facts and circumstances, the legal rights or obligations altered thereby, and the degree to which they are altered, are economically significant. In such case, non-exchanging Holders of old notes would be deemed to have exchanged their old notes for modified old notes, and the consequences to non-exchanging U.S. Holders generally would be the same as the above-described consequences to U.S. Holders who exchange old notes for new notes assuming the exchange results in a significant modification of the old notes.

Non-U.S. Holders

Exchange of Old Notes for New Notes

      A non-U.S. Holder of old notes will not be subject to U.S. federal income tax or withholding tax upon the receipt of new notes in exchange therefor unless both (a) the exchange of old notes for new notes is treated as an exchange for U.S. federal income tax purposes, and (b) either (i) the income or gain recognized (as described under “Consequences of the Exchange Offer and Consent Solicitation — U.S. Holders”) with respect to the exchange is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the U.S. (“effectively connected income”) or (ii) the non-U.S. Holder is an individual present in the U.S. for 183 days or more in the taxable year of the exchange and certain other conditions are met. The foregoing sentence is subject to the discussion below concerning backup withholding.

Non-Exchanging Non-U.S. Holders

      Non-exchanging non-U.S. Holders should not be treated as having sold or exchanged the old notes, provided, as discussed above, that the amendments to the indenture governing the old notes do not constitute a significant modification of the old notes. Therefore, there should be no U.S. federal income or withholding tax consequences to a non-U.S. Holder who does not exchange old notes for new notes. If the amendments constitute a significant modification of the old notes, the consequences to non-exchanging non-U.S. Holders generally would be the same as the consequences, described above, to exchanging non-U.S. Holders.

Consequences of Owning New Notes

      Unless otherwise indicated, the following discussion assumes that the exchange of old notes for new notes will constitute a significant modification of the old notes. If there is no significant modification of the old notes, then the tax consequences of holding new notes should be the same as holding old notes.

U.S. Holders

Interest

      Stated interest payable on the new notes will be “qualified stated interest,” which is generally required to be included in the U.S. Holder’s income for U.S. federal income tax purposes at the time the interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting. Assuming that neither the old notes nor the new notes are treated as publicly traded, the issue price of the new notes will equal the stated principal amount of the new notes and, therefore, the new notes will not be issued with original issue discount or bond premium. If, contrary to such assumption, the old notes or the new notes are treated as publicly traded, the new notes may, depending upon their issue price, be subject to the rules governing indebtedness issued with original issue discount or bond premium. Holders are urged to consult their advisors regarding the possible application of such rules to the new notes.

Sale or Other Disposition

      In general, upon the sale, exchange, redemption or other taxable disposition of new notes, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any other property received in such disposition (not including any amount attributable to accrued but unpaid qualified stated interest, which will be taxable as described above), and (ii) the U.S. Holder’s adjusted tax basis in the new notes. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the new notes is more than one year.

Non-U.S. Holders

Interest

      Interest paid on the new notes to a non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest qualifies as portfolio interest and is not effectively connected income. Interest paid on the new notes to a non-U.S. Holder will qualify as portfolio interest if, among other things, (i) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, within the meaning of Section 871(h)(3) of the Code, (ii) such non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership, (iii) such non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iv) certain certification requirements are satisfied. To satisfy the certification requirements, (i) the non-U.S. Holder of a new note must certify, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN or Form W-8IMY, as the case may be, together with all appropriate attachments, that the holder is a non-U.S. Holder and must provide the non-U.S. Holder’s name, address, and U.S. taxpayer identification number, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the new note on behalf of the beneficial owner may provide a signed statement, under penalties of perjury, to us or our paying agent that such certificate has been received from the beneficial owner accompanied by a copy of the IRS Form W-8BEN or W-8IMY, as the case may be, together with all appropriate attachments, provided by the beneficial owner to the organization or institution.

      Payments of interest on a new note that is not effectively connected income and that does not qualify as portfolio interest generally will be subject to U.S. federal withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If interest received or accrued by a non-U.S. Holder is effectively connected income, then the non-U.S. Holder will be subject to U.S. federal income tax on such income in essentially the same manner as a U.S. Holder (subject to any modification provided under an applicable income tax treaty). To avoid withholding tax on such effectively connected interest, the non-U.S. Holder must provide a properly completed Form W-8ECI. Non-U.S. Holders that are corporations that receive or accrue effectively connected income may also be subject to a U.S. branch profits tax at a rate of 30% (subject to any modification provided under an applicable income tax treaty).

Sale or Other Disposition

      A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain realized on a sale, exchange, redemption or other disposition of a new note (provided, however, that amounts attributable to accrued but unpaid interest on the new notes will be subject to the rules described above) unless (i) the gain is effectively connected income, which will be taxable in the same manner as if received by a U.S. Holder (subject to any modification provided under an applicable income tax treaty) and, with respect to non-U.S. holders that are corporations, may also be subject to a 30% branch profits tax (subject to any modification provided under an applicable income tax treaty) or (ii) the non-U.S. Holder is an individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met.

Backup Withholding and Information Reporting

      Non-exempt U.S. Holders may be subject to information reporting with respect to the exchange of old notes for new notes, payments of interest on new notes and the proceeds of the disposition of new notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding. Certain U.S. Holders, including corporations, are exempt from these information reporting and backup withholding requirements. U.S. Holders should consult their tax advisors with respect to these requirements.

      If the old notes and new notes are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, backup withholding generally would not be required, provided that the appropriate certification is provided. Backup withholding may apply if the notes are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Interest paid to a non-U.S. Holder will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and forwarded to the non-U.S. Holder. Non-U.S. Holders should consult their tax advisors with respect to these requirements.

LEGAL MATTERS

      The validity of the new notes will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. Kramer Levin Naftalis & Frankel LLP has acted as counsel for us in connection with the exchange offer and consent solicitation.

EXPERTS

      The consolidated financial statements included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement as of September 30, 2001 and September 29, 2002 and for each of the three fiscal years in the period ended September 29, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the new notes to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this prospectus nor any sale using the prospectus shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in our affairs since the date hereof.

SWEETHEART HOLDINGS INC.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Sweetheart Holdings Inc.

      We have audited the accompanying consolidated balance sheets of Sweetheart Holdings Inc. and subsidiaries (the “Company”) as of September 30, 2001 and September 29, 2002, and the related consolidated statements of operations and other comprehensive income (loss), cash flows, and shareholder’s equity for each of the three fiscal years in the period ended September 29, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2001 and September 29, 2002, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 29, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

December 2, 2002
(January 2, 2003 as to the last
paragraph of Note 27)

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 29,
	2001	2002

	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$11,616	$8,035
Cash in escrow	8	—
Receivables, less allowances of $3,395, and $3,741	170,122	152,541
Inventories	225,021	219,427
Deferred income taxes	24,185	20,841
Assets held for sale	7,368	5,275
Other current assets	31,568	35,736

Total current assets	469,888	441,855
Property, plant and equipment, net	260,666	252,491
Deferred income taxes	26,015	29,879
Spare parts	12,077	13,428
Goodwill, net	43,593	41,232
Due from SF Holdings	17,898	17,962
Other assets	25,036	23,996

Total assets	$855,173	$820,843

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$96,072	$102,986
Accrued payroll and related costs	46,892	38,009
Other current liabilities	50,257	44,000
Current portion of deferred gain on sale of assets	10,275	10,203
Current portion of long-term debt	16,942	119,853

Total current liabilities	220,438	315,051
Commitments and contingencies (See Notes)
Long-term debt	423,878	317,448
Deferred gain on sale of assets	83,672	72,883
Other liabilities	68,925	65,948

Total liabilities	796,913	771,330

Minority interest in subsidiary	2,130	2,276

Shareholder’s equity:
Class A Common Stock — Par value $.01 per share; 1,100,000 shares authorized; 1,046,000 shares issued and outstanding	10	10
Class B Common Stock — Par value $.01 per share; 4,600,000 shares authorized; 4,393,200 shares issued and outstanding	44	44
Additional paid-in capital	101,257	101,173
Accumulated deficit	(37,429)	(40,577)
Accumulated other comprehensive loss	(7,752)	(13,413)

Total shareholder’s equity	56,130	47,237

Total liabilities and shareholder’s equity	$855,173	$820,843

See accompanying Notes to Consolidated Financial Statements.

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND OTHER COMPREHENSIVE INCOME (LOSS)

	Fiscal 2000	Fiscal 2001	Fiscal 2002

	(In thousands)
Net sales	$1,276,617	$1,316,672	$1,283,547
Cost of sales	1,090,286	1,143,806	1,130,264

Gross profit	186,331	172,866	153,283
Selling, general and administrative expenses	112,559	113,231	114,823
Restructuring charge	1,153	504	1,893
Asset impairment expense	—	2,244	593
Other (income) expense, net	(4,943)	(9,836)	2,102

Operating income	77,562	66,723	33,872
Interest expense, net of interest income of $1,346, $100 and $211	52,608	38,919	37,079

Income (loss) before income tax, minority interest and extraordinary loss	24,954	27,804	(3,207)
Income tax expense (benefit)	10,096	11,220	(1,283)
Minority interest in subsidiary	—	68	145

Income (loss) before extraordinary loss	14,858	16,516	(2,069)
Extraordinary loss on debt extinguishment (net of income tax benefit of $209 and $719)	313	—	1,079

Net income (loss)	$14,545	$16,516	$(3,148)

Other comprehensive income (loss):
Net income (loss)	$14,545	$16,516	$(3,148)
Foreign currency translation adjustment	(122)	(393)	(912)
Minimum pension liability adjustment (net of income tax of $470, ($3,489) and ($2,971))	705	(5,234)	(4,749)

Comprehensive income (loss)	$15,128	$10,889	$(8,809)

See accompanying Notes to Consolidated Financial Statements.

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal	Fiscal	Fiscal
	2000	2001	2002

	(In thousands)
Cash Flows from Operating Activities
Net income (loss)	$14,545	$16,516	$(3,148)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	47,605	32,003	34,498
Amortization of deferred gain	(2,813)	(10,276)	(10,239)
Asset impairment expense	—	2,244	593
Deferred income tax	4,789	8,263	1,785
(Gain) loss on sale of assets	(4,237)	143	(3,069)
Write-off of assets	—	—	7,996
Changes in operating assets and liabilities (net of business acquisitions):
Receivables	(24,550)	(7,279)	17,581
Inventories	(31,145)	11,147	5,594
Other current assets	(181)	(2,958)	(4,168)
Other assets	2,519	(3,703)	444
Accounts payable	6,422	(12,241)	6,914
Accrued payroll and related costs	136	(8,861)	(8,883)
Other current liabilities	8,550	1,445	(6,550)
Other liabilities	(20,027)	(12,690)	(10,617)
Other, net	339	21	(262)

Net cash provided by operating activities	1,952	13,774	28,469

Cash Flows from Investing Activities
Additions to property, plant and equipment	(26,915)	(31,701)	(21,206)
Payments for business acquisitions	(12,411)	(40,665)	—
Due to/from SF Holdings	(30,449)	543	(64)
Proceeds from sale of property, plant and equipment	221,474	120	5,284

Net cash provided by (used in) investing activities	151,699	(71,703)	(15,986)

Cash Flows from Financing Activities
Net borrowings under credit facilities	38,957	66,427	200,254
Repayment under credit facilities	—	—	(196,144)
Repayments of other debt	(190,565)	(715)	(9,633)
Borrowings	—	—	2,000
Redemption of stock appreciation rights	(504)	—	—
Debt issuance costs	—	(1,287)	(12,549)
Increase in cash escrow	(206,318)	(17)	(4,589)
Decrease in cash escrow	206,018	309	4,597

Net cash (used in) provided by financing activities	(152,412)	64,717	(16,064)

Net Increase (Decrease) in Cash and Cash Equivalents	1,239	6,788	(3,581)
Cash and Cash Equivalents, beginning of year	3,589	4,828	11,616

Cash and Cash Equivalents, end of year	$4,828	$11,616	$8,035

Supplemental Cash Flow Disclosures:
Interest paid	$52,147	$37,070	$34,426

Income taxes paid	$3,673	$2,484	$880

Supplemental Non-Cash Financing Activity:
Note payable associated with business acquisition	$2,914	$—	$—

See accompanying Notes to Consolidated Financial Statements.

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

	Class A	Class B	Additional		Accumulated Other	Total
	Common	Common	Paid-In	Accumulated	Comprehensive	Shareholder’s
	Stock	Stock	Capital	Deficit	Income (Loss)	Equity

	(In thousands)
Balance, September 27, 1999	$10	$44	$101,090	$(68,490)	$(2,708)	$29,946
Net income	—	—	—	14,545	—	14,545
Minimum pension liability adjustment	—	—	—	—	705	705
Translation adjustment	—	—	—	—	(122)	(122)

Balance, September 24, 2000	10	44	101,090	(53,945)	(2,125)	45,074
Net income	—	—	—	16,516	—	16,516
Equity based compensation	—	—	167	—	—	167
Minimum pension liability adjustment	—	—	—	—	(5,234)	(5,234)
Translation adjustment	—	—	—	—	(393)	(393)

Balance, September 30, 2001	10	44	101,257	(37,429)	(7,752)	56,130
Net loss	—	—	—	(3,148)	—	(3,148)
Elimination of gain on equipment purchased from related party	—	—	(183)	—	—	(183)
Equity based compensation	—	—	99	—	—	99
Minimum pension liability adjustment	—	—	—	—	(4,749)	(4,749)
Translation adjustment	—	—	—	—	(912)	(912)

Balance, September 29, 2002	$10	$44	$101,173	$(40,577)	$(13,413)	$47,237

See accompanying Notes to Consolidated Financial Statements.

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      On March 25, 2002, pursuant to an Agreement and Plan of Merger, The Fonda Group, Inc. (“Fonda”) was merged (the “Merger”) with and into Sweetheart Cup Company Inc. (“Sweetheart Cup”), with Sweetheart Cup as the surviving entity. In connection with the Merger, all of the assets and operations of Fonda were assigned to, and all liabilities of Fonda were assumed by, Sweetheart Cup by operation of law and all of the outstanding shares of Fonda were cancelled. Sweetheart Cup, the surviving entity, is a wholly owned subsidiary of Sweetheart Holdings, Inc. (“Sweetheart Holdings”) which is a wholly owned subsidiary of SF Holdings Group, Inc. (“SF Holdings”). Pre-merger, Sweetheart Holdings and Fonda were under common control, and therefore, the transaction has been accounted for in a manner similar to a pooling-of-interests. The accompanying consolidated financial statements of the Company have been restated for all periods presented.

      The Company believes it is one of the largest producers and marketers of disposable foodservice and food packaging products in North America. In Fiscal 2000, 2001 and 2002, the Company had net sales of approximately $1.3 billion, respectively. The Company sells a broad line of disposable paper, plastic and foam foodservice and food packaging products at all major price points under both branded and private labels to institutional foodservice, consumer and food packaging customers. The Company markets its products under its well recognized: Sweetheart®, Lily®, Trophy®, Jazz®, Preference™, Go Cup ®, Silent Service®, Centerpiece®, Basix®, Guildware®, Simple Elegance®, Sensations®, Hoffmaster®, Paper Art®, and Touch of Color® brands. In addition, the Company designs, manufactures and leases container filling equipment for use by dairies and other food processors. This equipment is specifically designed by the Company to fill and seal containers in customers’ plants. During Fiscal 2000, 2001 and 2002, no one customer accounted for more than 10% of the Company’s net sales, respectively.

1.     Significant Accounting Policies

      Business Segments — The Company operates within one business segment and accordingly does not report multiple business segments. Included within net sales for Fiscal 2000, 2001 and 2002 is $1.9 million, $1.6 million and $1.4 million of lease revenue, respectively. Further identification of net sales by product and service or group of similar products and services is not available.

      Fiscal year end — The Company’s fiscal year end is the 52 or 53 week period ending on the last Sunday in September. Fiscal 2000 is the 52 week period ended September 24, 2000. Fiscal 2001 is the 53 week period ended September 30, 2001. Fiscal 2002 is the 52 week period ended September 29, 2002.

      Principles of Consolidation and Translation — The consolidated financial statements include the accounts of Sweetheart Holdings and its subsidiaries. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in shareholder’s equity and other comprehensive income (loss). All inter-company accounts and transactions have been eliminated.

      The accounts of the Company’s Mexican subsidiary, Global Cup, S.A. De C.V. and its subsidiaries (“Global Cup”), are consolidated as of and for the period ended August 25, 2002 due to the time needed to consolidate this subsidiary. No events occurred related to this subsidiary in September 2002 that materially affected the Company’s consolidated financial position or results of operations.

      Cash, including Cash Equivalents, Restricted Cash and Cash in Escrow — The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash overdrafts are reclassified to accounts payable and accrued payroll and related costs. Cash received as proceeds from the sale of assets is restricted to qualified capital expenditures under the terms of a lease agreement and is held in escrow with the trustee until utilized (See Note 10).

      Inventories — Inventories are stated at the lower of cost or market, using the first-in first-out method.

      Property, Plant and Equipment — Property, plant and equipment is recorded at cost, less accumulated depreciation, or fair market value for business acquisitions and is depreciated on the straight-line method over the estimated useful lives of the assets, with the exception of some property, plant and equipment acquired prior to January 1, 1991, which is depreciated on the declining balance method.

      The asset lives of buildings and improvements range between 2 and 50 years and have an average useful life of 21.7 years. The asset lives of machinery and equipment range between 5 and 13 years and have an average useful life of 11.9 years.

      Costs related to construction in progress are accumulated as incurred and transferred to property, plant and equipment when put into service, at which time, the asset is depreciated over its useful life.

      Revenue Recognition — Revenue is recognized upon shipment of product and when collectability is reasonably assured. Also, the Company rents filling equipment to certain of its customers and recognizes this income over the life of the lease. The Company’s sales are evidenced and the sales price fixed based upon either a purchase order, contract or buying agreement with the customer. The Company’s freight terms are either FOB shipping point or freight prepaid by the customer. The customer may also be eligible for promotional incentives or rebates. The Company at the time of sale records a reserve for promotional allowances, rebates and other discounts based on historical experience, which are charged to net sales.

      Shipping and Handling Costs — Amounts billed to customers in sales transactions related to shipping and handling, if any, are included in net sales. Shipping and handling costs incurred by the Company are included in cost of sales.

      Goodwill — Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired and is amortized on a straight-line basis over twenty years. The carrying value of goodwill is reviewed when facts and circumstances suggest that it may be impaired. The Company assesses its recoverability by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted projected future cash flows. Should the review indicate that goodwill is not recoverable, the Company’s carrying value of the goodwill would be reduced by the estimated shortfall of the cash flows. See “— Impact of Recently Issued Accounting Standards, SFAS No. 142”.

      Environmental Cleanup Costs — The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated.

      Income Taxes — Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities.

      Deferred Catalog Cost and Advertising Expense — The Company expenses the costs of advertising as incurred, except for catalog costs, which are capitalized and amortized over the expected period of future benefits. Direct response advertising consists primarily of catalogs that include order forms for the Company’s products. The everyday products catalog costs are expensed over a period of twelve months, while the spring, fall and holiday season catalog costs are amortized over periods ranging from four to six months coinciding with shipments of products.

      At September 30, 2001 and September 29, 2002, $0.3 million and $0.2 million, respectively, of unamortized catalog costs were included in other current assets. Advertising expense was, $0.2 million in Fiscal 2000 and in Fiscal 2001 and $0.3 million in Fiscal 2002. Catalog expense was $0.6 million in Fiscal 2000, $0.4 million in Fiscal 2001 and $0.7 million in Fiscal 2002.

      Advanced Royalties and Minimum License Guarantees — The Company enters into licensing agreements with third parties for the right to use their designs and trademarks. Certain agreements require minimum guarantees of royalties, as well as advance payments. Advance royalty payments are recorded as other current assets and are charged to expense as royalties are earned. Minimum license guarantees are recorded as an other asset, with a corresponding payable, when the agreement is executed and are charged to expense based on actual sales. The Company charges to expense remaining advance royalties and minimum license guarantees when management determines that actual related product sales are significantly less than original estimates.

      As of September 30, 2001 and September 29, 2002, the Company had $0.5 million and $47,000 in minimum license guarantees and advance royalties, net of reserves, respectively. Future minimum royalty payments are $0.6 million in 2003 and $0.1 million thereafter.

      Concentration of Credit Risk — Financial instruments, which potentially subject the Company to credit risk, consist principally of receivables. Concentration of credit risk with respect to receivables is considered to be limited due to the Company’s customer base and the diversity of its geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition. The Company maintains a provision for potential credit losses based upon expected collectibility of all receivables.

      Debt issuance costs — Costs associated with obtaining financing are capitalized and are included in other assets. These costs are being amortized over the terms of the respective financing.

      Impact of Recently Issued Accounting Standards — In June 2001, the Financial Accounting Standards Board (“FASB”) issued two new pronouncements: Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. There are also transition provisions that apply to business combinations completed before July 1, 2001 that were accounted for by the purchase method. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity’s balance sheet regardless of when these assets were originally recognized. SFAS No. 142 requires that goodwill and certain intangibles with an indefinite life not be amortized, but subject to an impairment test on an annual basis. The Company has adopted SFAS No. 141 during Fiscal 2001. The Company has adopted SFAS No. 142 effective September 30, 2002 and is currently evaluating the impact of SFAS No. 142 on its consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. This statement amends SFAS. No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies. SFAS No. 143 is effective for years beginning after June 15, 2002. The Company has adopted SFAS No. 143 effective September 30, 2002 and is currently evaluating the impact of SFAS No. 143 on its consolidated financial statements.

      In October 2001, the FASB issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principals Board Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS No. 144 effective September 30, 2002 and is currently evaluating the impact of SFAS No. 144 on its consolidated financial statements.

      In April 2002, the FASB issued SFAS No. 145, Recission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement addresses, among other items, the classification of gains and losses from extinguishment of debt. In accordance with the statement, any gain or loss on extinguishment of debt that does not meet the criteria in APB No. 30 will no longer be classified as an extraordinary item for all periods presented. This statement is effective for fiscal years beginning after May 15, 2002. The Company has adopted SFAS No. 145 effective September 30, 2002 and is currently evaluating the impact of SFAS No. 145 on its consolidated financial statements.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 replaces Emerging Issues Task Force Issue 94-3, requiring a company to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

      Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting fiscal years. Actual results could differ from those estimates.

2.     Inventories

      The components of inventories are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Raw materials and supplies	$55,955	$57,305
Finished products	158,297	150,925
Work in progress	10,769	11,197

Total inventories	$225,021	$219,427

3.     Income Taxes

      The income tax (benefit) expense includes the following components (in thousands):

	Fiscal

	2000	2001	2002

Current:
Federal	$3,891	$2,471	$(3,068)
State	1,146	486	—
Foreign	270	—	—

Total current	5,307	2,957	(3,068)

Deferred:
Federal	4,536	7,745	2,221
State	253	947	(121)
Foreign	—	(429)	(315)

Total deferred	4,789	8,263	1,785

Total income tax (benefit) expense	$10,096	$11,220	$(1,283)

      The effective tax rate varied from the U.S. Federal tax rate of 35% for Fiscal 2000, 2001 and 2002 as a result of the following:

	Fiscal

	2000	2001	2002

U.S. Federal tax rate	35%	35%	35%
State income taxes, net of U.S. Federal tax impact	4	4	4
Permanent difference, meals and entertainment	1	1	1

Effective tax rate	40%	40%	40%

      Deferred income taxes reflect the net tax effects of net operating loss carryforwards, tax credit carryforwards, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s net deferred tax assets and liabilities are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Assets:
Post-retirement health and pension benefits	$23,985	$19,755
Employee benefits	7,602	7,651
Net operating loss carryforwards	9,980	20,700
Deferred gain on sale-leaseback transaction	37,766	33,670
Alternative minimum tax credit carryforward	3,329	354
Deferred rent	1,606	2,867
Inventory adjustments	7,964	3,600
Allowance for doubtful accounts and related reserves	1,957	6,628
Charitable contributions carryforwards	184	184
Other	4,433	5,020

	98,806	100,429
Liabilities:
Depreciation	(48,606)	(49,709)

Net deferred tax assets	$50,200	$50,720

      As of September 29, 2002, the Company had approximately $56 million of net operating loss carryforwards for federal income tax purposes of which $25 million will expire in 2018 and the remaining $31 million will expire in 2022. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not.

      No provision has been made for U.S. federal deferred income taxes on approximately $11 million of accumulated and undistributed earnings of the Foreign subsidiaries at September 29, 2002 since it is the present intention of management to reinvest the undistributed earnings in foreign operations indefinitely. In addition, the determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings related to the investments in the Foreign subsidiaries is not practicable.

4.     Assets Held For Sale

      On August 3, 2001, the Company’s Board of Directors approved plans for the closure and sale of its Manchester, New Hampshire facility. This facility was consolidated into the North Andover, Massachusetts facility. The Company consummated the sale in Fiscal 2002 which resulted in a net gain of $3.0 million.

      On February 20, 2001, the Company’s Board of Directors approved plans for the closure and sale of the Somerville, Massachusetts facility. This facility was consolidated into the North Andover, Massachusetts facility and is not being used in operations as of September 29, 2002. The Company anticipates the sale of the facility within the next twelve months and has classified it as available for sale on the consolidated balance sheet.

5.     Other Current Assets

      The components of other current assets are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Spare parts	$23,273	$22,652
Vendor receivables	3,141	4,343
Income taxes receivable	—	3,068
Other	5,154	5,673

Total other current assets	$31,568	$35,736

6.     Property, Plant and Equipment, Net

      The Company’s major classes of property, plant and equipment, net are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Land	$14,630	$14,571
Buildings and improvements	108,571	117,772
Machinery and equipment	311,713	328,529
Construction in progress	16,587	8,043

Total property, plant and equipment	451,501	468,915
Less — accumulated depreciation	190,835	216,424

Property, plant and equipment, net	$260,666	$252,491

      Depreciation of property, plant and equipment was $43.0 million, $27.8 million and $27.6 million in Fiscal 2000, 2001 and 2002, respectively. In addition, property, plant and equipment includes buildings under capital lease at a cost of $2.4 million and a net book value of $1.5 million and $1.4 million at September 30, 2001 and September 29, 2002, respectively.

7.     Acquisitions

      On August 28, 2001, the Company consummated the purchase of substantially all of the property, plant and equipment, intangibles and net working capital of the consumer division of Dopaco, Inc. (“Dopaco”) located in El Cajon, California (the “Dopaco Acquisition”). In addition, pursuant to the Dopaco Agreement, the Company assumed the liabilities and obligations of the consumer division of Dopaco arising under purchased contracts and leases. The consumer division of Dopaco manufactures coated and uncoated white and decorated paper plates, bowls and lunch bags and serves primarily the private label markets of major west coast based grocery chains. The aggregate purchase price was $21.8 million which was funded through a bank financing. The Dopaco Acquisition resulted in goodwill of $9.1 million which is fully tax deductible and $3.2 million of acquired intangible assets with a weighted average useful life of approximately 4.4 years. These intangible assets consisted of a non-compete agreement of $2.2 million with an estimated useful life of 5 years, employment contracts of $0.8 million with estimated useful lives of 3 years and other assets of $0.2 million with estimated lives of 11 months.

      On April 5, 2001, the Company purchased an 80% interest in Global Cup. Global Cup manufactures, distributes and sells paper cups and lids throughout Mexico and exports to other Latin American countries. The Company has assumed the liabilities and obligations of Global Cup arising under contracts or leases that are either assets purchased by the Company or a part of the accounts payable. The aggregate purchase price for the assets and working capital was $12.2 million which was paid in cash. The Global Cup acquisition has resulted in goodwill of $3.9 million.

      The above acquisitions have been accounted for under the purchase method and their results have been included in the consolidated statements of operations since the respective dates of acquisition. Goodwill amortization was $1.2 million in Fiscal 2000, $1.9 million in Fiscal 2001 and $2.0 million in Fiscal 2002. Accumulated amortization was $6.1 million and $8.1 million at September 30, 2001 and September 29, 2002, respectively. The inclusion of these acquisitions within the consolidated financial statements presented had a minimal impact on the Company’s pro forma results.

8.     Other Assets

      The components of other assets are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Debt issuance costs, net of accumulated amortization	$6,744	$14,664
SF Holdings management agreement	5,201	—
Intangible assets	3,111	2,812
Investment	2,221	—
Intangible pension asset (See Note 23)	2,737	1,813
Deposits	2,432	1,307
Other	2,590	3,400

Total other assets	$25,036	$23,996

      Amortization of debt issuance costs was $2.6 million, $1.7 million and $3.3 million for Fiscal 2000, 2001 and 2002, respectively, and is included in interest expense.

9.     Other Current Liabilities

      The components of other current liabilities are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Sales allowances	$21,641	$17,583
Restructuring charges	365	816
Taxes, other than income taxes	5,136	3,220
Litigation, claims and assessments (See Note 25)	1,426	1,642
Deferred rent payable	8,169	7,708
Interest payable	3,337	2,801
Freight payable	1,481	2,175
Other	8,702	8,055

Total other current liabilities	$50,257	$44,000

10.     Deferred Gain on Sale of Assets

      In connection with a sale-leaseback transaction, on June 15, 2000, the Company sold certain production equipment located in Owings Mills, Maryland, Chicago, Illinois and Dallas, Texas for a fair market value of $212.3 million to several owner participants. Pursuant to a lease dated as of June 1, 2000 (“the Lease”) between Sweetheart Cup and State Street Bank and Trust Company of Connecticut, National Association (“State Street”), Sweetheart Cup will lease such production equipment from State Street, as owner trustee for several owner participants, through November 9, 2010. The associated property, plant and equipment was removed from the balance sheet and a deferred gain of $107.0 million was recorded and will be amortized using the straight line method over 125 months which is the term of the Lease.

      Annual rental expense under the Lease will be approximately $31.5 million. The Sweetheart Cup may renew the Lease at its option for up to four consecutive renewal terms of two years. The rent for each renewal term will be determined at 105% of the fair market rental value of the production equipment at the date of renewal. The Lease does not contain bargain lease terms and no penalties or other disincentives if the Sweetheart Cup elects not to renew the Lease. If at the end of the lease term, the Sweetheart Cup elects not to exercise its option to renew the Lease or purchase the equipment, the Sweetheart Cup is obligated to return the equipment to the lessor in good working order with all manuals, and to de-install the equipment, crate it and deliver it to the nearest railhead.

11.     Long-Term Obligations

      Long-term debt, including amounts payable within one year, is as follows (in thousands):

	September 30,	September 29,
	2001	2002

Senior Credit Facilities	$190,584	$186,117
Canadian Credit Facility	16,630	15,452
$110 million Senior Subordinated Notes	110,000	110,000
$120 million Senior Subordinated Notes	120,000	120,000
Sherwood Industries Notes	3,153	3,498
Maryland Loan	—	1,895
Other	453	339

Total debt	440,820	437,301
Less — Current portion of long-term debt	16,942	119,853

Total long-term debt	$423,878	$317,448

      The aggregate annual maturities of long-term debt at September 29, 2002 are as follows (in thousands):

Fiscal 2003	$119,853
Fiscal 2004	22,607
Fiscal 2005	5,686
Fiscal 2006	412
Fiscal 2007	168,743
Fiscal 2008	120,000

$437,301

      Senior Credit Facility — On March 25, 2002, the Company refinanced its existing Senior Credit Facility with Bank of America, N.A., as agent (the “Senior Credit Facility”). (see Note 22). The Senior Credit Facility has a maturity date of March 25, 2007; however, in the event that the Company has not refinanced, repaid or extended its $110 million Senior Subordinated Notes prior to March 1, 2003, the Senior Credit Facility will become due on that date. The Senior Credit Facility allows for a maximum credit borrowing of $235 million subject to borrowing base limitations and satisfaction of other conditions of borrowing. The revolving borrowings have a maximum of $215 million. The term loans have a maximum of $25 million and are payable monthly through March 2005. Borrowings under the Senior Credit Facility, at the Company’s election, bear interest at either (i) a bank’s base rate revolving loan reference rate plus 0.5% or (ii) LIBOR plus 2.5%. For Fiscal 2002, the weighted average annual interest rate for the Senior Credit Facility was 4.88%. The indebtedness of Sweetheart Cup under the Senior Credit Facility is guaranteed by Sweetheart Holdings and secured by a first priority perfect security interest in accounts receivable, inventory, general intangibles and certain other assets. The fee for outstanding letters of credit is 2.00% per annum and there is a commitment fee of 0.375% per annum on the daily average unused amount of the commitments. As of September 29, 2002, $31.0 million was available under the Senior Credit Facility. As of September 29, 2002, LIBOR was 1.81% and the bank’s base rate was 4.75%.

      The Senior Credit Facility contains various covenants that limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures and the use of proceeds from asset sales and certain other business activities. Additionally, the Company must maintain on a consolidated basis, certain specified ratios at specified times, including, without limitation, maintenance of minimum fixed charge coverage ratio. The Company is currently in compliance with all covenants under the Senior Credit Facility. The Senior Credit Facility provides for partial mandatory prepayments upon the sale of equipment collateral unless net proceeds are used to purchase replacement collateral and full repayment upon any change of control (as defined in the loan agreement governing the Senior Credit Facility).

      Canadian Credit Facility — The Company’s Canadian subsidiary has a credit agreement (the “Canadian Credit Facility”) which provides for a term loan and a credit facility with a maximum credit borrowing of Cdn $30 million (approximately US $19.0 million) subject to borrowing base limitations and satisfaction of other conditions of borrowing. The term borrowings are payable quarterly through May 2004. Both the revolving credit and term loan borrowings have a final maturity date of June 15, 2004. The Canadian Credit Facility is secured by all existing and thereafter acquired real and personal tangible assets of the Company’s Canadian subsidiary and net proceeds on the sale of any of the foregoing. Borrowings under the Canadian Credit Facility bear interest at an index rate plus 1.75% with respect to the revolving credit facility and an index rate plus 2.00% with respect to the term loan borrowings. For Fiscal 2002, the weighted average annual interest rate for the Canadian Credit Facility was 4.41%. As of September 29, 2002, Cdn $1.3 million (approximately US $0.8 million) was available under the revolving facility and the term loan balance was Cdn $12.3 million (approximately US $7.8 million) under the Canadian Credit Facility.

      $110 million Senior Subordinated Notes — On March 25, 2002, the Company entered into a supplemental indenture to the Indenture (the “Indenture”) governing its $110 million 10 1/2% senior subordinated notes due September 1, 2003 (the “$110 million Senior Subordinated Notes”) to amend the definition of “Change of Control” in the Indenture to substitute Dennis Mehiel, the Company’s Chairman and Chief Executive Officer, for AIP and to make certain other conforming changes. The Company offered to pay $5.00 for each $1,000 in principal amount of the $110 Senior Subordinated Notes (the “Consent Fee”) to holders of the $110 Senior Subordinated Notes who had properly furnished, and not revoked, their consent on or prior to the expiration date of the consent solicitation (the “Consent Solicitation”). As a result of the consummation of the Consent Solicitation, the $110 Senior Subordinated Notes began to accrue interest at 12% per annum as of March 1, 2002.

      Sweetheart Cup is the obligor and Sweetheart Holdings the guarantor with respect to $110 million Senior Subordinated Notes. Interest on the $110 million Senior Subordinated Notes is payable semi-annually in arrears on March 1 and September 1. The $110 million Senior Subordinated Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption price (expressed as percentages of the principal amount), plus accrued interest to the redemption date, at a call premium of 100%. The $110 million Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all of the Company’s senior debt, including borrowings under the Senior Credit Facility, and are pari passu with the $120 million Senior Subordinated Notes due 2007 (the “$120 million Senior Subordinated Notes”). In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street Bank and Trust Company of Connecticut are secured by a significant portion of the Company’s existing property, plant and equipment. The $110 million Senior Subordinated Notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens and certain other business activities.

      $120 million Senior Subordinated Notes — In Fiscal 1997, the Company issued the $120 million 9 1/2% Senior Subordinated Notes with interest payable semi-annually. Payment of the principal and interest is subordinate in right to payment of all of the Company’s senior debt, including borrowings under the Senior

Credit Facility. The Company may, at its election, redeem the $120 million Senior Subordinated Notes at any time after March 1, 2002 at a redemption price equal to a percentage (104.750% after March 1, 2002 and declining in annual steps to 100% after March 1, 2005) of the principal amount thereof plus accrued interest. The $120 million Senior Subordinated Notes provide that upon the occurrence of a change of control (as defined therein), the holders thereof will have the option to require the redemption of the notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest. The $120 million Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all of the Company’s senior debt, including borrowings under the Senior Credit Facility and are pari passu with the $110 million Senior Subordinated Notes. In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street Bank and Trust Company of Connecticut are secured by a significant portion of the Company’s existing property, plant and equipment. The $120 million Senior Subordinated Notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transaction with affiliates, the creation of additional liens and certain other business activities.

      Sherwood Industries Notes — As part of a prior acquisition on May 15, 2000, the Company issued to the sellers promissory notes due May 2005 in the principal amount of $5.0 million and a present value of $2.9 million. On March 19, 2001, the principal amount was reduced by $0.3 million as a result of the working capital adjustment to $4.7 million and present value of $2.7 million.

      Maryland Loan — On June 10, 2002, the Company entered into a loan agreement with the Department of Business and Economic Development, a principal department of the State of Maryland, to borrow $2.0 million (the “Maryland Loan”). The Maryland Loan bears interest at a rate ranging from 3.0% to 8.0% per annum depending on certain employment rates at the Company’s Owings Mills, Maryland facility. The Maryland Loan is payable in quarterly installments through March 1, 2007. As of September 29, 2002, $1.9 million was outstanding at an annual interest rate of 3.0%.

12.     Disclosures About Fair Value of Financial Instruments

      The carrying amounts of financial instruments included in current assets and current liabilities approximate their estimated fair value because of the relatively short maturities of these instruments. All borrowing under the Senior Credit Facility and the Canadian Credit Facility have variable interest rates that fluctuate along with current market conditions and thus the carrying value approximates their fair value.

      The fair value of the $110 million Senior Subordinated Notes are estimated to be $2.2 million lower than the carrying value at September 30, 2001 and $13.2 million lower than the carrying value at September 29, 2002, based upon independent third party information.

      The fair value of the $120 million Senior Subordinated Notes are estimated to be $3.6 million lower than the carrying value at September 30, 2001 and $30 million lower than the carrying value at September 29, 2002, based upon independent third party information.

13.     Other Liabilities

      The components of other liabilities are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Post-retirement health care benefits (See Note 23)	$56,968	$49,321
Pensions (See Note 23)	9,652	14,426
Other	2,305	2,201

Total other liabilities	$68,925	$65,948

14.     Minority Interest in Subsidiary

      Minority interest represents 20% of the total common stock interest in Global Cup, not owned by the Company.

15.     Shareholder’s Equity

      Pursuant to an agreement, dated as of March 22, 2002 by and among Dennis Mehiel, the Company’s Chairman and Chief Executive Officer, SF Holdings, American Industrial Partners Management Company, Inc., American Industrial Partners Capital Fund L.P. (“AIP”) and the other stockholders of Sweetheart Holdings signatory to that certain Stockholders’ Agreement, dated as of March 12, 1998, (together with AIP and any permitted transferee of shares of Class A common stock or Class B common stock of Sweetheart Holdings (“the Shares”), the “Original Stockholders”), all of the outstanding Shares not held by SF Holdings (which consisted of 52% of the voting stock of Sweetheart Holdings) were delivered to SF Holdings and exchanged for 96,000 shares of Class C common stock of SF Holdings. As a result, SF Holdings became the sole beneficial owner of 100% of the issued and outstanding capital stock of Sweetheart Holdings. In addition and in connection therewith, the Stockholders Agreement and related stockholders’ right agreement were terminated.

      The Class A and Class B Common Stock have the same powers, preferences and rights, except that the Class B Common Stock has no voting rights. Class A and Class B Common Stock share the profits and losses generated by the Company on a pro-rata basis. Each outstanding Class A Common Share is entitled to one vote on any matter submitted to a vote of shareholders and has no cumulative voting rights. Subject to Delaware law and limitations in certain debt instruments ($110 million Senior Subordinated Notes, $120 million Senior Subordinated Notes, and borrowings under the Senior Credit Facility), common shareholders are entitled to receive such dividends as may be declared by the Company’s Board of Directors out of funds legally available thereof. In the event of a liquidation, dissolution or winding up of the Company, common shareholders are entitled to share ratably in all assets remaining after payment or provision for payment of debts or other liabilities of the Company.

16.     SF Holdings Stock Option Plan

      During Fiscal 2001, SF Holdings granted options to purchase shares of its common stock to certain employees of the Company. The options vest over a period of three years. Certain of the exercise prices of the options were below the fair market value of SF Holdings’ common stock at the date of the grant. During the vesting period, these discounts of $0.3 million are being amortized as compensation expense and credited to additional paid-in capital by the Company. Amortization expense relating to SF Holdings’ stock options was $0.2 million and $0.1 million for Fiscal 2001 and Fiscal 2002, respectively.

      A summary of SF Holdings stock option transactions involving employees of the Company are as follows:

		Weighted
		Average
	SF Holdings	Exercised
	Stock Options	Price

Outstanding, September 25, 2000	—	$—
Granted	13,635	118.30
Forfeited	(700)	117.38

Outstanding, September 30, 2001	12,935	118.35
Forfeited	(1,119)	117.38

Outstanding, September 29, 2002	11,816	$118.44

Exercisable, September 30, 2001	—

Exercisable, September 29, 2002	3,938

      The following table summarizes information about SF Holdings stock options granted to employees of the Company, outstanding at September 29, 2002:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
Range of	Number	Average	Average	Number	Average
Exercise	Outstanding	Remaining	Exercise	Exercisable	Exercise
Prices	as of 09/29/02	Life (Years)	Price	as of 9/29/02	Price

$93.75	5,659	8.0	$93.75	1,886	$93.75
141.14	6,157	8.0	141.14	2,052	141.14

	11,816	8.0	$118.44	3,938	$118.44

      The Company applies APB No. 25 and related interpretations in accounting for SF Holdings stock options granted to employees of the Company. Had compensation costs for SF Holdings stock options been determined based on fair value at the option grant dates, in accordance with the provisions of SFAS No. 123, the Company’s net income (loss) for Fiscal 2001 and Fiscal 2002 would have changed to the pro forma amount indicated below (in thousands):

	Fiscal 2001	Fiscal 2002

Net income (loss):
As reported	$16,516	$(3,148)
Pro forma	$16,480	$(3,169)

      The weighted average fair value of the SF Holdings stock options, was $0.4 million in Fiscal 2001 estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of zero, risk-free interest rate of 2.75%, and expected life of option grants of 3 years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future pro forma effects.

17.     Related-Party Transactions

      All of the affiliates (other than Fibre Marketing Group, LLC (“Fibre Marketing”), the successor of Fibre Marketing Group, Inc., a waste recovery business in which the Company has a 25% interest and Mehiel Enterprises, Inc., a company owned by a director, Chris Mehiel, of the Company, has a 75% interest) referenced below are directly or indirectly under the common ownership of the Company’s Chairman and Chief Executive Officer, Dennis Mehiel. The Company believes that the transactions entered into with related parties were negotiated on terms which are at least as favorable as it could have obtained from unrelated third parties and were negotiated on an arm’s length basis.

      Pursuant to a Management Services Agreement, as amended, SF Holdings is entitled to receive from the Company an aggregate annual fee of $1.85 million, payable semi-annually, and is reimbursed for out-of-pocket expenses. Under the agreement, SF Holdings has the right, subject to the direction of the Company’s Board of Directors, to manage the Company’s day to day operations.

      At September 30, 2001 and September 29, 2002, the Company has a loan receivable from its Chief Executive Officer of $0.3 million plus accrued interest at 5.06%. During Fiscal 2000 and 2001, the Company forgave $51,637 and $16,021, respectively, of interest associated with loans to its Chief Executive Officer. This loan is payable upon demand. At and September 30, 2001 and September 29, 2002, the Company has a loan receivable from its Chief Operating Officer of $0.2 million and $0.1 million, respectively, plus accrued interest at 5.39%.

      During Fiscal 2002, the Company purchased $11.8 million of corrugated containers from Box USA, a company in which the Company’s Chief Executive Officer owns in excess of 10% of its outstanding capital stock, and $1.1 million of travel services from Emerald Lady, Inc, a company wholly owned by the Company’s Chief Executive Officer (“Emerald Lady”). Included in accounts payable as of September 29, 2002 is $1.0 million due to Box USA. Other purchases from affiliates during Fiscal 2002 were not significant.

      On November 1, 2001, Fibre Marketing issued promissory notes to the Company for $1.2 million in the aggregate, in exchange for outstanding accounts receivable from Fibre Marketing, at an annual interest rate of 7.0% payable in 36 monthly installments. As of September 29, 2002, $0.9 million is due to the Company.

      During Fiscal 2002, the Company sold $8.9 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 29, 2002 is $1.3 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2002 were not significant.

      During Fiscal 2001, the Company purchased $7.6 million of corrugated containers from Box USA and $1.0 million of travel services from Emerald Lady. Included in accounts payable as of September 30, 2001 is $0.6 million due to Box USA. Other purchases from affiliates during Fiscal 2001 were not significant.

      During Fiscal 2001, the Company sold $7.7 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 30, 2001 is $2.0 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2001 were not significant.

      During Fiscal 2000, the Company purchased $9.7 million of corrugated containers and $0.2 million of services from Box USA and $0.9 million of travel services from Emerald Lady. Included in accounts payable, as of September 24, 2000 is $0.1 million due to Box USA. Other purchases from affiliates during Fiscal 2000, were not significant.

      During Fiscal 2000, the Company sold $7.6 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 24, 2000 is $1.3 million due from Fibre Marketing. Other sales to affiliates during Fiscal 2000 were not significant.

      During Fiscal 2001, the Company began leasing a facility in North Andover, Massachusetts from D&L Andover Property, LLC, an entity in which the Company’s Chief Executive Officer indirectly owns 50%. During Fiscal 2001 and Fiscal 2002, rental payments under this lease were $1.4 million and $1.5 million, respectively. Annual rental payments under the 20-year lease are $1.5 million in the first year, escalating at a rate of 2% each year thereafter.

      During Fiscal 2000, the Company entered into a lease agreement with D&L Development, LLC, an entity in which the Company’s Chief Executive Officer indirectly owns 47%, to lease a warehouse facility in Hampstead, Maryland. During Fiscal 2000, Fiscal 2001 and Fiscal 2002, rental payments under this lease were $0.7 million, $3.6 million and $3.7 million, respectively. Annual rental payments under the 20-year lease are $3.7 million for the first 10 years of the lease and $3.8 million annually, thereafter.

      During Fiscal 1998, the Company purchased a 38.2% ownership interest in Fibre Marketing from a director of the Company for $0.2 million. During Fiscal 2000, the Company sold a 13.2% interest in Fibre Marketing to Mehiel Enterprises, Inc. for $0.1 million, retaining a 25% ownership interest in Fibre Marketing. On July 17, 2000, Box USA transferred 50% of its interest in Fibre Marketing to Mehiel Enterprises, Inc. Mehiel Enterprises, Inc. owns a 75% interest in Fibre Marketing. The Company accounts for its ownership interest in Fibre Marketing using the equity method. During Fiscal 2000, 2001 and 2002, the Company recorded income of $241,000, a loss of $67,000 and a loss of $204,000, respectively.

      The Company leases a building in Jacksonville, Florida from the Company’s Chief Executive Officer. Annual payments under the lease are $0.2 million plus annual increases based on changes in the Consumer Price Index (“CPI”) through December 31, 2014. In addition, the Chief Executive Officer can require the Company to purchase the facility for $1.5 million, subject to a CPI-based escalation, until July 31, 2006. In Fiscal 1998, the Company terminated its operations at this facility and is currently subleasing the entire facility. Rent expense, net of sublease income on the portion of the premises subleased was $0.2 million, $0.2 million and $0.1 million during Fiscal 2000, Fiscal 2001 and Fiscal 2002, respectively.

18.     Lease Commitments

      The Company leases certain transportation vehicles, warehouse and office facilities and machinery and equipment under both cancelable and non-cancelable operating leases, most of which expire within ten years and may be renewed by the Company. The full amount of lease rental payments are charged to expense using the straight line method over the term of the lease. Rent expense under such arrangements was $34.8 million, $60.7 million and $61.3 million for Fiscal Years 2000, 2001 and 2002, respectively. Future minimum rental commitments under non-cancelable operating leases in effect at September 29, 2002 are as follows (in thousands):

Fiscal 2003	$54,179
Fiscal 2004	50,848
Fiscal 2005	48,283
Fiscal 2006	45,177
Fiscal 2007	43,283
Thereafter	192,537

$434,307

      In connection with a sale-leaseback transaction, on June 15, 2000, the Company sold certain production equipment located in Owings Mills, Maryland; Chicago, Illinois; and Dallas, Texas for a fair market value of $212.3 million to several owner participants.

      Pursuant to the Lease dated as of June 1, 2000 between Sweetheart Cup and State Street, Sweetheart Cup will lease such production equipment from State Street, as owner trustee for several owner participants through November 9, 2010. Sweetheart Cup may renew the Lease at its option for up to four consecutive renewal terms of two years each. Sweetheart Cup may also purchase such equipment for fair market value either at the conclusion of the Lease term or November 21, 2006, at its option. The Company’s obligations in connection with the Lease are collateralized by substantially all of the Company’s property, plant and equipment owned as of June 15, 2000. This lease contains various covenants, which prohibit, or limit, among other things dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness and certain other business activities.

      The Company is accounting for this transaction as an operating lease, expensing the $31.5 million annual rental payments and removing the property, plant and equipment sold from its balance sheet. A deferred gain of $107.0 million was realized from this sale and is being amortized over 125 months, which is the term of the Lease.

      The Company leases a warehouse facility in Williamsburg, Pennsylvania which is being accounted for as a capital lease. The term of this lease is 15 years, expiring in fiscal 2005. The initial cost of the lease was $2.2 million. The future minimum lease payments are $0.1 million in Fiscal 2003, Fiscal 2004 and Fiscal 2005. The present value of the future minimum lease payments is $0.2 million.

19.     Restructuring Charge

      During the quarter ended September 29, 2002, the Company established a restructuring reserve of $0.3 million in conjunction with the planned closure of the Company’s Lafayette, Georgia facility from which 101 primarily manufacturing positions were eliminated. The plan was approved by management on September 24, 2002 and announced to employees on September 29, 2002. Severance payments of $0.1 million and $0.2 million of vacated building rent expense will be paid in Fiscal 2003. The $0.3 million reserve has been included in the “Other current liabilities” on the consolidated balance sheet as of September 29, 2002.

      During the quarter ended June 30, 2002, the Company established a restructuring reserve of $1.6 million in conjunction with planned consolidation initiatives from which 475 primarily manufacturing positions were eliminated. The plan was approved by management on June 19, 2002 and announced to employees on June 28, 2002. During the fourth quarter of Fiscal 2002, the Company paid $1.0 million in severance payments. The remaining $0.6 million of severance payments will be paid in the first three quarters of Fiscal 2003. The $0.6 million reserve has been included in the “Other current liabilities” on the consolidated balance sheet as of September 29, 2002.

      During the quarter ended June 24, 2001, the Company established a restructuring reserve of $0.5 million in conjunction with the planned consolidation of the former administrative offices of CEG in Indianapolis, Indiana into the Company’s administrative offices in Oshkosh, Wisconsin. This consolidation included the elimination of approximately 40 positions. The plan was approved by management on October 30, 2000 and announced to employees on May 1, 2001. The effective date of the consolidation and elimination of positions was delayed until the fourth quarter of Fiscal 2001. Severance payments of $0.1 million were paid during the fourth quarter of Fiscal 2001. As of September 30, 2001, the remaining reserve of $0.4 million is included within the other current liabilities on the consolidated balance sheet and was utilized during Fiscal 2002.

      During the quarter ended March 26, 2000, the Company established a restructuring reserve of $0.7 million in conjunction with the planned elimination of the Company’s centralized machine shop operation from which 53 positions would be eliminated. The plan was completed and approved by management on January 10, 2000 and announced to employees on March 7, 2000. Severance payments of $0.2 million, were paid in both the third and fourth quarters of Fiscal 2000. Also, during the fourth quarter of Fiscal 2000, the Company reversed $0.2 million of this reserve as a result of 12 employees being placed into open positions within the Company. The balance of this reserve is included within the “Other current liabilities” on the consolidated balance sheet. The balance of this reserve was $0.7 million at the end of the quarter ended March, 26, 2000; $0.5 million at the end of the quarter ended June 25, 2000; and $0.1 million at the end of the fiscal year ended September 24, 2000. The Company utilized the remaining $0.1 million of the restructuring reserve in the first quarter of Fiscal 2001.

      During the quarter ended June 25, 2000, the Company announced that it intended to close its Maspeth, New York facility in the first quarter of Fiscal 2001 which would result in the elimination of 130 positions. In connection with such plans in Fiscal 2000, The Company recognized $0.7 million of charges for severance and related costs, of which $0.6 million remained unpaid as of September 24, 2000 and was included within the other current liabilities on the consolidated balance sheet. Severance payments of $0.1 million, $0.5 million, $0.08 million, and $0.02 million were paid during the quarters ended September 24, 2000, December 24, 2000, March 25, 2001, and June 24, 2001, respectively.

20.     Asset Impairment Expense

      During the quarter ended September 29, 2002, the Company approved plans to close its Lafayette, Georgia facility. As a result, the Company evaluated the usefulness of certain equipment no longer in use at this facility and wrote-off the remaining book value of $0.6 million to operations.

      During the quarter ended September 30, 2001, the Company approved plans to consolidate its Manchester, New Hampshire and Springfield, Missouri operations into other existing facilities throughout the Company. As a result, the Company evaluated the usefulness of certain equipment no longer in use at these facilities and wrote-off the remaining book value of $2.2 million to operations.

21.     Other Income, Net

      During Fiscal 2002, the Company realized $10.2 million due to the amortization of the deferred gain in conjunction with the Fiscal 2000 sale-leaseback transaction. Also, during Fiscal 2002, the Company recognized a $3.0 million gain associated with the sale of the Company’s manufacturing facility in Manchester, New Hampshire. These gains were offset by (i) a $5.4 million write-off of the management services agreement between Sweetheart Holdings and SF Holdings, which had been assigned and assumed by Fonda in 1998, (ii) a $2.6 million write-off of assets related to business initiatives which were abandoned subsequent to the Merger, (iii) $6.9 million of costs in connection with the rationalization, consolidation and process improvement of the Company’s manufacturing facilities and (iv) $0.5 million of additional costs of associated with the termination of the Lily-Tulip, Inc. Salary Retirement Plan.

      In Fiscal 2001, the Company realized $10.3 million due to the amortization of the deferred gain in conjunction with the sale-leaseback transaction. This amortization of the deferred gain was partially offset by $1.6 million in expenses in associated with the relocation of a manufacturing facility from Somerville, Massachusetts to North Andover, Massachusetts.

      In Fiscal 2000, the Company realized a $4.1 million gain on the sale of a warehouse facility in Owings Mills, Maryland and $2.8 million due to the amortization of the deferred gain in conjunction with the sale-leaseback transaction. The amortization of the deferred gain was partially offset by a one-time write-off of a $1.0 million unsecured note receivable issued in connection with the Fiscal 1998 sale of the bakery business due to the bankruptcy of the borrower. The Company also incurred $1.4 million of expenses associated with the Aldridge Liability.

22.     Extraordinary Loss

      During Fiscal 2002, in conjunction with the refinancing of the Company’s Senior Credit Facility, the Company charged $1.8 million, or $1.1 million net of income tax benefit, to results of operations as an extraordinary item, which amount represents the unamortized deferred financing fees and redemption fees pertaining to such debt.

      During Fiscal 2000, in conjunction with the redemption of the Company’s Senior Secured Notes and the refinancing of the U.S. Credit Facility, the Company charged $0.5 million, or $0.3 million net of income tax benefit, to results of operations as an extraordinary item, which amount represents the unamortized deferred financing fees and redemption fees pertaining to such debt.

23.     Employee Benefit and Post-Retirement Health Care Plans

      The Company sponsors various defined benefit post-retirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with ten years of service. The majority of such plans are contributory, with retiree contributions adjusted annually. The Company does not fund the plans.

      The Company provides certain union and non-union employees with retirement and disability income benefits under defined pension plans. Pension costs are based upon the actuarially normal costs plus interest on and amortization of the unfunded liabilities. The benefit for participants in certain of the Company’s non-union pension plans are frozen. In Fiscal 1999, the assets and obligations of a pension plan for a number of the Company’s union employees were transferred to a multi-employer pension plan resulting in a $0.2 million to income. The Company’s policy has been to fund annually the minimum contributions required by applicable regulations. In Fiscal 2001, all assets of a discontinued pension plan were distributed in full settlement of the plan’s obligations. A credit to income of $30,000 was recognized as a result of this settlement. During Fiscal 2001, the valuation date for the plan assets and the contributions was changed from September to June and resulted in no significant effect.

      A majority of the Company’s employees (“Participants”) are covered under a 401(k) defined contribution plan. Effective January 1, 2000, the Company provides a matching contribution of 100% on the first 2% of a participant’s salary and 50% on the next 4% of a participant’s salary. The Company’s match is currently limited to participant contributions up to 6% of the participant’s salaries. In addition, the Company is allowed to make discretionary contributions. Certain employees are covered under defined benefit plans. On December 31, 2001 the Fonda defined contribution plan was merged with and into the Sweetheart 401(k) plan. Costs charged against operations for this defined contribution plan were $6.3 million, $6.8 million and $6.4 million for Fiscal 2000, Fiscal 2001, and Fiscal 2002 respectively.

      The Company also participates in a multi-employer pension plan for certain of its union employees. Contributions to this plan, at a defined rate per hour worked were $1.8 million in Fiscal 2000, $1.0 million in Fiscal 2001 and $1.4 million in Fiscal 2002.

      Net periodic cost for the Company’s pension and other benefit plans consists of the following (in thousands):

	Fiscal

	2000	2001	2002

Pension Benefits
Service cost	$971	$1,449	$1,277
Interest cost	4,481	5,122	5,403
Return on plan assets	(4,819)	(5,988)	(6,081)
Net amortization and deferrals	228	(111)	175
Amortization of transitional obligation	—	(174)	(172)
Additional amounts recognized	73	66	635
Curtailment charge	—	—	734

Net periodic pension cost	$934	$364	$1,971

Other Benefits
Service cost	$874	$818	$826
Interest cost	3,212	3,220	2,770
Net amortization and deferrals	(799)	(799)	(799)
Amortization of transitional obligation	—	40	39
Net actuarial costs	(838)	(1,051)	(1,368)

Net periodic benefit cost	$2,449	$2,228	$1,468

      The Company incurred a $0.7 million curtailment charge in Fiscal 2002 due to a reduction in workforce at the Springfield facility.

      The following table sets forth the change in benefit obligation for the Company’s benefit plans (in thousands):

	Pension Benefits		Other Benefits

	September 30,	September 29,	September 30,	September 29,
	2001	2002	2001	2002

Change in benefit obligation:
Benefit obligation at beginning of period	$67,881	$75,940	$42,222	$43,938
Service cost	1,278	1,277	632	822
Interest cost	4,061	5,403	2,446	2,762
Amendments	1,211	—	—	—
Actuarial loss or (gain)	4,871	795	1,885	(82)
Participant contributions to the plan	151	188	—	—
Benefits paid	(3,506)	(4,585)	(3,247)	(9,132)
Other	(7)	1	—	—

Benefit obligation at end of period	$75,940	$79,019	$43,938	$38,308

Change in plan assets:
Fair value of plan assets at beginning of period	$63,878	$61,572	$—	$—
Actual return on plan assets	(1,363)	(1,398)	—	—
Employer contributions to plan	2,402	4,737	2,854	9,132
Participant contributions to plan	151	188	393	—
Benefits paid	(3,505)	(4,585)	(3,247)	(9,132)
Other	9	1	—	—

Fair value of plan assets at end of period	$61,572	$60,515	$—	$—

Funded status	$(14,368)	$(18,504)	$(43,938)	$(38,308)
Unrecognized prior service cost	2,737	1,836	(5,604)	(4,805)
Unrecognized transition obligation	(1,888)	(1,716)	469	—
Unrecognized loss (gain)	10,872	18,499	(12,736)	(11,450)

Net amount recognized	$(2,647)	$115	$(61,809)	$(54,563)

      The following sets forth the amounts recognized in the Consolidated Balance Sheets (in thousands):

	Pension Benefits

	September 30,	September 29,
	2001	2002

Accrued benefit liability	$(15,285)	$(19,514)
Intangible asset	2,737	1,813
Deferred income taxes	3,960	7,126
Accrued other comprehensive loss	5,941	10,690

Net amount recognized	$(2,647)	$115

      The assumptions used in computing the preceding information are as follows:

	Fiscal

	2000	2001	2002

Pension Benefits
Discount rate	7.75% to 8.00%	7.38%	7.25%
Rate of return on plan assets	8.00% to 10.00%	8.00% to 10.00%	8.00% to 10.00%

Other Benefits
Discount rate	8.00%	7.38% to 8.00%	7.00% to 8.00%

      For measurement purposes, a 5% annual rate of increase in health care benefits was assumed for 2002. The rate is assumed to remain at 5% for 2003 and thereafter.

      A one percentage point change in the assumed health care cost trend rate would have the following effects (in thousands):

	One Percentage	One Percentage
	Point Increase	Point Decrease

Effect on accumulated post-retirement benefit obligation	$2,284	$(1,972)
Effect on net periodic post-retirement benefit cost	$233	$(210)

24.     Accumulated Other Comprehensive Loss

      The components of accumulated other comprehensive income (loss) are as follows (in thousands):

	September 30,	September 29,
	2001	2002

Foreign currency translation adjustment	$(1,811)	$(2,723)
Minimum pension liability adjustment	(5,941)	(10,690)

Accumulated other comprehensive loss	$(7,752)	$(13,413)

25.     Contingencies

      A lawsuit entitled Aldridge v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation, Civil Action No. CV 187-084, was filed in state court in Georgia in April 1987 and later removed to federal court. The Plaintiffs claimed, among other things, that the Company wrongfully terminated the Lily Tulip, Inc. Salary Retirement Plan (the “Plan”) in violation of the Employee Retirement Income Security Act of 1974, as amended. The relief sought by Plaintiffs was to have the Plan termination declared ineffective. The United States Court of Appeals for the Eleventh Circuit (the “Circuit Court”) ruled that the Plan was lawfully terminated on December 31, 1986, and judgment was entered dismissing the case in March 1996. The Circuit Court affirmed the judgment entered in favor of the Company. Plaintiffs filed a petition for writ of certiorari to the United States Supreme Court, which was denied in January 1999. The Company has completed paying out the termination liability and associated expenses in connection with the Plan termination.

      On July 13, 1999, the Company received a letter from the U.S. Environmental Protection Agency (“EPA”) identifying the Company, among numerous others, as a “potential responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), at a site in Baltimore, Maryland. The EPA letter is not a final determination by the EPA concerning the liability of the Company or the liability of any other entity. The Company responded to the EPA that upon review of its files it had no information with respect to any dealings with that site. On December 20, 1999, the Company received an information request letter from the EPA, pursuant to CERCLA, regarding a Container Recycling Superfund Site in Kansas City, Kansas and in January 2000 the Company responded to such inquiry. In both instances, the Company has received no further communication from the EPA. The Company denies liability and has no reason to believe the final outcome of these matters will have a material adverse effect on the Company’s financial condition or results of operations. However, no assurance can be given about the ultimate effect on the Company, if any.

      The Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be adequate. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

26.     Sweetheart Cup Company Inc.

      All of the outstanding stock of Sweetheart Cup is owned by Sweetheart Holdings and thereby Sweetheart Holdings is the only guarantor of the $110 million Senior Subordinated Notes, as amended. The guarantee is full and unconditional. The following financial information for Sweetheart Cup and its subsidiaries, Sweetheart Holdings and the Company is presented in accordance with Rule 3-10 of Regulation S-K (in thousands):

	Consolidated Balance Sheet
	September 30, 2001

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$11,616	$—	$—	$11,616
Cash in escrow	8	—	—	8
Receivables	216,688	9	(46,575)	170,122
Raw materials inventory	55,955	—	—	55,955
Work in progress inventory	10,769	—	—	10,769
Finished goods inventory	158,297	—	—	158,297
Assets held for sale	—	7,368	—	7,368
Other current assets	55,753	—	—	55,753

Total current assets	509,086	7,377	(46,575)	469,888
Property, plant and equipment, net	182,117	102,768	(24,219)	260,666
Other assets	139,863	21,496	(36,740)	124,619

Total assets	$831,066	$131,641	$(107,534)	$855,173

	Consolidated Balance Sheet
	September 30, 2001

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$89,840	$6,232	$—	$96,072
Other current liabilities	93,897	14,769	(1,242)	107,424
Current portion of long-term debt	16,942	—	—	16,942

Total current liabilities	200,679	21,001	(1,242)	220,438
Long-term debt	423,878	45,333	(45,333)	423,878
Other liabilities	177,792	—	(25,195)	152,597

Total liabilities	802,349	66,334	(71,770)	796,913

Minority interest	2,130	—	—	2,130

Shareholder’s equity:
Class A common stock	—	10	—	10
Class B common stock	—	44	—	44
Additional paid-in capital	100,767	101,090	(100,600)	101,257
Accumulated deficit	(66,428)	(35,837)	64,836	(37,429)
Accumulated other comprehensive loss	(7,752)	—	—	(7,752)

Total shareholder’s equity	26,587	65,307	(35,764)	56,130

Total liabilities and shareholder’s equity	$831,066	$131,641	$(107,534)	$855,173

	Consolidated Balance Sheet
	September 29, 2002

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$8,035	$—	$—	$8,035
Cash in escrow	—	—	—	—
Receivables	199,512	—	(46,971)	152,541
Raw materials inventory	57,305	—	—	57,305
Work in progress inventory	11,197	—	—	11,197
Finished goods inventory	150,925	—	—	150,925
Assets held for sale	—	5,275	—	5,275
Other current assets	56,577	2,551	(2,551)	56,577

Total current assets	483,551	7,826	(49,522)	441,855
Property, plant and equipment, net	252,491	—	—	252,491
Deferred income taxes	41,070	(20,927)	9,736	29,879
Other assets	96,618	106,450	(106,450)	96,618

Total assets	$873,730	$93,349	$(146,236)	$820,843

	Consolidated Balance Sheet
	September 29, 2002

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$102,986	$—	$—	$102,986
Other current liabilities	94,763	—	(2,551)	92,212
Current portion of long-term debt	119,853	—	—	119,853

Total current liabilities	317,602	—	(2,551)	315,051
Long-term debt	317,448	46,971	(46,971)	317,448
Other liabilities	199,781	—	(60,950)	138,831

Total liabilities	834,831	46,971	(110,472)	771,330

Minority interest	2,276	—	—	2,276

Shareholder’s equity:
Class A Common Stock	—	10	—	10
Class B Common Stock	—	44	—	44
Additional paid-in capital	123,678	78,095	(100,600)	101,173
Accumulated deficit	(73,642)	(31,771)	64,836	(40,577)
Accumulated other comprehensive loss	(13,413)	—	—	(13,413)

Total shareholder’s equity	36,623	46,378	(35,764)	47,237

Total liabilities and shareholder’s equity	$873,730	$93,349	$(146,236)	$820,843

	Consolidated Statement of Operations
	Fiscal 2000

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Net sales	$1,276,617	$234,386	$(234,386)	$1,276,617
Cost of sales	1,112,617	214,900	(237,231)	1,090,286

Gross profit	164,000	19,486	2,845	186,331
Selling, general and administrative expenses	110,709	1,850	—	112,559
Restructuring charge	1,153	—	—	1,153
Other income, net	(24,850)	—	19,907	(4,943)

Operating income	76,988	17,636	(17,062)	77,562
Interest expense, net	42,901	9,707	—	52,608

Income before income tax and extraordinary loss	34,087	7,929	(17,062)	24,954
Income tax expense	13,750	3,171	(6,825)	10,096

Income before extraordinary loss	20,337	4,758	(10,237)	14,858
Extraordinary loss on debt extinguishment (net of income tax benefit of $209)	313	—	—	313

Net income	$20,024	$4,758	$(10,237)	$14,545

Other comprehensive income:
Net income	$20,024	$4,758	$(10,237)	$14,545
Foreign currency translation adjustment	(122)	—	—	(122)
Minimum pension liability adjustment (net of income taxes of $470)	705	—	—	705

Comprehensive income	$20,607	$4,758	$(10,237)	$15,128

	Consolidated Statement of Operations
	Fiscal 2001

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Net sales	$1,316,672	$237,595	$(237,595)	$1,316,672
Cost of sales	1,166,458	217,788	(240,440)	1,143,806

Gross profit	150,214	19,807	2,845	172,866
Selling, general and administrative expenses	111,277	1,954	—	113,231
Restructuring charge	504	—	—	504
Asset impairment expense	2,244	—	—	2,244
Other income, net	(12,681)	—	2,845	(9,836)

Operating income	48,870	17,853	—	66,723
Interest expense, net	34,806	4,113	—	38,919

Income before income tax and minority interest	14,064	13,740	—	27,804
Income tax expense	5,724	5,496	—	11,220
Minority interest in subsidiary	68	—	—	68

Net income	$8,272	$8,244	$—	$16,516

Other comprehensive income:
Net income	$8,272	$8,244	$—	$16,516
Foreign currency translation adjustment	(393)	—	—	(393)
Minimum pension liability adjustment (net of income taxes of $(3,489))	(5,234)	—	—	(5,234)

Comprehensive income	$2,645	$8,244	$—	$10,889

	Consolidated Statement of Operations
	Fiscal 2002

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Net sales	$1,283,547	$116,485	$(116,485)	$1,283,547
Cost of sales	1,141,214	106,760	(117,710)	1,130,264

Gross profit	142,333	9,725	1,225	153,283
Selling, general and administrative expenses	113,893	930	—	114,823
Restructuring charge	1,893	—	—	1,893
Asset impairment expense	593	—	—	593
Other expense, net	877	—	1,225	2,102

Operating income	25,077	8,795	—	33,872
Interest expense, net	35,061	2,018	—	37,079

Income (loss) before income tax, minority interest and extraordinary loss	(9,984)	6,777	—	(3,207)
Income tax (benefit) expense	(3,994)	2,711	—	(1,283)
Minority interest in subsidiary	145	—	—	145

Income (loss) before extraordinary loss	(6,135)	4,066	—	(2,069)
Extraordinary loss on debt extinguishment	1,079	—	—	1,079

Net income (loss)	$(7,214)	$4,066	$—	$(3,148)

Other comprehensive income (loss):
Net income (loss)	$(7,214)	$4,066	$—	$(3,148)
Foreign currency translation adjustment	(912)	—	—	(912)
Minimum pension liability adjustment (net of income taxes of ($2,971))	(4,749)	—	—	(4,749)

Comprehensive income (loss)	$(12,875)	$4,066	$—	$(8,809)

	Consolidated Statement of Cash Flows
	Fiscal 2000

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Cash Flows from Operating Activities
Net cash provided by operating activities	$1,952	$173,930	$(173,930)	$1,952

Cash Flows from Investing Activities
Additions to property, plant and equipment	(26,915)	—	—	(26,915)
Payment for business acquisition	(12,411)	—	—	(12,411)
Due to/from SF Holdings	(30,449)	—	—	(30,449)
Proceeds from sale of property, plant and equipment	221,474	—	—	221,474

Net cash provided by investing activities	151,699	—	—	151,699

Cash Flows from Financing Activities
Net borrowings under credit facilities	38,957	—	—	38,957
Repayment of intercompany equipment financing	—	(173,930)	173,930	—
Repayment of other debt	(190,565)	—	—	(190,565)
Redemption of stock appreciation rights	(504)	—	—	(504)
Increase in cash escrow	(206,318)	—	—	(206,318)
Decrease in cash escrow	206,018	—	—	206,018

Net cash used in financing activities	(152,412)	(173,930)	173,930	(152,412)

Net Increase in Cash and Cash Equivalents	1,239	—	—	1,239
Cash and Cash Equivalents, beginning of year	3,589	—	—	3,589

Cash and Cash Equivalents, end of year	$4,828	$—	$—	$4,828

Supplemental Cash Flow Disclosures:
Interest paid	$52,147	$—	$—	$52,147

Income taxes paid	$3,637	$—	$—	$3,673

Supplemental Non-Cash Investing Activity:
Note payable associated with business acquisition	$2,914	$—	$—	$2,914

	Consolidated Statement of Cash Flows
	Fiscal 2001

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Cash Flows from Operating Activities
Net cash provided by operating activities	$13,774	$17,130	$(17,130)	$13,774

Cash Flows from Investing Activities
Additions to property, plant and equipment	(31,701)	—	—	(31,701)
Payment for business acquisition	(40,665)	—	—	(40,665)
Due to/from SF Holdings	543	—	—	543
Proceeds from sale of property, plant and equipment	120	—	—	120

Net cash used in investing activities	(71,703)	—	—	(71,703)

Cash Flows from Financing Activities
Net borrowings under credit facilities	66,427	—	—	66,427
Repayment of intercompany equipment financing	—	(17,130)	17,130	—
Repayments of other debt	(715)	—	—	(715)
Debt issuance costs	(1,287)	—	—	(1,287)
Increase in cash escrow	(17)	—	—	(17)
Decrease in cash escrow	309	—	—	309

Net cash provided by (used in) financing activities	64,717	(17,130)	17,130	64,717

Net Increase in Cash and Cash Equivalents	6,788	—	—	6,788
Cash and Cash Equivalents, beginning of year	4,828	—	—	4,828

Cash and Cash Equivalents, end of year	$11,616	$—	$—	$11,616

Supplemental Cash Flow Disclosures:
Interest paid	$37,070	$—	$—	$37,070

Income taxes paid	$2,484	$—	$—	$2,484

	Consolidated Statement of Cash Flows
	Fiscal 2002

				Sweetheart
	Sweetheart	Sweetheart	Holdings	Holdings
	Cup	Holdings	Elimination	Consolidated

Cash Flows from Operating Activities
Net cash provided by operating activities	$28,469	$88,148	$(88,148)	$28,469

Cash Flows from Investing Activities
Additions to property, plant and equipment	(21,206)	—	—	(21,206)
Due to/from SF Holdings	(64)	—	—	(64)
Proceeds from sale of property, plant and equipment	5,284	—	—	5,284

Net cash used in investing activities	(15,986)	—	—	(15,986)

Cash Flows From Financing Activities
Net borrowings under credit facilities	200,254	—	—	200,254
Repayments under credit facilities	(196,144)	—	—	(196,144)
Repayment of intercompany equipment financing	—	(88,148)	88,148	—
Repayment of other debt	(9,633)	—	—	(9,633)
Borrowings	2,000	—	—	2,000
Debt issuance costs	(12,549)	—	—	(12,549)
Increase in cash escrow	(4,589)	—	—	(4,589)
Decrease in cash escrow	4,597	—	—	4,597

Net cash used in financing activities	(16,064)	(88,148)	88,148	(16,064)

Net Decrease in Cash and Cash Equivalents	(3,581)	—	—	(3,581)
Cash and Cash Equivalents, beginning of year	11,616	—	—	11,616

Cash and Cash Equivalents, end of year	$8,035	$—	$—	$8,035

Supplemental Cash Flow Disclosures:
Interest paid	$34,426	$—	$—	$34,426

Income taxes paid	$880	$—	$—	$880

27.	Subsequent Events

      On October 1, 2002, the Company entered into a loan agreement with the City of Chicago (the “Chicago Loan”), to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter.

      On November 21, 2002, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-4 relating to a proposed offer to exchange newly issued $110 million senior subordinated notes due 2007 for all of the $110 million Senior Subordinated Notes and a consent solicitation to eliminate and/or amend certain restrictive covenants and other provisions governing the $110 million Senior Subordinated Notes. The Company also intends to solicit consent to eliminate and/or amend certain restrictive covenants and other provisions governing the $120 million Senior Subordinated Notes. The Company believes that the exchange offer and consent solicitation will provide it with the necessary time to execute its business plan and to further evaluate its strategic alternatives. If the Company is unable to complete the exchange offer and consent solicitation or refinance, repay or extend the $110 million Senior Subordinated Notes prior to March 1, 2003, its Senior Credit Facility, unless otherwise amended, will become due and payable.

      The Company is also evaluating various strategic options which may include a restructuring of its business debt and capital structure, including, among other things, the public sale or private placement of debt or equity securities, joint venture transactions, sale of assets, new borrowings, the refinancing of the Company’s existing debt agreements, open market purchases, tender offers or exchange offers and consent solicitations of the Company’s outstanding securities. There can be no assurances that any of these strategic options will be consummated.

      During Fiscal 2001, the Company experienced a casualty loss at its Somerville, Massachusetts facility. Since January 2001 through September 29, 2002 the Company incurred $11.6 million of expenses associated with this casualty loss. As of September 29, 2002, the Company received $12.5 million reimbursement under the casualty and business interruption claim. The $0.9 million of proceeds in excess of the expenses, represents the net proceeds from the business interruption claim, which were recorded as a reduction to cost of sales during the fourth quarter of Fiscal 2002. During October 2002, the Company and its insurance provider have agreed to a final settlement of this claim whereby the Company will receive an additional $3.8 million of business interruption proceeds. This amount will be recorded upon receipt, net of any expenses, which is expected to occur during the first six months of Fiscal 2003.

      On January 2, 2003, the Company received the $2.0 million of proceeds from the Chicago Loan. The $3.8 million of business interruption proceeds mentioned in the preceding paragraph were received as of December 27, 2002. This amount was recorded, net of $0.2 million of expenses, in the first quarter of Fiscal 2003.

SCHEDULE II

SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

		Additions

	Balancing	Charged to	Charged to		Balance
	at Beginning	Costs and	Other		at End
Classification	of Period	Expenses	Accounts(1)	Deductions(2)	of Period

	(In thousands)
Allowance for Doubtful Accounts:
Fiscal 2002	$3,395	$3,708	$(3,308)	$(54)	$3,741
Fiscal 2001	3,531	1,930	(1,077)	(989)	3,395
Fiscal 2000	3,954	4,138	(373)	(4,188)	3,531

(1)	Includes recoveries on account previously written-off, translation adjustments and reclassifications.
(2)	Accounts written off.

	Balancing	Additions		Balance
	at Beginning	Charged to		at End
Classifications	of Period	Costs and Expense	Deductions(3)	of Period

Inventory Allowances:
Fiscal 2002	$12,744	$2,506	$(4,474)	$10,776
Fiscal 2001	18,994	5,731	(11,981)	12,744
Fiscal 2000	16,110	9,959	(7,075)	18,994

(3)	Inventory written-off.

S-1

No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent the date hereof.

      Manually signed copies of the consent and letter of transmittal will be accepted. The consent and letter of transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder’s broker, dealer, commercial bank or other nominee to the exchange agent at one of the addresses set forth below.

The Exchange Agent for the Exchange Offer and Consent Solicitation is:

Wells Fargo Bank Minnesota, National Association

213 Court Street, Suite 703
Middletown, Connecticut 06457
(860) 704-6217

      Questions and requests for assistance or for additional copies of this prospectus and the consent and letter of transmittal may be directed to the Information Agent at the telephone number and address listed below. You may also contact our broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer and consent solicitation.

The Information Agent for the Exchange Offer and Consent Solicitation is:

D.F. King & Co. Inc.

77 Water Street, 20th Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others Place Call Toll-Free: (800) 488-8075

The Dealer Manager for the Exchange Offer and Consent Solicitation is:

Bear, Stearns & Co. Inc.

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll free)
(877) 696-2327

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors

      The Restated Certificate of Incorporation of Sweetheart Holdings Inc. limits the liability of directors to Sweetheart Holdings Inc. and its stockholders to the fullest extent permitted by the Delaware General Corporation Law.

      The Amended and Restated Certificate of Incorporation of Sweetheart Cup Company Inc., limits the liability of directors to Sweetheart Cup Company Inc. and its stockholders to the fullest extent permitted by the Delaware General Corporation Law.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors of Sweetheart Holdings and Sweetheart Cup Company pursuant to the foregoing provisions, or otherwise, each of Sweetheart Holdings and Sweetheart Cup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director in connection with the securities being registered, each of Sweetheart Holdings and Sweetheart Cup will, unless in the opinion of its respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Sweetheart Holdings or Sweetheart Cup, as applicable, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21(A).	Exhibits

Number	Description

3.1	Certificate of Incorporation of Sweetheart Holdings Inc. (incorporated by reference from Exhibit 3.1 of Sweetheart Holdings Inc.’s report on Form 10-K dated December 22, 1993 (the “1993 10-K”)).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Sweetheart Holdings Inc. dated March 11, 1998 (incorporated by reference to Exhibit 3.3 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
3.3	Amended and Restated By-Laws of Sweetheart Holdings Inc. dated March 12, 1998 (incorporated by reference to Exhibit 3.4 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
3.4	Certificate of Restated Certificate of Incorporation of Sweetheart Cup Company Inc. dated August 30, 1993.*
3.5	Certificate of Amendment to the Restated Certificate of Incorporation of Sweetheart Cup Company Inc. dated March 11, 1998.*
3.6	Amended and Restated By-Laws of Sweetheart Cup Company Inc. dated March 12, 1998.*
4.1	Indenture, dated as of August 30, 1993, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and U.S. Trust Company of Texas, N.A., as Trustee (the “Sweetheart Indenture”)(incorporated by reference to Exhibit 4.2 of Sweetheart Holding Inc.’s report on Form 8-K filed October 21, 1993).
4.2	First Supplemental Indenture, dated as of August 30, 1993, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and U.S. Trust Company of Texas, N.A., as Trustee to the Sweetheart Indenture.*
4.3	Second Supplemental Indenture, dated as of March 22, 2002, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc., and The Bank of New York, as Trustee to the Sweetheart Indenture (incorporated by reference to Exhibit 4.1 of Sweetheart Holding Inc.’s report on Form 8-K dated April 9, 2002).

Number	Description

4.4	Indenture, dated as of February 27, 1997, between The Fonda Group, Inc. and the Trustee in respect of $120 million in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2007 (the “Fonda Indenture”)(incorporated by reference to Exhibit 4.1 filed as a part of The Fonda Group Inc.’s Registration Statement on Form S-4, as amended (File No. 333-24939).
4.5	First Supplemental Indenture, dated as of March 25, 2002, between Sweetheart Cup Company Inc., as successor to The Fonda Group, Inc., and the Trustee to the Fonda Indenture (incorporated by reference to Exhibit 4.3 of Sweetheart Holdings Inc.’s report on Form 8-K dated April. 9, 2002).
4.6	Indenture for the [ ]% Senior Subordinated Notes due 2007 between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and Wells Fargo Bank Minnesota, National Association.***
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.***
8.1	Opinion of Kramer Levin Naftalis & Frankel LLP.***
10.1	Asset Sale Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.1 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.2	Bill of Sale, Assignment and Assumption Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.2 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.3	Wraparound Note dated as of October 6, 1993 made by Sweetheart Holdings Inc. to Sweetheart Cup Sweetheart Company Inc. (incorporated by reference to Exhibit 10.3 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.4	Asset Distribution Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.4 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.5	Sweetheart Holdings Inc. Management Incentive Plan dated as of January 27, 1995 (incorporated by reference to Exhibit 10.1 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 9, 1995).
10.6	Second Restated Management Services Agreement dated March 12, 1998 (incorporated by reference to Exhibit 10.47 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
10.7	Amendment No. 1 to the Second Restated Management Services Agreement dated March 12, 1998 (incorporated by reference to Exhibit 10.48 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
10.8	Credit Agreement dated as of June 15, 1998 between Lily Cups Inc. as Borrower and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.51 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 14, 1998).
10.9	Security Agreement made as of June 15, 1998 between Lily Cups Inc. as Grantor and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.52 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 14, 1998).
10.10	Intercreditor Agreement dated as of June 15, 2000 among Bank of America, N.A., as Agent, and State Street, solely in its capacity as Owner Trustee and Lessor (incorporated by reference to Exhibit 10.58 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.11	Lease Agreement dated as of June 1, 2000 between State Street, solely in its capacity as Owner Trustee and Lessor, and Sweetheart Cup Company Inc., as Lessee (incorporated by reference to Exhibit 10.59 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.12	Lease Supplement dated as of June 1, 2000 between State Street, solely in its capacity as Owner Trustee and Lessor, and Sweetheart Cup Company Inc., as Lessee (incorporated by reference to Exhibit 10.60 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).

Number	Description

10.13	Participation Agreement dated as of June 1, 2000 among Sweetheart Cup Company Inc., as Lessee, Sweetheart Holdings Inc., as Guarantor, State Street, solely in its capacity as Owner Trustee, and several Owner Participants (incorporated by reference to Exhibit 10.61 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.14	Definitions and Rules of Usage dated as of June 1, 2000 executed in conjunction with the Participation Agreement (incorporated by reference to Exhibit 10.62 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.15	Third Amendment to Credit Agreement dated as of June 19, 2001 between Lily Cups, Inc. as Borrower and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.63 of Sweetheart Holdings Inc.’s report on Form 10-K/A dated December 20, 2001).
10.16	Fourth Amendment to Credit Agreement, dated as of August 15, 2001, between Lily Cups Inc. and General Electric Capital Canada Inc. (incorporated by reference to Exhibit 10.65 of Sweetheart Holdings Inc.’s report on Form 10-K/A dated December 20, 2001).
10.17	Third Amended and Restated Loan and Security Agreement, dated as of March 25, 2002, among the financial institutions named herein as the lenders and Bank of America, N.A., as the agent, and Sweetheart Cup Company Inc., as the Borrower and Sweetheart Holdings Inc., as the parent, and Bank of Securities, LLC, as sole arranger and sole book manager (incorporated by reference to Exhibit 10.66 of Sweetheart Holdings Inc.’s report on Form 10-Q dated April 30, 2002).
10.18	Assignment and Assumption Agreement, dated as of March 25, 2002, by and between SF Holdings Group, Inc. and The Fonda Group, Inc.*
10.19	Loan Agreement, dated June 10, 2002, between Sweetheart Cup Company Inc. and the Department of Business and Economic Development, a principal department of the State of Maryland (incorporated by reference to Exhibit 10.67 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 6, 2002).
12.1	Statements re: Computation of Ratios**
21.1	Subsidiaries of Sweetheart Holdings Inc.*
23.1	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)***
23.2	Consent of Deloitte & Touche LLP** and Report on Schedule**
24.1	Power of Attorney (incorporated by reference in the signature pages).*
25.1	Form T-1 Statement of Eligibility and Qualifications.*
99.1	Form of Letter of Transmittal***
99.2	Form of Notice of Guaranteed Delivery***
99.3	Form of Exchange Agent Agreement***

*	Previously filed.

**	Filed herewith.

***	To be filed by amendment.

Item 21(B).	Financial Statement Schedule

      See the financial statement schedule filed herewith.

Item 22.     Undertakings

      Each registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, each of the undersigned registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 16th day of January, 2003.

SWEETHEART HOLDINGS INC.

By:	/s/ DENNIS MEHIEL

Name: Dennis Mehiel
Title: Chairman and Chief Executive Officer

SWEETHEART CUP COMPANY INC.

By:	/s/ DENNIS MEHIEL

Name: Dennis Mehiel
Title: Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons on January 16, 2003 in the capacities indicated below.

Signature	Title(s)

/s/ DENNIS MEHIEL Dennis Mehiel	Chairman and Chief Executive Officer (Principal Executive Officer)

* Thomas Uleau	Chief Operating Officer and Vice Chairman

/s/ HANS H. HEINSEN Hans H. Heinsen	Senior Vice President — Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

* Gail Blanke	Director

* John A. Catsimatidis	Director

* Alfred B. DelBello	Director

* Chris Mehiel	Director

Signature	Title(s)

* Edith V. Mehiel	Director

* Alan D. Scheinckman	Director

* G. William Seawright	Director

*By: /s/ HANS H. HEINSEN Hans H. Heinsen Attorney-in-Fact

INDEX TO EXHIBITS

Number	Description

3.1	Certificate of Incorporation of Sweetheart Holdings Inc. (incorporated by reference to Exhibit 3.1 of Sweetheart Holdings Inc.’s report on Form 10-K dated December 22, 1993 (the “1993 10-K”)).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Sweetheart Holdings Inc. dated March 11, 1998 (incorporated by reference to Exhibit 3.3 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
3.3	Amended and Restated By-Laws of Sweetheart Holdings Inc. dated March 12, 1998 (incorporated by reference to Exhibit 3.4 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
3.4	Certificate of Restated Certificate of Incorporation of Sweetheart Cup Company Inc. dated August 30, 1993.*
3.5	Certificate of Amendment to the Restated Certificate of Incorporation of Sweetheart Cup Company Inc. dated March 11, 1998.*
3.6	Amended and Restated By-Laws of Sweetheart Cup Company Inc. dated March 12, 1998.*
4.1	Indenture, dated as of August 30, 1993, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and U.S. Trust Company of Texas, N.A., as Trustee (the “Sweetheart Indenture”)(incorporated by reference to Exhibit 4.2 of Sweetheart Holding Inc.’s report on Form 8-K filed October 21, 1993).
4.2	First Supplemental Indenture, dated as of August 30, 1993, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and U.S. Trust Company of Texas, N.A., as Trustee to the Sweetheart Indenture.*
4.3	Second Supplemental Indenture, dated as of March 22, 2002, between Sweetheart Cup Company Inc., Sweetheart Holdings Inc., and The Bank of New York, as Trustee to the Sweetheart Indenture (incorporated by reference to Exhibit 4.1 of Sweetheart Holding Inc.’s report on Form 8-K dated April 9, 2002).
4.4	Indenture, dated as of February 27, 1997, between The Fonda Group, Inc. and the Trustee in respect of $120 million in aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2007 (the “Fonda Indenture”)(incorporated by reference to Exhibit 4.1 filed as a part of The Fonda Group Inc.’s Registration Statement on Form S-4, as amended (File No. 333-24939).
4.5	First Supplemental Indenture, dated as of March 25, 2002, between Sweetheart Cup Company Inc., as successor to The Fonda Group, Inc., and the Trustee to the Fonda Indenture (incorporated by reference to Exhibit 4.3 of Sweetheart Holdings Inc.’s report on Form 8-K dated April 9, 2002).
4.6	Indenture for the [ ]% Senior Subordinated Notes due 2007 between Sweetheart Cup Company Inc., Sweetheart Holdings Inc. and Wells Fargo Bank Minnesota, National Association.***
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.***
8.1	Opinion of Kramer Levin Naftalis & Frankel LLP.***
10.1	Asset Sale Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.1 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.2	Bill of Sale, Assignment and Assumption Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.2 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.3	Wraparound Note dated as of October 6, 1993 made by Sweetheart Holdings Inc. to Sweetheart Cup Sweetheart Company Inc. (incorporated by reference to Exhibit 10.3 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).
10.4	Asset Distribution Agreement dated as of October 6, 1993 between Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. (incorporated by reference to Exhibit 10.4 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 11, 1994).

Number	Description

10.5	Sweetheart Holdings Inc. Management Incentive Plan dated as of January 27, 1995 (incorporated by reference to Exhibit 10.1 of Sweetheart Holdings Inc.’s report on Form 10-Q dated February 9, 1995).
10.6	Second Restated Management Services Agreement dated March 12, 1998 (incorporated by reference to Exhibit 10.47 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
10.7	Amendment No. 1 to the Second Restated Management Services Agreement dated March 12, 1998 (incorporated by reference to Exhibit 10.48 of Sweetheart Holdings Inc.’s report on Form 10-Q dated May 15, 1998).
10.8	Credit Agreement dated as of June 15, 1998 between Lily Cups Inc. as Borrower and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.51 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 14, 1998).
10.9	Security Agreement made as of June 15, 1998 between Lily Cups Inc. as Grantor and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.52 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 14, 1998).
10.10	Intercreditor Agreement dated as of June 15, 2000 among Bank of America, N.A., as Agent, and State Street, solely in its capacity as Owner Trustee and Lessor (incorporated by reference to Exhibit 10.58 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.11	Lease Agreement dated as of June 1, 2000 between State Street, solely in its capacity as Owner Trustee and Lessor, and Sweetheart Cup Company Inc., as Lessee (incorporated by reference to Exhibit 10.59 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.12	Lease Supplement dated as of June 1, 2000 between State Street, solely in its capacity as Owner Trustee and Lessor, and Sweetheart Cup Company Inc., as Lessee (incorporated by reference to Exhibit 10.60 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.13	Participation Agreement dated as of June 1, 2000 among Sweetheart Cup Company Inc., as Lessee, Sweetheart Holdings Inc., as Guarantor, State Street, solely in its capacity as Owner Trustee, and several Owner Participants (incorporated by reference to Exhibit 10.61 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.14	Definitions and Rules of Usage dated as of June 1, 2000 executed in conjunction with the Participation Agreement (incorporated by reference to Exhibit 10.62 of Sweetheart Holdings Inc.’s report on Form 10-Q dated June 25, 2000).
10.15	Third Amendment to Credit Agreement dated as of June 19, 2001 between Lily Cups, Inc. as Borrower and General Electric Capital Canada Inc. as Lender (incorporated by reference to Exhibit 10.63 of Sweetheart Holdings Inc.’s report on Form 10-K/A dated December 20, 2001).
10.16	Fourth Amendment to Credit Agreement, dated as of August 15, 2001, between Lily Cups Inc. and General Electric Capital Canada Inc. (incorporated by reference to Exhibit 10.65 of Sweetheart Holdings Inc.’s report on Form 10-K/A dated December 20, 2001).
10.17	Third Amended and Restated Loan and Security Agreement, dated as of March 25, 2002, among the financial institutions named herein as the lenders and Bank of America, N.A., as the agent, and Sweetheart Cup Company, Inc., as the Borrower and Sweetheart Holdings Inc., as the parent and Bank of Securities, LLC, as sole arranger and sole book manager (incorporated by reference to Exhibit 10.66 of Sweetheart Holdings Inc.’s report on Form 10-Q dated April 30, 2002).
10.18	Assignment and Assumption Agreement, dated as of March 25, 2002, by and between SF Holdings Group, Inc. and The Fonda Group, Inc.*
10.19	Loan Agreement between Sweetheart Cup Company, Inc. and the Department of Business and Economic Development, a principal department of the State of Maryland (incorporated by reference to Exhibit 10.67 of Sweetheart Holdings Inc.’s report on Form 10-Q dated August 6, 2002).
12.1	Statements re: Computation of Ratios**

Number	Description

21.1	Subsidiaries of Sweetheart Holdings Inc.*
23.1	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)***
23.2	Consent of Deloitte & Touche LLP** and Report on Schedule**
24.1	Power of Attorney (incorporated by reference in the signature pages)*
25.1	Form T-1 Statement of Eligibility and Qualifications.*
99.1	Form of Letter of Transmittal***
99.2	Form of Notice of Guaranteed Delivery***
99.3	Form of Exchange Agent Agreement***

*	Previously filed.

**	Filed herewith.

*** To be filed by amendment.